UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.                 )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Honeywell International Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee previously paid with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.
	3)	Filing Party:
	4)	Date Filed:

2021 PROXY STATEMENT

and notice of annual meeting of shareowners

Honeywell

LETTER FROM THE LEAD DIRECTOR

D. Scott Davis Lead Director

April 9, 2021

Dear Shareowners,

In 2020, Honeywell, along with nearly every other global organization, faced extraordinary disruptions to business and operations due to the COVID-19 pandemic. While the Company has and will continue to face challenges in the near term as the world comes to grips with a new normal, I have the utmost confidence in where the Company is headed.

I have been a part of Honeywell’s Board of Directors since 2005 and now have the privilege of serving our shareowners, customers, suppliers, employees, and communities as Lead Director. As Lead Director, I play a crucial role in the Company’s governance structure, serving as de facto leader of the independent directors and as a single focal point charged with ensuring that the Board is providing independent oversight of management.

During one of the most challenging years in the Company’s history, I’ve been able to see firsthand how Honeywell rapidly created solutions to help people safely return to work – and adjust to the daily challenges we face. With unprecedented speed, the Company accelerated innovation to provide new safety solutions that helped businesses, entertainment, sports, and schools reopen during the pandemic.

Even in this ever-changing world, the Company and its Board remain steadfastly committed to the highest levels of environmental, social, and governance performance. The Board is highly engaged in ensuring that the Company’s approach to addressing environmental and social risks and opportunities are in alignment with our long-term strategy. The current Board and Honeywell’s management are laser-focused on making the world safer and more sustainable and have done so with your valuable feedback. I am proud of Honeywell’s ESG track record and encourage you to read our 2020 Corporate Citizenship Report, at https://hwll.co/csr2020, to learn more about what the Company has accomplished in the past year.

Honeywell remains one of the world’s largest and most admired companies – inventing and commercializing transformative technologies that address some of the most critical challenges in energy, safety, security, productivity, and urbanization. Darius and his leadership team continue to transform Honeywell into the world’s premier software-industrial company, and your diverse, independent, and highly-qualified Board has a strong mix of expertise and tenure to ensure active oversight and prudent governance while representing your interests both today and in the future.

I would like to thank Linnet Deily and Clive Hollick for their service to the Board, as they are both retiring after the 2021 Annual Meeting. Linnet and Clive have over 30 years of combined experience in serving the Company, and their insight and input have helped to shape Honeywell’s long-term strategy. It’s been an honor and pleasure to serve with them on Honeywell’s Board over the past 15 years, and I wish them all the best in their future endeavors.

Sincerely,

D. Scott Davis

Lead Director

| Notice and Proxy Statement | 2021

NOTICE OF ANNUAL

MEETING OF SHAREOWNERS

DATE	May 21, 2021
TIME	10:30 a.m. EDT
PLACE	www.virtualshareholdermeeting.com/HON2021. The meeting will be held in virtual format only. Please see page 95 of the Proxy Statement for additional details.
RECORD DATE	Close of business on March 26, 2021
MEETING AGENDA

•	Election to the Board of Directors of the 11 nominees listed in the Proxy Statement

•	An advisory vote to approve executive compensation

•	Approval of the appointment of Deloitte & Touche LLP as independent accountants for 2021

•	If properly raised, one shareowner proposal described on page 89 of the Proxy Statement

•	Transact any other business that may properly come before the meeting

Important Notice of Internet Availability of Proxy Materials

The Securities and Exchange Commission’s “Notice and Access” rule enables Honeywell to deliver a Notice of Internet Availability of Proxy Materials to shareowners in lieu of a paper copy of the Proxy Statement, related materials, and its Annual Report to Shareowners. It contains instructions on how to access the Proxy Statement and 2020 Annual Report and how to vote online.

Shares cannot be voted by marking, writing on, and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes.

Honeywell encourages shareowners to vote promptly as this will save the expense of additional proxy solicitation. Shareowners of record on the record date are entitled to vote online at the virtual meeting, by telephone, by mail, online at www.proxyvote.com, or by scanning the QR code on your proxy card.

Meeting Admission

You are entitled to attend the virtual Annual Meeting of Shareowners, vote and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/HON2021 and entering the 16-digit control number included on the Notice of Internet Availability of Proxy Materials, on your proxy card (if you requested printed materials), or on the instructions that accompanied your proxy materials. You will only be entitled to vote and submit questions at the Annual Meeting if you are a shareowner as of the close of business on March 26, 2021, the record date. In the event of a technical malfunction or other situation that at the discretion of the Chairman of the Board of Directors may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of shareowners to be held, the Chairman or Corporate Secretary of Honeywell will convene the meeting at 12 p.m. EDT on the same date and at the location specified above solely for the purpose of holding the adjourned meeting at this later time. Under the foregoing circumstances, we will post information regarding the announcement on Honeywell’s Investor Relations website at investor.honeywell.com.

This Notice of Annual Meeting of Shareowners and related proxy materials are being distributed or made available to shareowners beginning on or about April 9, 2021.

By Order of the Board of Directors,

Victor J. Miller

Vice President, Deputy General Counsel,

Corporate Secretary, and Chief Compliance Officer

Vote By Telephone

In the U.S. or Canada, you can vote your shares by calling 800-690-6903. You will need the 16-digit control number on the Notice of Internet Availability or proxy card.

Vote By Internet

You can vote your shares online at www.proxyvote.com. You will need the 16-digit control number on the Notice of Internet Availability or proxy card.

Vote By Scanning

You can vote your shares online by scanning the QR code on your proxy card. You will need the 16-digit control number on the Notice of Internet Availability or proxy card. Additional software may need to be downloaded.

Vote By Mail

You can vote by mail by marking, dating, and signing your proxy card or voting instruction form, and returning it in the postage-paid envelope.

Vote During the Virtual Meeting of Shareowners

You can vote your shares during the virtual meeting. You will need the 16-digit control number on the Notice of Internet Availability or proxy card.

| Notice and Proxy Statement | 2021

| Notice and Proxy Statement | 2021

i |	PROXY SUMMARY

PROXY SUMMARY

ANNUAL MEETING OF SHAREOWNERS

I TIME AND DATE	May 21, 2021, 10:30 a.m. EDT

I PLACE	The meeting will be held in virtual format only. Please visit www.virtualshareholdermeeting.com/HON2021

I RECORD DATE	Shareowners as of March 26, 2021 are entitled to vote

I ADMISSION

To attend the virtual Annual Meeting of Shareowners online, vote, and submit questions during the meeting, you will need the 16-digit control number included on the Notice of Internet Availability of Proxy Materials, on your proxy card (if you requested printed materials), or on the instructions that accompanied your proxy materials.

MEETING AGENDA AND VOTING MATTERS

Proposal		Recommended Vote	Page

No. 1	Election of Directors	FOR (each nominee)	p. 9

No. 2	Advisory Vote to Approve Executive Compensation	FOR	p. 40

No. 3	Approval of Independent Accountants	FOR	p. 87

No. 4	Shareowner Proposal-Shareholder Right to Act by Written Consent	AGAINST	p. 89

2020 PERFORMANCE HIGHLIGHTS

FINANCIAL RESULTS – DELIVERED ON OUR COMMITMENTS TO SHAREOWNERS

In 2020, Honeywell drove sequential improvements in key financial metrics through the COVID-19 downturn. We continued our track record of execution by moving quickly and decisively to ensure liquidity, drive growth, protect margins, and position ourselves for recovery.

•	Protected margin, driving sequential decremental margin improvement from 33% in the second quarter to 26% in the fourth quarter.

•	Deployed cost plans decisively, realizing $1.5 billion of year-over-year fixed cost savings.

•	Outperformed the market, delivering total shareowner returns more than double the Industrial Select Sector SPDR (XLI).

Source: S&P Capital IQ, as of December 31, 2020. TSR is calculated by the growth in capital from purchasing a share in the company and assuming dividends (regular and special) and share distributions received from any spins are reinvested in the applicable company at the time they are paid.

1	| Notice and Proxy Statement | 2021

i |	PROXY SUMMARY

COVID-19 RESPONSE

Ensured the Health and Safety of Our Employees

•	Honeywell paid for COVID-19 testing and treatment costs that are not covered by employees’ insurance and made paid sick time available up-front to U.S. non-exempt employees.

•

Established a $10 million employee relief fund for employees in financial distress and expanded access to well-being support programs and services, with regular communication from the Honeywell Medical Team.

Supported the Frontline Response

•

Ramped up production of personal protective equipment to address unprecedented demand and added manufacturing capabilities around the world to produce millions of N95 masks to help support the urgent need for critical safety equipment.

•	Shifted operations at two chemical manufacturing sites in the U.S. and Germany to produce and donate hand sanitizer to government agencies in response to shortages created by the pandemic.

•

Supported the fight against COVID-19 by increasing production of other critical personal protective equipment such as safety eyewear and face shields, increasing production of sensors used in ventilators, and providing testing services to ventilator manufacturers.

•	Innovated rapidly to provide creative solutions for new areas of customer demand.

—

Launched an integrated set of Healthy Buildings solutions to help building owners improve the health of their building environments, operate more cleanly and safely, comply with social distancing policies, and reassure occupants that it is safe to return to the workplace.

—	Developed the Honeywell UV Cabin System to provide a safer and healthier air travel experience, significantly reducing certain viruses and bacteria on cabin surfaces.

—

Partnered with pharmaceutical and bio-tech customers in our Aclar healthcare packaging business to develop innovative packaging solutions for future COVID-19 therapies and vaccines and launched Aclar Edge bottles and vials that enable ultra-high moisture barrier without the limitations of glass.

—

Launched the Honeywell ThermoRebellion temperature monitoring solution, which can be rapidly deployed at the entryway of a factory, airport, distribution center, stadium or other commercial building to quickly and efficiently identify whether personnel exhibit an elevated temperature using advanced, infrared imaging technology and artificial intelligence algorithms.

HONEYWELL OPERATING SYSTEM

This year showcased the Company’s strategic, operational, and financial agility through innovations – bringing new products to the market that address the pandemic – and in cost control – taking swift actions to structurally reduce the fixed cost base.

The Company could take decisive action quickly because of a clear operating system that drives operational rigor, strategic alignment, and efficiency. The Honeywell Operating System, or HOS, can be thought of as a framework and operating model, providing a tool kit in each functional area to ensure the appropriate financial resources are in place to support the Company’s strategy. These tool kits evolve and expand over time to continuously support business needs and ensure operating strength.

HOS provides the tools required to make data-driven decisions and to create operating efficiencies, which ultimately drive the Company’s financial performance. Honeywell’s general managers and functional leaders use these tools to drive execution. Everything the Company does is underpinned by a monthly centralized operating rhythm, which ensures the effective use of the tools.

TRANSFORMATION INITIATIVES

The Company continued to execute on its strategy to be a premier software-industrial company and maintained an industry-leading return on invested capital by continuing to aggressively deploy capital into high-return opportunities such as asset-light businesses, including software and services with recurring revenue streams.

Honeywell Connected Enterprise

•	Delivered double-digit recurring connected software sales growth and connected software margin that is accretive to overall Honeywell segment margin.

| Notice and Proxy Statement | 2021	2

i |	PROXY SUMMARY

•

Announced the acquisition of Sparta Systems, a leading provider of enterprise quality management software (QMS), including a next-generation software as a service (SaaS) platform, for the life sciences industry. The acquisition further strengthens Honeywell’s leadership in industrial automation, digital transformation solutions, and enterprise performance management software. Sparta’s AI-enabled SaaS QMS offering will combine with Honeywell Forge and Experion® Process Knowledge System to significantly enhance value for life sciences customers in the U.S., Europe, and Asia.

•

Acquired Sine Group, a technology and SaaS company that provides visitor management, workplace, and supply chain solutions that are readily accessible with mobile devices. Sine’s technologies will support a cloud-based mobile platform for Honeywell Forge, Honeywell’s enterprise performance management offering, and Sine’s software will augment Honeywell’s Connected Buildings offerings with expanded safety, security, and compliance capabilities.

•

Announced a partnership with SAP to create a joint cloud-based solution to improve buildings by streamlining and combining operational and business data. This enables customers to benefit from building performance optimization, including reduced carbon footprint and lower energy cost as well as improved tenant experience. This will be especially useful as buildings come back online in the midst of the COVID-19 pandemic and economic crisis as building owners are expected to focus on key performance indicators tied to enhanced occupant safety and reduced operating costs.

•

Announced a new partnership between Honeywell and Microsoft that will reshape the industrial workplace. Honeywell Forge and Microsoft Dynamics Field Service will provide cloud-based predictive solutions to building owners and operators through closed-loop maintenance workflows, and by strengthening business continuity and improving operational efficiency. Moving forward, the two companies are exploring more ways to bring innovation to customers by integrating Honeywell Forge Solutions with Microsoft Azure services such as Azure Digital Twins or Azure Edge capabilities.

Supply Chain Transformation

•

Advanced the Company’s Integrated Supply Chain transformation initiative, which aims to drive over $0.5 billion in long-term, run-rate savings through improved material productivity, streamlined manufacturing footprint, and automation of procurement processes.

•	Reduced manufacturing square footage by 11% since 2018.

•

Invested over $20 million in robotics and automation to streamline processes, minimizing waste and maximizing yield; and planning to invest more in 2021 to drive meaningful improvements in year-over-year quality.

•	Embraced digitization to create end-to-end visibility into our supply chain, which makes the Company more agile and lean.

•

Leveraged Honeywell Forge to gain insights into manufacturing processes that can drive further improvements. These actions are helping to accelerate achievement of improved results for key metrics in the Company’s supply chain, including approximately $750 million of cumulative direct material productivity since 2018.

Honeywell Digital

•

Standardized business models and deployed them on an enterprise-wide basis using the Honeywell Digital playbook to run the Company with data-driven decision making. The Company is on track to deliver $0.5 billion in run rate benefits across sales, productivity, and working capital improvements.

•

Reduced ERP systems, websites, applications, and call centers, driving significant benefits across the entire value chain, including creating greater transparency of information, simplifying IT architecture, and delivering a better customer experience.

•

Deployed a more coherent IT architecture, including platforms and infrastructure which enabled effective, seamless work-from-home capabilities across approximately 60 countries and nearly 80,000 employees.

3	| Notice and Proxy Statement | 2021

i |	PROXY SUMMARY

YEAR IN REVIEW – EXECUTING THROUGH AN UNPRECEDENTED YEAR

In 2020, the Company performed with its usual level of operational rigor through the challenges of the global pandemic and economic downturn. Honeywell is proud of its work to quickly ramp up production of critical personal protective equipment to support frontline workers. The Company continued its balanced capital deployment strategy, raising its dividend for the eleventh time over ten consecutive years and completing three acquisitions. The Company also celebrated two key milestones in 2020: its return to the Dow Jones Industrial Average and its 100th anniversary as a publicly-listed company.

CREATING VALUE FOR STAKEHOLDERS

| Notice and Proxy Statement | 2021	4

i |	PROXY SUMMARY

COMMITMENT TO SUSTAINABILITY

5	| Notice and Proxy Statement | 2021

i |	PROXY SUMMARY

2021 DIRECTOR NOMINEES

10 of 11 nominees are independent	3 of 11 nominees are women	4 of 11 nominees are ethnically or racially diverse	3 of 11 nominees were born outside the United States	1 of 3 committees will be chaired by women	6 of 11 nominees have CEO experience	7.2 years average tenure

Nominee	Title	Years of Service	Independent	No. of Current Public Company Boards (including Honeywell)	Committee Memberships (effective May 21, 2021)

Darius Adamczyk (Chairman and CEO)	Chairman and Chief Executive Officer Honeywell International Inc.	4	No	1	—

D. Scott Davis (Lead Director)	Retired Chairman and Chief Executive Officer United Parcel Service, Inc.	15	Yes	2	Audit Ex officio: CGRC, MDCC

Duncan B. Angove	Managing Partner Arcspring LLC	3	Yes	1	MDCC

William S. Ayer	Retired Chairman and Chief Executive Officer Alaska Air Group, Inc.	6	Yes	1	CGRC MDCC

Kevin Burke	Retired Chairman, President and Chief Executive Officer Consolidated Edison, Inc.	11	Yes	1	Audit

Deborah Flint	President and Chief Executive Officer Greater Toronto Airports Authority	1	Yes	1	CGRC

Judd Gregg	Former Governor and U.S. Senator of New Hampshire	10	Yes	2	Audit CGRC (Chair)* MDCC

Grace D. Lieblein	Former Vice President-Global Quality General Motors Corporation	8	Yes	3	MDCC (Chair) CGRC

Raymond T. Odierno	Retired Four-Star General and Former Chief of Staff United States Army	1	Yes	2	CGRC

George Paz	Retired Chairman and Chief Executive Officer Express Scripts Holding Company	12	Yes	2	Audit (Chair) CGRC

Robin L. Washington	Former Executive Vice President and Chief Financial Officer Gilead Sciences, Inc.	8	Yes	4	Audit

CGRC refers to the Corporate Governance and Responsibility Committee, and MDCC refers to the Management Development and Compensation Committee.

* Mr. Gregg’s membership on the CGRC and his appointment as its Chair will be effective upon his re-election to the Board at the Annual Meeting of Shareowners.

| Notice and Proxy Statement | 2021	6

i |	PROXY SUMMARY

CORPORATE GOVERNANCE HIGHLIGHTS

SHAREOWNER EMPOWERMENT AND ENGAGEMENT	15% threshold for shareowners to call a special meeting
Majority shareowner vote to amend Certificate of Incorporation and By-laws
Annual election of all directors, with majority shareowner vote requirement in uncontested elections
No poison pill; we will seek shareowner approval if a shareowner rights plan is adopted
Robust year-round shareowner engagement, with independent director participation
Proxy access enabling shareowner(s) holding 3% of our stock for three years to include up to two director nominees (or nominees representing 20% of the Board) in our proxy
DIVERSE AND INDEPENDENT BOARD OF DIRECTORS	All director nominees are independent, except our CEO
Leader in Board diversity relative to personal characteristics (3 women, 2 Hispanics, 2 African Americans) and experiences (industry, profession, public service, geography)
Range of tenures enables balance between historical experience and fresh perspectives
Skills and background aligned to our strategic direction
Clear, transparent director recruitment and selection process that formally prioritizes skills and qualifications and emphasizes leadership traits, work ethic, independence, business experience, and diversity of background
No director may serve on more than four public company boards (including the Honeywell Board)
BEST-IN-CLASS BOARD STRUCTURE AND PROCESSES

Independent Lead Director elected by independent directors, with expanded responsibilities, including formal responsibilities relative to director candidate selection and Board self-evaluation processes

Regular executive sessions of independent directors
All members of all committees are independent directors
Lead Director and CGRC Chair empowered to call special Board meetings at any time for any reason
Annual self-assessment to enable adequate Board refreshment and appropriate evolution of Board skills, experience, and perspectives; results shared and discussed in executive session of independent directors
Annual refresh of Corporate Governance Guidelines to ensure alignment with best practices
Director stock ownership guidelines require equity holdings of at least 5x annual cash retainer
ROBUST OVERSIGHT OF RISKS AND OPPORTUNITIES	Board responsible for risk oversight, with specific risk areas delegated to relevant Board committees
Robust Enterprise Risk Management (ERM) program to enable Board identification and monitoring of risk
Purposeful inclusion of key risk areas on Board and/or committee agendas
Engagement with business leaders to review short-term plans, long-term strategies, and associated risks
Incentive compensation not overly leveraged and with maximum payout caps and design features intended to balance pay for performance with the appropriate level of risk-taking
Robust stock ownership requirements and prohibition from hedging and pledging Honeywell securities
Clawbacks in the event of a significant financial restatement
Combined Corporate Secretary and Chief Compliance Officer roles to facilitate Board oversight of compliance risk
COMMITMENT TO SUSTAINABILITY AND CORPORATE RESPONSIBILITY	Code of Business Conduct applies to all directors, officers, and employees, with 100% certification by officers and employees where permitted by law
Suppliers expected to comply with published Supplier Code of Business Conduct, including conflict minerals, anti-human trafficking, business integrity, and health, safety, and environmental policies
Uncompromising adherence to foundational principles of Integrity and Ethics, Inclusion and Diversity, and Workplace Respect, while fostering a performance culture based on Honeywell Behaviors
Over 50% of executive officers are diverse by ethnic background, place of birth (non-U.S.), or gender
Rated a “Trendsetter” on the CPA-Zicklin Index of Corporate Political Disclosure and Accountability
No use of corporate funds for political contributions; robust oversight of and transparency into political activities
Demonstrated track record of exceeding published greenhouse gas reduction and energy efficiency goals
Committing to be carbon neutral in our operations and facilities by 2035
Honeywell Hometown Solutions, the Company’s corporate citizenship initiative, delivers high-impact social sustainability programming around the world

7	| Notice and Proxy Statement | 2021

i |	PROXY SUMMARY

EXECUTIVE COMPENSATION SNAPSHOT

I WHAT WE DO	I WHAT WE DON’T DO

Pay for Performance. We closely align pay and performance, with a significant portion of target total direct compensation at-risk. The Management Development and Compensation Committee (MDCC) validates this alignment annually and ensures performance-based compensation represents a significant portion of executive compensation.

No Excessive Perks. We do not provide perquisites except in cases where there is a compelling business or security reason, nor do we provide tax gross-ups, other than in connection with a Company-required relocation.

Robust Performance Goals. We establish clear and measurable goals and targets and hold our executives accountable for achieving specified targets to earn a payout under our incentive plans. We use operational metrics for incentive compensation plans (ICP) and performance-based long term incentives. (LTI) to drive top and bottom-line growth over multiple time frames.

No Guaranteed Annual Salary Increases or Bonuses. Annual salary increases are based on evaluations of individual performance and the competitive market. In addition, we do not provide guarantees on bonus payouts.

Claw Back Practices. Allow for recoupment of incentive compensation for a significant financial restatement.	No Hedging or Pledging. We do not allow hedging or pledging of our stock.

Double Trigger in the Event of a Change-in-Control (CIC). We have double trigger vesting on equity and severance for CIC; executives will not receive cash severance nor will equity vest in the event of a CIC unless accompanied by qualifying termination of employment.

No Excise Tax Gross-Ups and No Accelerated Bonus Payments Upon CIC. Excise tax gross-ups have been eliminated for all executive officers. Plans provide that ICP awards earned in the year of a CIC would be paid at the time they would typically be paid based on business performance rather than target.

Maximum Payout Caps for Incentive Plans. Annual cash incentive compensation plan (ICP) and performance plan payouts are capped.	No Incentivizing of Short-Term Results to the Detriment of Long-Term Goals and Results. Pay mix is heavily weighted toward long-term incentives aligned with shareowner interests.
Robust Stock Ownership Requirements. We require executive officers to hold meaningful amounts of stock and require them to hold 100% of net shares for one year from exercise or vesting.	No Excessive Risks. Compensation practices are appropriately structured and avoid incentivizing employees to engage in excessive risk-taking.

Options Granted at FMV. Annual stock options awarded to all executives (including the NEOs) are approved by the MDCC on the same day, with an exercise price no less than the fair market value of Honeywell’s common stock on the date of grant.

No Options Repricing. We prohibit repricing (reduction in exercise price or exchange for cash or other consideration) or reloading of stock options.

Independent Compensation Consultant. The MDCC retains an independent compensation consultant to review and advise the MDCC on executive compensation matters. The independent consultant attends all MDCC meetings.

No Consultant Conflicts. Under the MDCC’s established policy, the compensation consultant cannot provide any other services to Honeywell without the MDCC’s approval. Regular independence reviews are conducted.

I  2020 EXECUTIVE COMPENSATION

The following table reflects compensation awarded to the Company’s Named Executive Officers (NEOs) in 2020. See Compensation Discussion and Analysis beginning on page 41 for more details. This table does not replace the Summary Compensation Table shown on page 70, as required by the SEC, but is intended to show 2020 compensation decisions from the perspective of the MDCC.

NEO	Position	Base Salary	Annual Incentive Plan (ICP)(1)	2020-2022 Performance Plan Units(2)	Stock Options(3)	Restricted Stock Units(4)	Total Annual Direct Compensation

Darius Adamczyk	Chairman and CEO	$1,566,154	$2,508,000	$7,014,804	$4,898,608	$2,098,672	$18,086,238
Gregory P. Lewis	SVP, Chief Financial Officer	$753,711	$ 689,000	$2,168,555	$1,502,982	$ 633,220	$ 5,747,468
Anne T. Madden	SVP, General Counsel	$825,529	$ 758,000	$2,168,555	$1,502,982	$ 633,220	$ 5,888,286
Rajeev Gautam	President and CEO, Performance Materials and Technologies	$768,394	$ 503,000	$2,111,984	$1,468,726	$ 615,128	$ 5,467,232
John F. Waldron	President and CEO, Safety and Productivity Solutions	$704,769	$ 908,000	$1,753,701	$1,224,652	$ 524,668	$ 5,115,790

(1)	Annual ICP payouts determined 80% based on a calculation against pre-set goals. The remaining 20% was based on individual assessments.
(2)	Grant date value of performance stock units (PSUs) issued in 2020.
(3)	Stock option grants awarded to NEOs vest ratably over four years, have a 10-year term, and are subject to stock ownership and post-exercise holding requirements.
(4)	Restricted stock units vest over six-year periods and are subject to stock ownership and post-vesting holding requirements.

| Notice and Proxy Statement | 2021	8

01 |	PROPOSAL NO. 1: ELECTION OF DIRECTORS

PROPOSAL 1:

ELECTION OF DIRECTORS

Honeywell’s Corporate Governance Guidelines set forth a clear vision statement for the composition of the Board:

“The composition of Honeywell’s Board, as well as the perspective and skills of its individual members, needs to effectively support Honeywell’s growth and commercial strategy. Collectively, the Board must also be capable of overseeing risk management, capital allocation, and leadership succession. Board composition and the members’ perspective and skills should evolve at an appropriate pace to meet the challenges of Honeywell’s changing commercial and strategic goals.”

Consistent with this vision, the Corporate Governance and Responsibility Committee (CGRC) has responsibility for identifying a slate of director nominees who collectively have the complementary experience, qualifications, skills, and attributes to guide the Company and function effectively as a Board.

The CGRC believes that each of the nominees presented in this proxy has key personal attributes that are important to an effective Board: integrity, candor, analytical skills, willingness to engage management and each other in a constructive and collaborative fashion, and ability and commitment to devote significant time and energy to service on the Board and its committees. The CGRC also considered the following specific experiences, qualifications, and skills, which Honeywell believes are critical in light of its strategic priorities, business objectives, operations, and structure.

DIRECTOR SKILLS AND QUALIFICATIONS

I  STRATEGIC SKILLS

Global Experience. Growing sales outside of the United States, particularly in what the Company considers “high growth regions” or “HGRs” a central part of its long-term strategy for growth. Hence, exposure to markets and economies outside of the United States is an important qualification for Honeywell directors. This exposure can take many forms, including government affairs, regulatory, managerial, or commercial.

Regulated Industries/Government Experience. Honeywell is subject to a broad array of government regulations, and demand for its products and services can be impacted by changes in law or regulation in areas such as aviation safety, security, and energy efficiency. It is important to have directors with experiences in government and regulated industries that provide them with insight and perspective in working constructively and proactively with governments and agencies globally.

Innovation and Technology. With Honeywell’s transformation to a software-industrial company in the digital age, expertise in combining software programming capabilities with leading-edge physical products and domain knowledge is critical to opening and securing new growth paths for all of Honeywell’s businesses.

Marketing. Developing new markets for products and services is critical for driving growth. The Company’s directors who have that expertise provide a much-desired perspective on how to better market and brand Honeywell’s products and services.

Industries, End Markets, and Growth Areas. Experience in industries, end markets, and growth areas that Honeywell serves enables a better understanding of the issues facing these businesses. These areas include our Commercial Aerospace, Industrial Productivity, Non-Residential, Oil and Gas / Petrochemical, Defense and Space, and Specialty Chemicals end markets as well as growth areas such as life sciences and sustainable technology solutions.

I  CORE COMPETENCIES

Senior Leadership Experience. Experience serving as CEO or a senior executive as well as hands-on leadership experience in core management areas – such as strategic and operational planning, financial reporting, compliance, risk management, and leadership development – provide a practical understanding of complex organizations like Honeywell.

Public Company Board Experience. Service on the boards and board committees of other public companies provides an understanding of corporate governance practices and trends and insights into board management, relations between the board, the CEO and senior management, agenda setting, and succession planning.

Risk Management. In light of the Board’s role in risk oversight and the Company’s robust Enterprise Risk Management program, Honeywell seeks directors who can help identify, manage, and mitigate key risks, including cybersecurity, regulatory compliance, competition, brand integrity, human capital, and intellectual property.

Financial Expertise. The Company believes an understanding of finance and financial reporting processes is important for its directors to enable them to monitor and assess the Company’s operating and strategic performance and to ensure accurate financial reporting and robust controls. Honeywell seeks directors with background and experience in capital markets, corporate finance, accounting, and financial reporting.

9	| Notice and Proxy Statement | 2021

01 |	PROPOSAL NO. 1: ELECTION OF DIRECTORS

BOARD SKILLSET MATRIX

The Honeywell Board adopted a skills and experience matrix to facilitate the comparison of its directors’ skills versus those deemed necessary to oversee the Company’s current strategy. The skills included in the matrix are evaluated against the Company’s articulated strategy each year so that the matrix can serve as an up-to-date tool for identifying director nominees who collectively have the complementary experience, qualifications, skills, and attributes to guide the Company. Honeywell’s 2021 Board skillset matrix reflecting the characteristics of its director nominees is below.

| Notice and Proxy Statement | 2021	10

01 |	PROPOSAL NO. 1: ELECTION OF DIRECTORS

COMMITMENT TO BOARD INTEGRITY,

DIVERSITY, AND INDEPENDENCE

In addition to ensuring that director nominees possess the requisite skills and qualifications, the CGRC places an emphasis on ensuring that nominees demonstrate the right leadership traits, personality, work ethic, independence, and diversity of background to align with the Company’s performance culture and long-term strategic vision. Specifically, these criteria include:

•	Exemplification of the highest standards of personal and professional integrity.

•	Potential contribution to the diversity and culture of the Board, including by virtue of age, educational background, global perspective, gender, ethnicity, and nationality.

•	Independence from management under applicable securities law, listing regulations, and Honeywell’s Corporate Governance Guidelines.

•	Willingness to constructively challenge management through active participation in Board and committee meetings.

•	Ability to devote sufficient time to performing their Board and committee duties.

While the CGRC does not prescribe a diversity policy or standard, as a matter of practice, the Company is committed to enhancing both the diversity of the Board itself and the perspectives and values that are represented in Board and committee meetings. Honeywell’s slate of director nominees reflects this approach and the Board’s commitment to diversity.

The CGRC believes that, in addition to diversity of personal characteristics and experiences, diversity of service tenures on the Honeywell Board also facilitates effective Board oversight. Directors with many years of service to Honeywell provide the Board with a deep knowledge of the Company, while newer directors lend fresh perspectives.

11	| Notice and Proxy Statement | 2021

01 |	PROPOSAL NO. 1: ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

DARIUS ADAMCZYK Chairman and Chief Executive Officer, Honeywell International Inc.

About

Mr. Adamczyk has been the Chairman and Chief Executive Officer of Honeywell International Inc. since April 2018. Mr. Adamczyk was President and Chief Executive Officer from March 2017 to April 2018 and Chief Operating Officer from April 2016 to March 2017. From April 2014 to April 2016, Mr. Adamczyk served as President and CEO of Honeywell Performance Materials and Technologies (PMT). Prior to serving as President and CEO of PMT, Mr. Adamczyk served as President of Honeywell Process Solutions from 2012 to 2014 and as President of Honeywell Scanning and Mobility from 2008 to 2012. Mr. Adamczyk joined Honeywell in 2008 when Honeywell acquired Metrologic, Inc., where he was the Chief Executive Officer. Prior to Metrologic, Mr. Adamczyk held several general management assignments at Ingersoll Rand, served as a senior associate at Booz Allen Hamilton, and started his career as an electrical engineer at General Electric.

Specific Qualifications, Attributes, Skills, and Experience

•  Senior leadership roles in global organizations, both large and small

•  Deep understanding of software, both technically and commercially, and a proven track record in growing software-related businesses at Honeywell

•  Demonstrated ability to deliver financial results as a leader in a variety of different industries, with disparate business models, technologies, and customers

•  Strategic leadership skills necessary to grow Honeywell sales organically and inorganically while meeting the challenges of a constantly changing environment across Honeywell’s diverse business portfolio

DUNCAN B. ANGOVE Managing Partner, Arcspring LLC

About

Since 2019, Mr. Angove has been the Managing Partner of Arcspring LLC, a next-generation private equity firm that combines capital, technology, operational expertise, and design-thinking to unlock exponential growth. Previously, from 2010 to 2018, Mr. Angove was President of Infor, Inc., a privately held provider of enterprise software and a strategic technology partner for more than 90,000 organizations worldwide. Infor’s software is purpose-built for specific industries, from manufacturing to healthcare, providing complete suites that are designed to support end-to-end business processes and digital transformation. From 2005 to 2010, Mr. Angove served as the Senior Vice President and General Manager of the Retail Global Business Unit of Oracle Corporation, a global technology provider of enterprise software, hardware, and services. He joined Oracle through its acquisition of Retek Inc., then a publicly-traded provider of software solutions and services to the retail industry, where he served in various roles of increasing responsibility from 1997 until 2005.

Specific Qualifications, Attributes, Skills, and Experience

•  Senior technology industry leader with global operating experience, including in software and digital transformation

•  Deep understanding of the trends across enterprise cloud, infrastructure software, digital, and the Internet of Things, and skilled at driving value creation

•  Extensive experience in corporate strategy, mergers and acquisitions, sales, marketing, and business and product development

| Notice and Proxy Statement | 2021	12

01 |	PROPOSAL NO. 1: ELECTION OF DIRECTORS

WILLIAM S. AYER Retired Chairman and Chief Executive Officer, Alaska Air Group, Inc.

About

Mr. Ayer is the retired Chairman and Chief Executive Officer of Alaska Air Group, Inc. (Alaska Air Group), the parent company of Alaska Airlines and its sister carrier, Horizon Air. Mr. Ayer served as Chief Executive Officer of Alaska Air Group and its subsidiaries through 2012, and as Chairman through 2013. A veteran of more than three decades in aviation, Mr. Ayer began his career with Horizon Air in 1982, where he held a variety of marketing and operations positions. He joined Alaska Airlines in 1995 as Vice President of Marketing and Planning, and subsequently held the posts of Senior Vice President, Chief Operating Officer, and President. In 2002, he became Alaska Air Group’s Chief Executive Officer, and, in May 2003, he was appointed Chairman. Mr. Ayer previously served on the Board of Directors of the Seattle Branch of the Federal Reserve Bank of San Francisco and was a director of Puget Sound Energy, Inc. and Puget Energy, Inc. from January 2005 until January 2015, serving as Chairman from January 2009 until January 2015.

Specific Qualifications, Attributes, Skills, and Experience

• Deep aerospace industry knowledge as well as sales, marketing, and operations experience through his three decades of leadership roles at Alaska Air Group, a company recognized for its best-in-class operating metrics among U.S. air carriers

• Proven leadership skills in developing a business enterprise that can deliver long-term, sustained excellence based on a management style that includes a relentless focus on the customer, continuous improvement, and building a culture of safety, innovation, sustainability, and diversity

• Understanding of the U.S. public utility industry through his service as a director on the board of directors of Puget Energy

KEVIN BURKE Retired Chairman, President, and Chief Executive Officer, Consolidated Edison, Inc.

About

Mr. Burke is the retired Chairman, President, and Chief Executive Officer of Consolidated Edison, Inc. (Con Edison), a utility provider of electric, gas, and steam services. He joined Con Edison in 1973 and held positions of increasing responsibility in system planning, engineering, law, nuclear power, construction, and corporate planning. Mr. Burke served as President and Chief Executive Officer from 2005 through 2013, and was elected Chairman in 2006. Mr. Burke became non-executive Chairman of Con Edison in December 2013 and served in that capacity until April 2014. He served as Senior Vice President from July 1998 to July 1999, with responsibility for customer service and for Con Edison’s electric transmission and distribution systems. In 1999, Mr. Burke was elected President of Orange and Rockland Utilities, Inc., a subsidiary of Con Edison. He was elected President and Chief Operating Officer of Consolidated Edison Company of New York, Inc. in 2000 and elected Chief Executive Officer in 2005. Mr. Burke was a member of the Board of Directors of Con Edison and a member of the Board of Trustees of Consolidated Edison Company of New York, Inc., which is a subsidiary of Con Edison, until May 2015.

Specific Qualifications, Attributes, Skills, and Experience

• Extensive management expertise gained through various executive positions, including senior leadership roles, at Con Edison

• Wealth of experience in energy production and distribution, energy efficiency, alternative energy sources, engineering and construction, government regulation, and development of new service offerings

• Significant expertise in developing clean and renewable energy infrastructure technology used in clean energy, solar generation, and other energy efficient products and services

• Oversaw the implementation of financial and management information systems, utility operational systems, and process simulators

• Deep knowledge of corporate governance and regulatory issues facing the energy, utility, and service industries

13	| Notice and Proxy Statement | 2021

01 |	PROPOSAL NO. 1: ELECTION OF DIRECTORS

D. SCOTT DAVIS Retired Chairman and Chief Executive Officer, United Parcel Service, Inc.

About

Mr. Davis joined United Parcel Service, Inc. (UPS), a leading global provider of package delivery, specialized transportation, and logistics services in 1986. He served as the non-Executive Chairman of UPS from September 2014 until May 2016 and as Chairman and Chief Executive Officer from January 1, 2008 to September 2014. Prior to that, he served as Vice Chairman starting December 2006 and as Senior Vice President, Chief Financial Officer and Treasurer starting January 2001. Previously, Mr. Davis held various leadership positions with UPS, primarily in the finance and accounting areas. During his tenure at UPS, Mr. Davis served a critical role in helping UPS to reinvent itself into a technology company. Prior to joining UPS, he was Chief Executive Officer of II Morrow Inc., a technology company and developer of general aviation and marine navigation instruments. Mr. Davis is a Certified Public Accountant. He also is a director of Johnson and Johnson. Mr. Davis previously served on the Board of Directors of the Federal Reserve Bank of Atlanta (2003-2009), serving as Chairman in 2009, and as a director of EndoChoice Holdings (2015-2016).

Specific Qualifications, Attributes, Skills, and Experience

•  Significant expertise in management, strategy, finance, and operations gained over 35 years at UPS, including through senior leadership roles

•  Financial management expertise, including financial reporting, accounting, and controls

•  Strong banking experience and a deep understanding of public policy and global economic indicators

•  Extensive experience in the global transportation and logistics services industry

•  In-depth understanding of technology and software solutions that support automated and web-based shipping, tracking, and specialized transportation logistics

DEBORAH FLINT President and Chief Executive Officer, Greater Toronto Airports Authority

About

Ms. Flint is the President and Chief Executive Officer of the Greater Toronto Airports Authority (GTAA). Prior to joining GTAA, Ms. Flint served as Chief Executive Officer of Los Angeles World Airports for more than four years, and had previously held senior roles at the Port of Oakland for 23 years. Ms. Flint currently serves as a director on the Airport Council International World Board and is the Board Chair of the World Standing Safety and Technical Committee. Ms. Flint previously served on President Obama’s Advisory Committee on Aviation Consumer Protection and as the Chair of the Oversight Committee of the Transportation Research Board’s Airport Cooperative Research Program. She co-chaired the Blue Ribbon Task Force on UAS Mitigation at Airports and served as a federal appointee to the U.S. Department of Transportation’s Drone Advisory Committee. Ms. Flint previously served on the Board of Directors of the Los Angeles Branch of the Federal Reserve Bank of San Francisco.

Specific Qualifications, Attributes, Skills, and Experience

•  Broad understanding of transportation networks, including aviation and rail

•  Deep experience in critical infrastructure, connected buildings, and advanced security solutions

•  Oversaw the fourth busiest passenger airport in the world, the largest airport police force in the United States, and the largest public works agreements in the history of Los Angeles

•  Significant insight and experience in public and private partnerships

| Notice and Proxy Statement | 2021	14

01 |	PROPOSAL NO. 1: ELECTION OF DIRECTORS

JUDD GREGG Former Governor and U.S. Senator of New Hampshire

About

Sen. Gregg spent over three decades in public office, most recently serving as the U.S. Senator from the State of New Hampshire from January 1993 until January 2011. During his tenure in the Senate, Sen. Gregg served on a number of key Senate Committees, including Budget; Appropriations; Government Affairs; Banking, Housing and Urban Affairs; Commerce, Science and Transportation; Foreign Relations; and Health, Education, Labor and Pensions. He served as the Chairman and Ranking Member of the Health, Education, Labor and Pensions Committee, the Chairman and Ranking Member of the Senate Budget Committee as well as chairman of various sub-committees. Sen. Gregg served as a chief negotiator of the Emergency Economic Stabilization Act of 2008, was the lead sponsor of the Deficit Reduction Act of 2005, and co-authored the No Child Left Behind Act of 2001. In March 2010, Senator Gregg was appointed to President Obama’s bipartisan National Commission on Fiscal Responsibility and Reform. From 1989 to 1993, Sen. Gregg was the Governor of New Hampshire and prior to that was a U.S. Representative from 1981 to 1989. Sen. Gregg serves as a director of Evoqua Corporation, and he previously served as a director of Intercontinental Exchange, Inc. (2011-2013).

Specific Qualifications, Attributes, Skills, and Experience

•  Deep understanding and experience in local, state, national, and international issues

•  Extensive experience in government, public policy, financial regulatory reform, banking, tax, capital markets, science, renewable technology and research, environmental protection and conservation, healthcare, and foreign policy

•  Significant insight into fiscal affairs, governmental relations, legislative, and regulatory issues

GRACE D. LIEBLEIN Former Vice President-Global Quality, General Motors Corporation

About

Ms. Lieblein served as Vice President, Global Quality of General Motors (GM), a company that designs, manufactures and markets cars, crossovers, trucks, and automobile parts worldwide, from November 2014 to March 2016. Ms. Lieblein served as Vice President, Global Purchasing and Supply Chain from December 2012 to November 2014, the GM Brazil President and Managing Director from June 2011 until December 2012, the GM Mexico President and Managing Director from January 2009 until June 2011, and Vehicle Chief Engineer from October 2004 to January 2009. Ms. Lieblein joined GM in 1978 as a co-op student at the General Motors Assembly Division in Los Angeles and held a variety of leadership positions at GM in engineering, product development, and manufacturing. Ms. Lieblein also is a director of Southwest Airlines Co. and American Tower Corporation.

Specific Qualifications, Attributes, Skills, and Experience

•  Wide-ranging management and operating experience gained through various executive positions during an extensive career at GM

•  Significant expertise in supply chain management, global manufacturing, engineering, technology, and product design and development

•  International business, operations, and finance experience gained through senior leadership positions in Brazil and Mexico

* Mr. Gregg’s membership on the CGRC and his appointment as its Chair will be effective upon his re-election to the Board at the Annual Meeting of Shareowners.

15	| Notice and Proxy Statement | 2021

01 |	PROPOSAL NO. 1: ELECTION OF DIRECTORS

RAYMOND T. ODIERNO Retired Four-Star General and Former Chief of Staff, U.S. Army

About

Gen. Odierno served nearly 40 years in the United States Army, retiring as a four-star general. Prior to his retirement, he served as the 38th Chief of Staff of the U.S. Army from September 2011 to August 2015. From October 2010 until August 2011, he was the Commander of the U.S. Joint Forces Command, and from September 2008 to September 2010, he served as the Commanding General, Multi-National Force – Iraq and subsequently as the Commanding General, United States Forces – Iraq. From December 2006 to February 2008, Gen. Odierno served as Commanding General, Multi-National Corps – Iraq (III Corps), and from April 2003 to March 2004, he commanded the 4th Infantry Division during Operation Iraqi Freedom. Over the course of his career, Gen. Odierno commanded military units worldwide at every echelon, from platoon to theater, including deployments in Europe and the Middle East. Gen. Odierno is a director of Oshkosh Corporation.

Specific Qualifications, Attributes, Skills, and Experience

• Significant expertise in military operations, budgeting, planning, strategy, and national security through an extensive career with the U.S. Army

• Substantial leadership and congressional experience serving as Chief of Staff of the U.S., Army with responsibility for approximately 525,000 active troops and approximately 500,000 reserves, and from such positions as Commanding General, U.S. Forces and Commanding General, Multi-National Force, Iraq

• Deep international, geopolitical, communications, technology, and cybersecurity experience

• Broad experience and insight on issues relating to global planning and country risk analysis

GEORGE PAZ Retired Chairman and Chief Executive Officer, Express Scripts Holding Company

About

Mr. Paz served as Chairman of the Board of Express Scripts Holding Company (Express Scripts), a pharmacy benefit management company, from May 2006 until its acquisition by Cigna in December 2018, as Chief Executive Officer from April 2005 to May 2016, and as President from October 2003 to February 2014. He first became a director of Express Scripts in January 2004. Mr. Paz joined Express Scripts as Senior Vice President and Chief Financial Officer in January 1998 and continued to serve as its Chief Financial Officer following his election as President until April 2004. Mr. Paz is a Certified Public Accountant. He is a director of Prudential Financial, Inc. Mr. Paz previously served on the Board of Directors of the Federal Reserve Bank of St. Louis, Missouri.

Specific Qualifications, Attributes, Skills, and Experience

•  Significant management and finance experience gained through senior leadership positions at Express Scripts

•  Financial expertise, including in tax, financial reporting, accounting, and controls

•  Information technology and cyber expertise in the healthcare and pharmaceutical industries and a strong track record of developing automated solutions in the healthcare marketplace

•  Developed technologies for adjudication, compliance, prior authorization, and safety standards in healthcare

•  Extensive experience in corporate finance, insurance and risk management, mergers and acquisitions, capital markets, government regulation, and employee health benefits

| Notice and Proxy Statement | 2021	16

01 |	PROPOSAL NO. 1: ELECTION OF DIRECTORS

ROBIN L. WASHINGTON Former Executive Vice President and Chief Financial Officer, Gilead Sciences, Inc.

About

Ms. Washington served as Executive Vice President and Chief Financial Officer of Gilead Sciences, Inc. (Gilead), a research-based biopharmaceutical company, from May 2008 through October 2019. In that role, she oversaw Gilead’s Global Finance, Investor Relations, and Information Technology organizations. From 2006 through 2007, Ms. Washington served as Chief Financial Officer of Hyperion Solutions, an enterprise software company that was acquired by Oracle Corporation in March 2007. Prior to that, Ms. Washington spent nearly 10 years at PeopleSoft, a provider of enterprise application software, where she served in a number of executive positions, including Senior Vice President and Corporate Controller. Ms. Washington is a Certified Public Accountant. She is a director of Alphabet Inc., Salesforce.com Inc., and Vertiv Group Corp., and she previously served as a director of Tektronix, Inc. (acquired by Danaher Corporation) (2005-2007) and MIPS Technologies, Inc. (acquired by Imagination Technologies Group PLC) (2008-2013).

Specific Qualifications, Attributes, Skills, and Experience

•  Extensive management, operational, cyber, and accounting experience in the healthcare and information technology industries

•  Financial expertise, including in tax, financial reporting, accounting and controls, corporate finance, mergers and acquisitions, and capital markets

•  Broad experience on corporate governance issues gained through public company directorships

NOMINATION AND ELECTION PROCESS

Honeywell’s directors are elected at each Annual Meeting of Shareowners and hold office for one-year terms until the next Annual Meeting of Shareowners and until their successors have been duly elected and qualified. Honeywell’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors. The By-laws also provide that any incumbent nominee who does not receive a majority of votes cast in an uncontested election is expected to promptly tender his or her resignation to the Chairman of the Board following the certification of the shareowner vote. This resignation will be promptly considered through a process managed by the CGRC, excluding any director nominees who did not receive a majority of votes cast to elect him or her to the Board.

The Board has nominated 11 candidates for election as directors. If any nominee should become unavailable to serve prior to the Annual Meeting, the shares represented by a properly signed and returned proxy card or voted by telephone, via the Internet or by scanning the QR code will be voted for the election of such other person as may be designated by the Board. The Board may also determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with the By-laws.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

17	| Notice and Proxy Statement | 2021

02 |	CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Honeywell is committed to strong corporate governance policies, practices, and procedures designed to ensure that its Board of Directors effectively exercises its oversight role. The Honeywell Board oversees management performance on behalf of shareowners to ensure that the long-term interests of shareowners are being served, to monitor adherence to Honeywell standards and policies and to promote the exercise of responsible corporate citizenship. The Honeywell Board values and considers the feedback received from our shareowners. Taking into account their perspectives, Honeywell has implemented a number of actions over time to increase shareowner rights, enhance the Board’s structure and augment our commitment to sustainability and corporate responsibility.

The following timeline summarizes the evolution of the Board’s corporate governance practices.

• Created independent Lead Director role
• Changed independent auditor after a thorough, competitive vetting process

•  Proactively adopted proxy access, which provides that a single shareowner or group of up to 20 shareowners who have held 3% of Honeywell stock for three years may nominate the greater of 20% of the Board or two directors

•  Published a Supplier Code of Business Conduct, which was incorporated as a mandatory flowdown in our supply contracts; used third-party audits to validate compliance with the Supplier Code of Business Conduct

•  Initiated significant changes to executive compensation plans in response to shareowner preference for longer-term performance awards, better visibility, and less discretion relative to award determinations

— Replaced two-year Growth Plan with three-year Performance Plan
— Shifted 80% of annual bonus to formulaic determination
— Shifted weight from stock options to performance stock units
• Amended Corporate Governance Guidelines to improve Board refreshment
• Enhanced the Board’s self-evaluation process
• Instituted a formal Board skills and experience matrix to facilitate alignment of director’s skills versus those skills deemed necessary to oversee current strategy
• Increased Board retirement age to ensure Board continuity through CEO succession and portfolio realignment
• Nominated a new director for election to the Board by shareowners under an enhanced recruitment process
• Reduced ownership threshold to call a special meeting of shareowners from 20% to 15%
• Adopted executive approval requirements to increase oversight of trade association memberships
• Policy adopted to instruct trade associations not to use membership dues for political contributions
• Reduced the number of public company boards (including the Honeywell Board) on which any individual director may sit from five to four
• Formalized equivalency of independent Lead Director and independent Chairman roles and responsibilities
• Signed the Business Roundtable Statement of Corporate Purpose
• Code of Business Conduct certification from 100% of officers and employees where permitted by law (required annually)
• Combined Corporate Secretary and Chief Compliance Officer roles to enhance Board oversight of compliance risk
• Enhanced political contributions disclosure, including disclosure of trade associations receiving membership dues in excess of $50,000 along with the non-deductible portion of dues paid

•  Established a Global Inclusion and Diversity Steering Committee co-sponsored by the Company Chairman and CEO; fortified our inclusion and diversity governance structure to embed Inclusion & Diversity Councils within each business group

•  Implemented diversity of slate requirement when hiring externally for any exempt role in the U.S. or for any management, professional, or senior administrative role globally, with exceptions subject to human resources leadership approval

• Established a Honeywell Political Action Committee Advisory Board and governance process to review proposed contributions to ensure alignment with the Company’s fundamental principles
• Adopted Sustainability Accounting Standards Board (SASB) and Task Force on Climate-Related Financial Disclosures (TCFD) reporting frameworks; disclosure included in 2020 Corporate Citizenship Report

| Notice and Proxy Statement | 2021	18

02 |	CORPORATE GOVERNANCE

SHAREOWNER OUTREACH AND ENGAGEMENT

Understanding the issues that are important to shareowners is critical to ensuring that the Company addresses their interests in a meaningful and effective manner. It is also foundational to good corporate governance. Honeywell engages with shareowners on a regular basis throughout the year to discuss a range of topics, including performance, strategy, risk management, executive compensation, corporate governance, and sustainability. The Company recognizes the value of taking shareowners’ views into account. Dialogue and engagement with shareowners help set goals and expectations for performance and help identify emerging issues that may affect corporate governance, compensation practices, and other aspects of strategy and operations.

The Company’s shareowner and investor outreach and engagement take many forms. The Company participates in numerous investor conferences and analyst meetings, holds its own investor events, some of which focus on individual businesses held at Honeywell facilities, and meet one-on-one with shareowners in a variety of contexts and forums. As part of Honeywell’s governance-focused shareowner engagement program, members of the Board, including the Lead Director or the CGRC Chair, participate in many of these meetings to discuss a range of Environmental, Social, and Governance (ESG) matters, including executive compensation, corporate governance, and sustainability. In addition, Honeywell’s Chairman and Chief Executive Officer, Chief Financial Officer, Vice President of Investor Relations and other senior management engage with shareowners on a frequent basis throughout the year to discuss Honeywell’s strategy and financial and business performance and to provide updates on key developments.

Shareowner engagement during 2020 was robust. The Company held 32 one-on-one meetings with shareowners during 2020 (representing approximately 38% of outstanding shares) to discuss a wide range of business performance and ESG topics. In addition, the Company’s Chairman and Chief Executive Officer, Chief Financial Officer, and other executive officers hosted 105 one-on-one or small group shareowner meetings to discuss business performance, strategy, end-markets, and overall competitive landscape while seeking shareowner feedback.

I  GOVERNANCE-FOCUSED SHAREOWNER ENGAGEMENT PROGRAM

19	| Notice and Proxy Statement | 2021

02 |	CORPORATE GOVERNANCE

I  2020 SHAREOWNER ENGAGEMENT FOCUS AREAS

In 2020, conversations with shareowners focused on the following key areas:

• Honeywell’s response to the COVID-19 pandemic, including the Company’s focus on prioritizing the health and safety of our employees, dedicating resources to support our communities, and innovating to address our customers’ needs.

• Update on progress made on three key initiatives – Honeywell Connected Enterprise, Integrated Supply Chain Transformation, and Honeywell Digital.

• Honeywell’s performance culture, including its commitment to the fundamental principles of Integrity and Ethics, Inclusion and Diversity, and Workplace Respect, and the importance of the Honeywell Behaviors.

• Honeywell’s governance practices, including its executive compensation program and Board composition, diversity, and refreshment.

•  Honeywell’s commitment to proactively addressing environmental and social risks and opportunities through a robust sustainability governance framework.

•  Honeywell’s continued investment in developing solutions that improve environmental and social outcomes for customers and communities.

•  Corporate citizenship through Honeywell Hometown Solutions and our STEM education, inclusion and diversity, and humanitarian relief initiatives.

•  Political engagement and our disclosure of political lobbying expenditures and trade association memberships.

43 one-on-one or small- group shareowner meetings hosted by the Company’s Chairman and CEO to discuss business performance and seek feedback

62 other one-on-one or small-group shareowner meetings hosted by the Company’s CFO or other executive officers to discuss business performance and seek feedback

I  SHAREOWNER FEEDBACK

Honeywell’s shareowners welcomed the Company’s level of outreach and expressed appreciation for engagement and responsiveness to shareowner concerns. Below is a summary of the feedback received:

•	COVID-19 Response. High marks received for our support of employees and communities.

•	Board Composition. Continued interest in Board refreshment and the use of a nuanced skillset matrix to identify candidates.

•	Enhanced Sustainability Disclosure. Acknowledgement of our SASB/TCFD-aligned disclosure and focus on sustainable opportunities.

•	Political Lobbying Disclosure. Positive feedback on enhanced political lobbying disclosure, including our disclosure of trade association memberships.

•	Inclusion and Diversity. High level of interest in Honeywell’s inclusion and diversity initiatives and strategies.

I  VIRTUAL ANNUAL MEETING

Honeywell’s commitment to robust governance practices was evident in 2020 when we quickly pivoted to a virtual meeting format in response to COVID-19 safety concerns. The planning focused on facilitating shareowner attendance and ensuring a meaningful shareowner experience. Honeywell’s Chairman and CEO led the meeting and used the platform to speak directly to shareowners about Honeywell’s response to the pandemic. Proponents of the two shareowner proposals had a choice between presenting their statements live by dialing in to the meeting or providing a pre-recorded message, and shareowners also had an opportunity to submit questions both before and during the meeting. Honeywell’s Chairman and CEO answered most of the questions during the time allotted for Q&A, and the Company provided email responses to all other questions received. In comparison to typical in-person meetings, the Company believes the virtual format enabled more meaningful engagement and a greater level of information sharing with a broader group of shareowners. Considering ongoing COVID-19 safety concerns and our positive virtual meeting experience last year, the Board has chosen to hold the Company’s Annual Meeting in a virtual format again this year.

| Notice and Proxy Statement | 2021	20

02 |	CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE

I  CHAIRMAN OF THE BOARD

Honeywell’s CEO, Darius Adamczyk, has served as the Chairman of our Board since the 2018 Annual Meeting of Shareowners. The decision to appoint Mr. Adamczyk as Chairman followed careful consideration by the Board and extensive engagement with shareowners. Understanding the importance of this leadership decision to the Company and its shareowners, the Board thoroughly explored the benefits and challenges of this appointment through an open-minded and unbiased decision-making process.

In reaching its decision to recombine the roles of Chairman and CEO under Mr. Adamczyk, the Board considered a wide range of factors as follows:

•

The benefits of a unified leadership structure during a period when Honeywell was in the process of a major portfolio realignment and a strategic shift designed to focus resources and management’s attention on high-growth businesses in six attractive industrial end markets where the Company can deploy its core technological strengths related to software, data analytics and the Industrial Internet of Things.

•

An evaluation of the strength of Mr. Adamczyk’s character, the quality of his leadership, and the likelihood that Mr. Adamczyk’s service as both Chairman and CEO would enhance Company performance; the Board continues to believe that an independent Chairman would not enhance Company performance or improve governance effectiveness under Mr. Adamczyk’s leadership.

•	Honeywell’s longstanding track record of outperformance under a unified leadership structure in which the roles of Chairman and CEO were combined.

•	The highly independent nature of the Board where there is only one non-independent director.

•	Steps taken by Honeywell’s Board to strengthen the role of the independent Lead Director.

The Board carefully weighed the views of its shareowners as part of the deliberations leading up to its decision to combine the roles and has continued to engage with shareowners on this topic during shareowner engagement meetings thereafter. The Company has continued to hear a range of views during those meetings, with most shareowners expressing confidence that the Honeywell Board understands the importance of good corporate governance and has the ability to make the right decisions regarding its ongoing leadership structure, specifically the determination of whether and when to separate and combine the roles of Chairman and CEO.

I  INDEPENDENT LEAD DIRECTOR

Honeywell’s independent Lead Director plays an important role in our governance structure, serving as the de facto leader of the independent directors, the single focal point charged with ensuring that the Board as a whole is providing appropriate independent oversight of management, and an ex officio member of each Board committee on which he or she does not otherwise serve. Over the past several years, the Board has continued to take action to strengthen the role of Lead Director, including amendments to the Corporate Governance Guidelines to formalize the role of the Lead Director in the recruitment and selection of new Board members and in the annual self-evaluation process.

The Lead Director is selected biennially by Honeywell’s independent directors to serve a two-year term, considering the Lead Director selection criteria memorialized in its Corporate Governance Guidelines. Unless re-elected, the term of the Company’s current Lead Director, Mr. D. Scott Davis, will end effective as of Honeywell’s 2022 Annual Meeting of Shareowners.

The roles and responsibilities of the Lead Director are described in the Company’s Corporate Governance Guidelines, which the Board amended in 2019 to formalize the equivalency of independent Lead Director and independent Chairman roles and responsibilities. The guidelines explicitly acknowledge that, in the absence of an independent Chairman, the Lead Director would assume the same roles and responsibilities, including:

•

As and when the Board considers adding new members, work with the CEO, the CGRC and the full Board to help identify and prioritize the specific skill sets, experience, and knowledge that candidates for election to the Board must possess.

•	Review, and when appropriate, make changes to Board meeting agendas and Board meeting schedules to ensure there is sufficient time for discussion of all agenda items.

•	Review, and when appropriate, make changes to presentation material and other written information provided to directors for Board meetings.

•	Preside at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors, and apprise the Chairman of the issues considered.

•	Serve as liaison between the Chairman and the independent directors.

•	Be available for consultation and direct communication with the Company’s shareowners.

•	Call meetings of the independent directors when necessary and appropriate.

•	Retain outside professionals on behalf of the Board.

•	Consult with management about what information is to be sent to the Board.

•	Identify key strategic direction and operational issues upon which the Board’s annual core agenda is based.

•	Serve as an ex officio member of each committee on which he or she does not otherwise serve.

21	| Notice and Proxy Statement | 2021

02 |	CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

Honeywell’s Corporate Governance Guidelines state, “the Board intends that, at all times, a substantial majority of its directors will be considered independent under relevant NYSE and SEC guidelines.”

I  AFFIRMATIVE DETERMINATION OF INDEPENDENCE

To fulfill this intent, the Board regularly reviews the independence of each non-employee director to make an affirmative determination of independence. Specifically, the CGRC conducts an annual review of the independence of the directors and reports its findings to the full Board. This year, based on the report and recommendation of the CGRC, the Board has determined that each of the non-employee nominees standing for election to the Board at the Annual Meeting — Messrs. Angove, Ayer, Burke, Davis, Gregg, Odierno, and Paz and Mses. Flint, Lieblein, and Washington — and each of the current directors not standing for re-election — Ms. Deily and Mr. Hollick — satisfies the independence criteria in the applicable NYSE listing standards and SEC rules (including, where applicable, the enhanced criteria with respect to members of the Audit Committee and the MDCC). Each Board committee member qualifies as a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act).

I  CRITERIA FOR DIRECTOR INDEPENDENCE

For a director to be considered independent, the Board must determine that the director does not have any material relationships with Honeywell, either directly or as a partner, shareowner, or officer of an organization that has a relationship with Honeywell, other than as a director or shareowner. Material relationships can include vendor, supplier, consulting, legal, banking, accounting, charitable, and family relationships, among others. The Board considered all relevant facts and circumstances in making its determinations, including the following:

•	No non-employee director or nominee receives any direct compensation from Honeywell other than under the director compensation program described in this Proxy Statement.

•

No immediate family member (within the meaning of the NYSE listing standards) of any non-employee director or nominee receives direct compensation from Honeywell other than compensation received for service as a non-executive employee.

•	No non-employee director or nominee is affiliated with Honeywell or any of its subsidiaries or affiliates.

•

No non-employee director or nominee is an employee of Honeywell’s independent accountants, and no non-employee director or nominee (or any of their respective immediate family members) is a current partner of Honeywell’s independent accountants, or was within the last three years, a partner or employee of Honeywell’s independent accountants and personally worked on Honeywell’s audit.

•

No non-employee director or nominee is a member, partner, or principal of any law firm, accounting firm, or investment banking firm that receives any consulting, advisory, or other fees from Honeywell.

•

No Honeywell executive officer is on the compensation committee of the board of directors of a company that employs any of our non-employee directors or nominees (or any of their respective immediate family members) as an executive officer.

•

No non-employee director or nominee (or any of their respective immediate family members) is indebted to Honeywell, nor is Honeywell indebted to any non-employee director or nominee (or any of their respective immediate family members).

•	No non-employee director or nominee is an executive officer of a charitable or other tax-exempt organization that received contributions from Honeywell outside our director charitable match program.

•

Honeywell has commercial relationships (purchase and/or sale of products and services) with companies at which our directors serve or have served as officers within the past three years (Ms. Flint — Greater Toronto Airports Authority and Los Angeles World Airports, Mr. Paz — Express Scripts, and Ms. Washington — Gilead Sciences). In each case:

—	The relevant products and services were provided on terms and conditions determined on an arm’s-length basis and consistent with those provided by or to similarly situated customers and suppliers;

—	The relevant director did not initiate or negotiate the relevant transaction, each of which was in the ordinary course of business of both companies; and

—

The combined amount of such purchases and sales was less than 0.0015% of the consolidated gross sales of each of Honeywell and the other company in each of the last three completed fiscal years. This level is significantly below the requirements of the NYSE listing standards for director independence, which uses a 2% of consolidated gross sales threshold and applies it to each of purchases and sales rather than the combination of the two.

•

While a non-employee director’s or nominee’s service as an outside director of another company with which Honeywell does business would generally not be expected to raise independence issues, the Board also considered those relationships and confirmed the absence of any material commercial relationships with any such company. Specifically, those commercial relationships were in the ordinary course of business for Honeywell and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers.

•	The above information was derived from Honeywell’s books and records and responses to questionnaires completed by directors in connection with the preparation of this Proxy Statement.

| Notice and Proxy Statement | 2021	22

02 |	CORPORATE GOVERNANCE

BOARD’S ROLE IN RISK OVERSIGHT

While senior management has primary responsibility for managing risk, the Board has responsibility for risk oversight with specific risk areas delegated to relevant Board committees who report on their deliberations to the Board. The specific risk areas of focus for the Board and each of its committees are summarized below.

Board/Committee	Primary Areas of Risk Oversight
Full Board

• Oversee the Company’s risk governance framework, including an enterprise-wide culture that supports appropriate risk awareness and the identification, escalation, and appropriate management of risk

• Integrity, ethics, and compliance with its Code of Business Conduct

• General strategic and commercial risks such as new product launch, capital spend, raw material price increases, foreign currency fluctuation, diminished customer demand, technology obsolescence, reductions to government spending, and slowdown in economic growth

• Disruption, including disruptive technologies, emerging competition, and changing business models

• M&A transactions, including execution and integration, and the M&A competitive landscape

• Legal risks such as those arising from litigation, environmental, and intellectual property matters

Audit Committee

• Oversee the Company’s Enterprise Risk Management (ERM) and Crisis Incident Management programs

• Cybersecurity, including protection of customer and employee data, trade secrets, and other proprietary “crown jewel” information, ensuring the security of data on the cloud, persistent threats, and cyber risks associated with the Company’s own products and facilities

• Accounting, controls, and financial disclosure

• Tax and liquidity management

• Product integrity and product security

• Vendor risk, including supply chain disruption

• Operational business continuity, including catastrophic risks such as natural disasters and plant accidents

Corporate Governance and Responsibility Committee (CGRC)

• Political contributions and lobbying

• Regulatory compliance, including data privacy, sanctions, export, and government contracts

• Integrity and compliance programs and policies

• Geopolitical risk, including political, economic or military conflicts, and tariffs

• Health, safety, environmental, product stewardship, and sustainability

Management Development and Compensation Committee (MDCC)

• Succession planning

• Compensation plans, programs, and arrangements and other employment practices and policies

• Recruitment and retention of key talent

• Labor compliance

• Inclusion and diversity

• Workplace respect and culture

• Workplace violence

I  ENTERPRISE RISK MANAGEMENT PROGRAM

The Board uses the ERM program as a key tool for understanding the inherent risks facing Honeywell and assessing whether management’s processes, procedures and practices for mitigating those risks are effective. The ERM assessment deployed by management is based on an enterprise-wide “top down” and “bottom up” view of commercial, strategic, legal, compliance, human capital, cyber, and reputational risks and strategies for mitigating those risks. In 2020, the ERM program included interviews with the Chairman and CEO and each member of his leadership team as well as 82 workshop interviews with 96 risk owners and risk experts, covering 49 risk areas across all businesses and functions. In 2021, ERM-identified risks will drive over one-third of the audits to be conducted under the Internal Audit function’s annual plan.

23	| Notice and Proxy Statement | 2021

02 |	CORPORATE GOVERNANCE

Both the Audit Committee and the full Board review the results of the annual ERM assessment. During the reviews, Honeywell’s CFO and General Counsel jointly present the results of the ERM assessment in a manner designed to provide full visibility into the risks facing Honeywell and how management is mitigating those risks, thereby enabling the Board to effectively exercise its oversight function. To facilitate continued monitoring and oversight by the Board, key risk areas identified during the ERM process and management’s associated mitigation activities become part of Board and/or committee meeting agendas for the following year.

Every three years, the ERM process includes one-on-one meetings with each Board member to discuss each director’s “top down” view of risks facing the enterprise, to solicit the director’s recommendations for improving the ERM process, and to ensure that the universe of risks and the metrics for identifying key risks, in terms of likelihood of occurrence and potential financial impact, is both realistic and appropriate. Feedback from the one-on-one interviews with the individual Board members is presented to the full Board and incorporated in the Company’s ERM program and risk mitigation efforts.

I  OVERSIGHT OF STRATEGY

One of the Board’s primary responsibilities is overseeing management’s establishment and execution of the Company’s strategy and the associated risks. The full Board oversees strategy and strategic risk through robust and constructive engagement with management, taking into consideration Honeywell’s key priorities, global trends impacting our business, regulatory developments, and disruptors in our industries. The Board’s oversight of strategy primarily occurs through deep-dive annual reviews of the long-term strategic plans and annual operating plans of each of our businesses. During these reviews, management provides the Board with its view of the key commercial and strategic risks and opportunities faced by each business unit, and the Board provides management with robust feedback on whether management has identified the key risks and opportunities and is taking appropriate actions to mitigate risk. In addition to the review of each business’ strategic and annual plans, specific areas of risk and opportunity are tabled for further Board and/or committee discussion as specific risks arise or as requested by management or individual Board members to ensure additional Board engagement on the areas of risk that are most impactful to Honeywell’s strategic direction.

The Board’s oversight of strategy is prominent in the Company’s mergers, acquisitions, and divestitures activity. From strategy and vision to portfolio reviews, individual transaction approval, deal execution, and integration, the Board is engaged in all aspects of the Company’s mergers, acquisitions, divestitures, and other corporate development activities. With the ultimate goal of achieving outcomes that promote long-term shareowner value, the Board annually engages in a rigorous, thorough, and unbiased review of Honeywell’s portfolio and devotes a substantial amount of time at each Board meeting to pressure test potential transactions, review deal execution, monitor integration, and assess long-term outcomes.

I  OVERSIGHT OF HUMAN CAPITAL AND CULTURE

The Board and the MDCC provide oversight over human capital, with particular focus on culture, inclusion and diversity, talent development and assessment, and succession planning. Honeywell fosters a performance culture where all directors, officers, and employees are expected to uphold our foundational principles of Integrity and Ethics, Inclusion and Diversity, and Workplace Respect; and where employees can build meaningful careers based on the Honeywell Behaviors: Have a Passion for Winning, Be A Zealot for Growth, Think Big…Then Make It Happen, Act With Urgency, Be Courageous, Become Your Best, Be Committed, and Build Exceptional Talent. The strength of the Company’s culture is essential to fulfilling its strategic vision, and the Board and the MDCC work with management to monitor compliance with the foundational principles and measure progress against the Honeywell Behaviors.

The Board is also closely engaged in the development and management of human capital. The Board’s involvement in leadership development and succession planning is systematic and ongoing, and the Board provides input on important decisions in each of these areas. The Board has primary responsibility for succession planning for the CEO and oversight over succession planning for other executive officer positions. Annually, the full Board reviews the leadership succession plan for the CEO and his direct reports, which includes identification of ‘ready now’ successors, management’s view of potential successors that are not “ready now” but will be within a reasonable timeframe, and development actions necessary to address any gaps in the leadership succession plan. Also discussed are recent and future potential changes involving various leaders and their organizations. In addition, the Board meets regularly with high-potential executives, both in small group and one-on-one settings.

The Board believes that workforce diversity represents a fundamental business opportunity as the Company plans and executes its long-term strategy. The Board and the MDCC oversee the Company’s progress and actions in this important area through engagement in succession planning, management development, and compensation review processes that take into account outcomes and metrics for diverse groups. Review of diversity performance is also a standing Board agenda item, providing an opportunity for the Board to engage directly with senior management to analyze workforce metrics that measure diversity of new hires and internal promotions as compared to that of the available pool of qualified talent, discuss trends, review OFCCP audits, and oversee enterprise-wide efforts to drive hiring, promotion, and retention of diverse talent.

| Notice and Proxy Statement | 2021	24

02 |	CORPORATE GOVERNANCE

I  OVERSIGHT OF COVID-19 RESPONSE

The Board has been closely engaged with management from the earliest days of the COVID-19 crisis as the Company continues to navigate the challenges of the pandemic. The Board’s focus at the onset of the crisis was to monitor and oversee management’s efforts to ensure the health and safety of Honeywell’s employees and to support their communities. As a provider of essential products and services, maintaining business continuity and the productive capability of the Company’s facilities and its supply chain was paramount. In the face of economic uncertainty and disruption to the Company’s end-markets, the Board was also focused on further strengthening the balance sheet and managing costs while ensuring that the Company did not lose sight of long-term strategic initiatives, transformation goals, and new opportunities. To monitor and provide oversight in the volatile environment, the Board met more frequently and received detailed and frequent communication from management. The Board continues to work closely with management to oversee the Company’s ongoing response to the challenges posed by the pandemic.

I  OVERSIGHT OF CYBERSECURITY

Cybersecurity is a critical component of the Company’s enterprise risk management program. The Company has established an information security framework to help safeguard the confidentiality, integrity, and availability of information assets and ensure regulatory, operational, and contractual requirements are fulfilled. The framework is aligned to industry standards including: NIST SPs 800-53 and 800-171, International Organization for Standardizations (ISO) 27702 and 22301, Payment Card Industry Data Security Standard (PCI DSS), Sarbanes-Oxley (SOX), and the Cloud Security Alliance (CSA) program. In addition, the Company has received Cyber Essential Scheme (CES) certification and ISO 27001 certification for certain businesses, complies with the IASME standard, has completed the CyberGRX Tier 3 assessment, and maintains a cybersecurity insurance policy. The Board and the Audit Committee provide oversight over cybersecurity risk. The Board receives annual cybersecurity updates from senior management, including the Chief Information and Product Security Officer, and the Audit Committee provides a deeper level of oversight through multiple engagements with senior management, including the Chief Information and Product Security Officer, each year to review the Company’s cybersecurity program, including the highest risk areas and key mitigation strategies. The Company has experienced, and expects to continue to experience, cyber threats and incidents, and the Audit Committee receives quarterly reports on any notable incidents that may have occurred during the quarter. To date, no such incidents have been material to the Company, and expenses incurred (including penalties or settlements, if any) in response to these incidents have been immaterial in any given fiscal year.

BOARD PRACTICES AND PROCEDURES

I  BOARD AND COMMITTEE MEETINGS

•

Agenda. The Board and its committees perform an annual review of the agenda items to be considered for each meeting. During that review and throughout the year, each Board and committee member is encouraged to suggest items for inclusion on future agendas.

•

Number of Meetings and Attendance. In 2020, the Board held seven meetings, and the committees of the Board collectively held 19 meetings. The Board had 100% meeting attendance, and the directors’ average attendance rate at meetings of the committees of which they are members was 99.5%. Each of the directors participated in at least 75% of the aggregate of the total number of Board meetings held during the period for which he or she was a director and the total number of meetings held by all Board committees on which he or she served (during the period he or she served).

•

Special Meetings. The Chairman, the Lead Director, the CGRC Chair, and at the request of two independent directors, the Corporate Secretary, are permanently empowered and authorized to call special meetings of the Board at any time and for any reason.

•

Board Meeting Materials. Each director receives in advance the written material to be considered at every meeting of the Board and of the committees on which he or she is a member and can provide comments and suggestions.

I  SELF-EVALUATION

•

Objective. The Board and each of its committees conduct a comprehensive evaluation of their effectiveness throughout the year. Committee members can provide input directly to the Lead Director, committee chairs or management. A more formal self-evaluation is launched in January of each year and the feedback gleaned from the evaluation is utilized to facilitate and enable Board refreshment and an appropriate evolution of Board skills, experiences, and perspectives specifically with a view toward eliciting feedback on whether our directors’ skills are matched to Honeywell’s strategic needs and its risk profile.

•

Process. The Lead Director, together with the CGRC Chair, are jointly responsible for leading the self-evaluation process which includes the development and approval of the evaluation by the CGRC, its administration through a third party, summarization of the results, and its report out to the full Board on an anonymous basis.

25	| Notice and Proxy Statement | 2021

02 |	CORPORATE GOVERNANCE

I  OTHER BEST PRACTICE BOARD PROCEDURES

•

Annual Shareowner Meeting Attendance. Honeywell’s Corporate Governance Guidelines encourage all directors to attend our Annual Meeting of Shareowners. All of its directors attended last year’s virtual Annual Meeting.

•

Engagement with Management. The Board and its committees provide feedback to management, and management is required to answer questions raised by the directors during Board and committee meetings. Our senior management meets regularly with the Board, including yearly reviews of each business’ long-term strategic plan and annual operating plan.

•

Director Education. Honeywell’s Board believes that director education is vital to the ability of directors to fulfill their roles and supports Board members in their continuous learning. Directors may enroll in continuing education programs at Honeywell’s expense on corporate governance and critical issues associated with a director’s service on a public company board. The Board also hears regularly from management on numerous subjects, including investor sentiments, shareowner activism, regulatory developments, data privacy and cybersecurity. In addition, the Board periodically participates in site visits to Honeywell’s facilities. For example, in 2020, Board members visited Honeywell’s Safety and Productivity Solutions facility in Charleston, South Carolina.

•

Director Orientation. All new directors participate in the Company’s director orientation program during the first year on the Board. New directors receive an extensive suite of onboarding materials covering director responsibilities, corporate governance practices and policies, business strategies, leadership structure, and long-term plans. Participation in regular Board and committee meetings also provide new directors with a strong foundation for understanding Honeywell’s businesses, connects directors with members of management with whom they will interact, and accelerates their effectiveness to engage fully in Board deliberations. Directors have access to additional orientation and educational opportunities upon acceptance of new or additional responsibilities on the Board or its committees.

BOARD COMMITTEES

The Board currently has three committees. All members of each committee are independent, non-employee directors. Each committee operates under a written charter, which is available at investor.honeywell.com (see “Corporate Governance/Board Committees”). The table below lists the anticipated leadership and membership of each committee following the 2021 Annual Meeting of Shareowners.

Name	Audit	Corporate Governance and Responsibility	Management Development and Compensation

Mr. Angove

Mr. Ayer

Mr. Burke

Mr. Davis*		ex officio	ex officio

Ms. Flint

Sen. Gregg		Chair

Ms. Lieblein			Chair

Gen. Odierno

Mr. Paz	Chair

Ms. Washington

* Lead Director is an ex officio member of each committee on which he does not otherwise serve.

| Notice and Proxy Statement | 2021	26

02 |	CORPORATE GOVERNANCE

I AUDIT COMMITTEE

•  Consider the independence of, appoint (subject to shareowner approval), and be directly responsible for the compensation, retention, and oversight of the firm that serves as independent accountants to audit our financial statements and to perform services related to the audit; this includes resolving disagreements between the firm and management regarding financial reporting.

•  Review the scope and results of the audit with the independent accountants.

•  Review with management and the independent accountants, prior to filing, the annual and interim financial results (including Management’s Discussion and Analysis) to be included in Forms 10-K and 10-Q.

•  Consider the adequacy and effectiveness of our internal control over financial reporting and auditing procedures.

•  Review, approve, and establish procedures for the receipt, retention and treatment of complaints received by Honeywell regarding accounting, internal control over financial reporting, or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•  Monitor and provide risk oversight with respect to focus areas assigned to the committee from time to time by the Board, including cybersecurity, tax and liquidity management, product integrity and product security, vendor risk, operational business continuity, and crisis management.

•  Together with the full Board, exercise oversight over the ERM process and assess whether mitigation strategies for the risks identified through the ERM process are adequate.

* The current members of the Audit Committee are Kevin Burke, D. Scott Davis (ex officio), Linnet F. Deily, Judd Gregg, Robin Washington, and George Paz (Chair).

Audit Committee Oversight of Independent Accountants. The Audit Committee seeks to ensure the exercise of appropriate professional skepticism by the independent accountants by reviewing and discussing, among other things, management and auditor reports regarding significant estimates and judgments and the results of peer quality review and Public Company Accounting Oversight Board inspections of the independent accountants. The Audit Committee also reviews and pre-approves all audit and non-audit services provided to Honeywell by the independent accountants to determine that such services would not adversely impact auditor independence and objectivity. The Audit Committee also holds separate executive sessions at each in-person meeting with representatives of our independent accountants and with Honeywell’s Chief Financial Officer and Vice President of Corporate Audit.

I CORPORATE GOVERNANCE AND RESPONSIBILITY COMMITTEE (CGRC)

• Identify and evaluate potential director candidates and recommend to the Board the nominees for election to the Board.

•  Review and make a recommendation to the Board regarding whether to accept a resignation tendered by a Board nominee who does not receive a majority of votes cast for his or her election in an uncontested election of directors.

•  Review annually and recommend changes to the Corporate Governance Guidelines.

•  Together with the Lead Director, lead the Board in its annual evaluation of the performance of the Board and its committees.

•  Review policies and make recommendations to the Board concerning the size and composition of the Board, qualifications and criteria for director nominees, director retirement policies, compensation and benefits of non-employee directors, conduct of business between Honeywell and any person or entity affiliated with a director, and the structure and composition of Board committees.

•  Monitor and provide risk oversight with respect to focus areas assigned to the committee from time to time by the Board, including political contributions and lobbying, regulatory compliance matters such as data privacy, integrity and ethics, geopolitical risk, and health, safety, environmental, product stewardship and sustainability.

•  Review Honeywell’s policies and programs relating to health, safety, and environmental matters, sustainability, political contributions and lobbying, and other matters, including the Company’s Code of Business Conduct, as may be brought to the attention of the committee regarding Honeywell’s role as a responsible corporate citizen.

* Mr. Gregg’s membership on the CGRC and his appointment as its Chair will be effective upon his re-election to the Board at the Annual Meeting of Shareowners. The current members of the CGRC are Linnet Deily (Chair), William S. Ayer, D. Scott Davis (ex officio), Deborah Flint, Grace D. Lieblein, Raymond T. Odierno, and George Paz.

27	| Notice and Proxy Statement | 2021

02 |	CORPORATE GOVERNANCE

Evaluation and Nomination of Director Candidates. Primary responsibility for identifying and evaluating director candidates and for recommending re-nomination of incumbent directors resides with the CGRC, which consists entirely of independent directors under applicable SEC rules and NYSE listing standards. Honeywell’s independent Lead Director also is formally charged with responsibility for new director recruitment, including the responsibility of working with the Chairman and CEO, CGRC, and the full Board to help identify and prioritize the specific skill sets, experience, and knowledge that director candidates must possess. The CGRC and Lead Director then establish criteria for director nominees based on these inputs.

•

Nomination of New Candidates. Potential director candidates meeting the criteria established by the CGRC and Lead Director are identified either by reputation, existing Board members, or shareowners. The CGRC is also authorized, at the expense of Honeywell, to retain search firms to identify potential director candidates, as well as other external advisors, including for purposes of performing background reviews of potential candidates. Search firms retained by the CGRC are provided guidance as to the particular experience, skills, or other characteristics that the Board is then seeking. The CGRC may delegate responsibility for day-to-day management and oversight of a search firm engagement to the Chairman and/or the Senior Vice President and Chief Human Resources Officer.

Candidates are interviewed multiple times by the Chairman and CEO, Lead Director, other members of the Board and certain executive officers to ensure that candidates not only possess the requisite skills and characteristics, but also the personality, leadership traits, work ethic, and independence of thought to effectively contribute as a member of the Board. After this process, the Board nominates the successful candidate for election to the Board at the Annual Meeting of Shareowners. Director candidates are principally identified and evaluated in anticipation of upcoming director elections and other potential or expected Board vacancies. From time to time, the Board fills vacancies in its membership which arise between annual meetings of shareowners using the process described above.

•

Re-nomination of Incumbents. To ensure that the Board continues to evolve in a manner that serves the changing business and strategic needs of the Company, before recommending for re-nomination a slate of incumbent directors for an additional term, the CGRC also evaluates whether incumbent directors possess the requisite skills and perspective, both individually and collectively. This evaluation is based primarily on the results of the annual review it performs with the Board of the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole and the results of the Board’s annual self-evaluation.

I MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE (MDCC)

•  Evaluate and approve executive compensation plans, policies, and programs, including review and approval of executive compensation-related corporate goals and objectives.

•  Sole authority to retain and terminate a compensation consultant to assist in the evaluation of CEO or senior executive compensation.

•  Review and approve the individual goals and objectives of the Company’s executive officers.

•  Evaluate the CEO’s performance relative to established goals and objectives and, together with the other independent directors, determine and approve the CEO’s compensation level.

•  Review and determine the annual salary and other remuneration (including incentive compensation and equity-based plans) of all other officers.

•  Review and discuss with management, the Compensation Discussion and Analysis and other executive compensation disclosure included in this Proxy Statement.

•  Produce the annual Committee Report included in this Proxy Statement.

•  Form and delegate any of the MDCC’s authorities to subcommittees when appropriate.

•  Review the management development program, including executive succession plans.

•  Review or take such other action as may be required in connection with the bonus, stock, and other benefit plans of Honeywell and its subsidiaries.

•  Monitor and provide risk oversight with respect to focus areas assigned to the committee from time to time by the Board, including succession planning, progress implementing diversity goals and objectives, retention and recruitment of key talent, employment practices and policies, workplace respect and culture, and workplace violence.

* The current members of the MDCC are Grace D. Lieblein (Chair), Duncan B. Angove, William S. Ayer, D. Scott Davis (ex officio), Judd Gregg, and Clive Hollick.

| Notice and Proxy Statement | 2021	28

02 |	CORPORATE GOVERNANCE

Compensation Committee Interlocks and Insider Participation. During fiscal year 2020, all members of the MDCC were independent directors, and no member was an employee or former employee of Honeywell. No MDCC member had any relationship requiring disclosure under “Certain Relationships and Related Transactions” on page 91 of this Proxy Statement. During fiscal year 2020, none of the Company’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the MDCC.

Administration of Executive Compensation Program. The MDCC administers the executive compensation program, including determination of the elements of the program and their relative weighting, incentive compensation plan targets, and award amounts. When administering the program, the MDCC considers recommendations from senior management regarding the overall executive compensation program and the individual compensation of the executive officers. As part of Honeywell’s annual planning process, the CEO, CFO, and Chief Human Resources Officer develop targets for Honeywell’s incentive compensation programs and present them to the MDCC. These targets are reviewed by the MDCC to ensure alignment with our strategic and annual operating plans, macroeconomic trends, and other identified opportunities and risks. The CEO recommends base salary adjustments and cash and equity incentive award levels for Honeywell’s other executive officers. These recommendations are based on performance appraisals (including an assessment of the achievement of pre-established financial and non-financial management objectives) together with a review of supplemental performance measures and prior compensation levels relative to performance.

Retention of Independent Compensation Consultant. The MDCC has sole authority to retain a compensation consultant to assist the MDCC in the evaluation of CEO, officer and other senior executive compensation, but only after considering all factors relevant to the consultant’s independence from management. In addition, the MDCC is directly responsible for approving the consultant’s compensation, evaluating its performance, and terminating its engagement. Under the MDCC’s established policy, its consultant cannot provide any other services to Honeywell without the MDCC’s approval, as delegated to the MDCC Chair. Since October 2009, the MDCC has retained Pearl Meyer (PM) as its independent compensation consultant.

The MDCC regularly reviews the services provided by its outside consultants and performs an annual assessment of the independence of its compensation consultant to determine whether the compensation consultant is independent. The MDCC conducted a specific review of its relationship with PM in 2020 and determined that PM is independent in providing Honeywell with executive compensation consulting and limited other employee benchmarking services, and that PM’s work for the MDCC did not raise any conflicts of interest, consistent with SEC rules and NYSE listing standards.

In making this determination, the MDCC reviewed information provided by PM on the following factors:

•	Any other services provided to Honeywell by PM.

•	Fees received by PM from Honeywell as a percentage of PM’s total revenue.

•	Policies and procedures maintained by PM to prevent a conflict of interest.

•	Any business or personal relationship between the individual PM consultants assigned to the Honeywell relationship and any MDCC member.

•	Any business or personal relationship between the individual PM consultants assigned to the Honeywell relationship, or PM itself, and Honeywell’s executive officers.

•	Any Honeywell stock owned by PM or the individual PM consultants assigned to the Honeywell relationship.

The MDCC noted that PM did not provide any services to the Company or its management other than service to the MDCC and limited other employee benchmarking services. Unless approved by the MDCC Chair, PM does not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resources outsourcing. The MDCC will continue to monitor the independence of its compensation consultant on a regular basis.

PM compiles information and provides advice regarding the components and mix (short-term/long-term; fixed/variable; cash/equity) of the executive compensation programs of Honeywell and its Compensation Peer Group (see pages 47 and 48 of this Proxy Statement for further detail regarding the Compensation Peer Group) and analyzes the relative performance of Honeywell and the Compensation Peer Group with respect to stock performance and the financial metrics generally used in the programs. PM also provides the MDCC with information regarding emerging trends and best practices in executive compensation. In addition to information compiled by PM, the MDCC also reviews general survey data compiled and published by third parties. Neither the MDCC nor Honeywell has any input into the scope of or the companies included in these third-party surveys.

PM reports to the MDCC Chair, has direct access to MDCC members, attends MDCC meetings either in person, virtually or by telephone, and meets with the MDCC in executive session without management present.

29	| Notice and Proxy Statement | 2021

03 |	CORPORATE RESPONSIBILITY AND SUSTAINABILITY

CORPORATE RESPONSIBILITY

AND SUSTAINABILITY

Honeywell takes seriously its commitment to corporate social responsibility, protection of its environment, and creation of sustainable opportunity everywhere it operates. This unwavering commitment underlies the principle that good business, economic growth, and social responsibility work together. Honeywell’s Environmental, Social, and Governance (ESG) initiatives are aligned with the Company’s long-term strategy, both informing and supporting Honeywell’s strategic plans. This alignment emerges from the inclusion of Environmental and Social (E&S) considerations in scenario planning and other strategic processes where E&S-related business risks and opportunities are identified and addressed.

The Board’s engagement and oversight extends to E&S initiatives in four principle ways:

•

The Corporate Governance and Responsibility Committee (CGRC) has primary jurisdiction for managing risks and opportunities associated with E&S, meeting at least once a year with the Corporate Vice President of Health, Safety, Environment, Product Stewardship, and Sustainability (HSEPS), the Senior Vice President for Government Relations, the Senior Vice President and Chief Human Resources Officer and other leaders with responsibility for E&S to review and discuss various E&S topics.

•	Direct Audit Committee and Board engagement with E&S risk areas through a robust and comprehensive Enterprise Risk Management program.

•

Direct Board engagement on select E&S topics. In the past 12 months, management has presented to the Board on a variety of E&S initiatives such as employee diversity, sexual harassment prevention, safety, business continuity, and environmental matters.

•

Feedback from engagement with shareowners. The Board values shareowners’ perspectives on corporate responsibility and sustainability, and the Company (oftentimes with our Lead Director or CGRC Chair) engages directly with shareowners throughout the year to discuss activities, goals and achievements in these areas and to hear shareowners’ views and suggestions so that the feedback can be provided to directors.

PERFORMANCE CULTURE

Behind every invention, new technology and next-generation solution at Honeywell is a team of people committed to shaping the future. The Company’s performance culture enables Honeywell to be agile in response to the fast-changing needs of customers and is supported by the Honeywell Behaviors and three foundational principles: Integrity and Ethics, Inclusion and Diversity, and Workplace Respect. These principles are requirements for employment and every employee is expected to support and demonstrate them. Honeywell’s Behaviors reflect the bold, entrepreneurial spirit of the Company’s people.

| Notice and Proxy Statement | 2021	30

03 |	CORPORATE RESPONSIBILITY AND SUSTAINABILITY

The Honeywell Behaviors reinforce our performance culture and enable our strategy to be the world’s premier software-industrial company. Demonstrating the Honeywell Behaviors is important to the Company’s culture and achieving objectives, and employees are challenged to continue developing in these areas as there is always opportunity for improvement. However, no one can be deficient in any of the Company’s three foundational principles. These values are simply too important to everything the Company hopes to accomplish.

I  INTEGRITY AND ETHICS

At the core of Honeywell’s foundational principles is the Company’s Code of Business Conduct (the Code) that applies to all directors, officers, and employees across the Company in all businesses and in all countries. The Code is a baseline set of requirements that enables employees to recognize and be aware of how to report integrity, compliance, and legal issues. In addition, the Code outlines our pledge to recognize the dignity of everyone, respect each employee, provide compensation and benefits that are competitive, promote self-development through training that broadens work-related skills, and value diversity of perspectives and ideas.

The Code provides guidance and expectations in a number of key integrity and compliance areas, including how employees should treat each other, conflicts of interest, health, safety, environment, product stewardship and sustainability (HSEPS), books and records, anti-corruption, proper business practices, trade compliance, insider trading, data privacy, respect for human rights, and the appropriate use of information technology and social media. To reinforce the Code, Honeywell provides comprehensive training on key compliance topics, develops training scenarios, deploys monthly manager communication toolkits, provides mechanisms for employees and third parties to report concerns (including anonymously), and ensures timely and fair reviews of integrity and compliance concerns through a best-in-class process to report and investigate allegations. Honeywell responds to 100% of reported allegations.

The Company’s integrity and compliance program includes, among other elements, a Supplier Code of Business Conduct that flows down to Honeywell’s global supply chain to reinforce the expectation that Honeywell suppliers also will abide by our high standards of integrity and compliance, including our conflict minerals, anti-human trafficking, business integrity, and health, safety, and environmental policies. We monitor our suppliers via quality, ethics, and good manufacturing practices, and when a supplier is found to be in violation of any Honeywell standard, we either replace the supplier or issue a corrective action plan. If the violation involves unethical or illegal activities, we remove the supplier as a viable supply source.

Honeywell’s Code applies to all directors, officers (including our Chief Executive Officer, Chief Financial Officer, and Controller) and employees. Any amendments to or waivers of the Code applicable or granted to any of Honeywell’s directors or executive officers will be published on the Company website. All officers and employees must complete Code of Conduct training and, where permitted by law, must also certify each year that they will comply with the Code. In 2020, the Company received certifications from 100% of officers and employees where permitted by law.

Honeywell fosters a culture of integrity, ethics, and workplace respect by setting the tone at the top and by unambiguously and repeatedly reinforcing its expectations. The Company is proud to have been recognized by Ethisphere, a global leader in defining and advancing the standards of ethical business practices, as one of the 2021 World’s Most Ethical Companies—one of only eight honorees in the Industrial category.

I  INCLUSION AND DIVERSITY

Working at Honeywell requires fully embracing Inclusion and Diversity (I&D). The Board believes that its diversity (three women, two Hispanics, and two African Americans) and the diversity of Honeywell’s executive leadership (more than half of the Company’s executive officers are diverse by ethnic background, non-U.S. place of birth, or gender) supports its evolving business strategy and is a testament to Honeywell’s ongoing commitment to hiring, developing, and retaining diverse talent. The Company’s commitment to I&D enables better decision-making, helps build competitive advantages, and furthers long-term success. I&D is one of our foundational principles, and Honeywell expects all employees to exemplify its I&D principles accordingly.

In 2020, Honeywell took several notable actions to promote racial equality and I&D:

•

Reinforced its commitment to I&D and our zero-tolerance policy on discrimination in a video featuring its Chairman and CEO and our Senior Vice President and General Counsel and through a series of town hall meetings conducted company-wide; the Company continues to emphasize this message through training programs and regular communications.

•	Deployed mandatory unconscious bias training to our global workforce to educate and influence behavior.

•

Established a Global Inclusion and Diversity Steering Committee co-sponsored by Honeywell’s Chairman and CEO and fortified its inclusion and diversity governance structure by embedding I&D Councils in each business group. The re-designed governance structure provides a scalable model that supports the Company’s six affinity group employee networks for women, Black, Hispanic, veteran, LGBTQ and disabled employees and facilitates the introduction of new networks to reflect the diverse characteristics of Honeywell’s workforce.

•

Entered a five-year corporate sponsorship with the National Museum of African American History and Culture in Washington, D.C. Part of the Smithsonian Institution, this museum hosts millions of visitors each year and focuses on the richness, diversity and resiliency of the African American experience. This partnership enables robust learning and virtual volunteering opportunities for Honeywell employees of all races and backgrounds.

31	| Notice and Proxy Statement | 2021

03 |	CORPORATE RESPONSIBILITY AND SUSTAINABILITY

•	Sponsored the Carolina Youth Coalition, a nonprofit organization that prepares high-achieving, under-resourced high school students to get into, excel at, and graduate from college.

•	Continued to expand recruitment efforts at diversity conferences and historically Black colleges and universities.

•	Established 2021 goals for each direct CEO staff officer that includes an annual objective of driving diversity within his or her organization.

Honeywell’s I&D strategy focuses on five key pillars, and we are driving a number of strategic initiatives behind each one, as follows:

Talent Acquisition. Honeywell provides training and resources to hiring managers to reinforce their role in bringing diverse talent into the organization. The Company applies a “diversity of slate” requirement when hiring for any exempt role in the U.S. or for any management, professional, or senior administrative role globally. This means that all managers must interview at least one diverse candidate when hiring for these roles, and any exception must be reported to the responsible human resources leader for approval prior to filling the position. Senior management monitors compliance through the use of diversity scorecards. This approach helps ensure that women and people of color are represented as the Company selects the best candidate.

Talent Management. Honeywell launched its Women’s Advancement Program in 2019, which focuses on each participant’s career advancement and seeks to empower each class of women through workplace training and development opportunities and by expanding their internal networks for promotional opportunities. In 2020, Board member Robin Washington participated in the program kick-off meeting, underscoring the Board’s focus and commitment to this important initiative. In 2021, the Company expanded the program, which is now the Diversity Career Advancement Program, to include people of color.

Branding and Communication. To attract and retain diverse talent, the Company aims to showcase its culture and values as well as its commitment to inclusion and diversity. The Company’s #futureshapers brand campaign continues to focus on storytelling by a diverse “cast” of Honeywell employees and seeks to humanize the brand by authentically tying innovative solutions and technologies back to its talent and their work at Honeywell.

Strategic Partnerships. Honeywell is involved with a range of external professional organizations, including the Society of Women Engineers, the National Society of Black Engineers, the Society of Hispanic Engineers, the Anita Borg Institute, the Leadership Council on Legal Diversity, and Disability:IN. In 2019, the Company launched its partnership with the Executive Leadership Council, an organization that supports the development of global Black leaders by delivering programs for Black employees to develop skills for executive/C-Suite roles. Honeywell also partners with top academic institutions for their quality of programs and commitment to creating a diverse student population and future workforce.

Inclusive Leadership. Honeywell’s Chairman and Chief Executive Officer is a signatory to the Catalyst CEO Champions for Change Pledge. Joining Catalyst CEO Champions for Change was both a personal affirmation by Mr. Adamczyk and an organizational commitment to fostering an inclusive environment and advancing opportunities for women in the workplace. From the C-Suite to the shop floor, the Company’s leaders are expected to exemplify behaviors that promote an open and inclusive culture, and Honeywell helps managers develop this skill as they do any other leadership skill though training programs, interactive learning, and real-time events.

For more information about Honeywell’s inclusion and diversity initiatives, please visit honeywell.com (see “Company/About Us”).

I  WORKPLACE RESPECT

Fostering a respectful workplace environment is a key priority for Honeywell. While the Company’s Code of Business Conduct and other policies have long prohibited harassment, the Company has issued a revised global harassment policy to reaffirm our commitment to maintain a respectful workplace for all. This policy provides more explicit guidance on the expectations for each employee and makes clear that all employees who experience or witness harassment are encouraged to report such conduct. All new employees are required to complete a sexual harassment training program as part of the onboarding process, and the policy is reinforced on multiple occasions throughout the year, including enterprise-wide global town meetings.

| Notice and Proxy Statement | 2021	32

03 |	CORPORATE RESPONSIBILITY AND SUSTAINABILITY

COMMITMENT TO A SUSTAINABLE FUTURE

Honeywell’s commitment to being environmentally responsible is reflected in the extensive work done to reduce greenhouse gas (GHG) emissions, increase energy efficiency, conserve water, minimize waste, and drive efficiency throughout its operations. The Company champions responsible remediation projects and efforts to make its operations and products safer and more sustainable.

Honeywell has a history of establishing and achieving public sustainability goals and remains on track to achieve its 10-10-10 goals by 2024. The Company has also committed to becoming carbon neutral in its operations and facilities by 2035 and to addressing indirect emissions, including emissions in the value chain.

10-10-10 Goals by 2024. Honeywell remains on track to:

Reduce global Scope 1 and Scope 2 greenhouse emissions by an additional 10% per dollar of sales from 2018 levels.

Deploy at least 10 renewable energy opportunities.

Achieve certification to ISO’s 50001 Energy Management Standard at 10 facilities.

Carbon Neutrality by 2035. Honeywell has committed to:

Become carbon neutral in its operations and facilities (Scope 1 and Scope 2) by 2035 through a combination of further investment in energy savings projects, conversion to renewable energy resources, completion of capital improvement projects, and utilization of credible carbon credits.

Address Scope 3 indirect emissions, including emissions in the value chain, by enhancing its existing tracking system, partnering with industry leaders to identify and implement best practices, and encouraging customers to adopt Honeywell’s climate offerings.

Honeywell’s Sustainable Opportunity policy is based on the principle that by integrating health, safety, and environmental considerations into all aspects of its business, Honeywell:

•	Protects its people and the environment;

•	Drives compliance with all applicable regulations;

•	Achieves sustainable growth and accelerated productivity; and

•	Develops technologies that expand the sustainable capacity of our world.

The Honeywell Operating System (HOS), which drives sustainable improvements and the elimination of waste in manufacturing operations to generate exceptional performance, is a critical component of how the Company thinks about sustainability. HOS is a lean-based manufacturing system with roles and ownership for all employees from the plant floor to the boardroom to engage in careful planning and analysis, continuous employee engagement in improvement, and thorough follow-through.

Honeywell has built sustainability directly into HOS, so the tools, personnel, activities and culture are used to drive sustainability with the same focus that the Company uses to propel other critical operational objectives such as quality, delivery, inventory and cost. This ensures that sustainability is an integrated and essential part of the Honeywell work experience every day. Progress on our sustainability program is a factor in determining annual incentive compensation for senior leadership.

33	| Notice and Proxy Statement | 2021

03 |	CORPORATE RESPONSIBILITY AND SUSTAINABILITY

I  SUSTAINABLE OPPORTUNITY

Honeywell is uniquely positioned to shape a safer and more sustainable future both for the Company and its customers. The Company continues to invent and develop technologies that provide customers with adaptable and efficient solutions to their safety, energy, and environmental needs. Here are some of the challenges Honeywell technologies address:

I  HEALTH, SAFETY, ENVIRONMENT, PRODUCT STEWARDSHIP AND SUSTAINABILITY (HSEPS)

Honeywell’s HSEPS matters are managed by a global team of trained professionals with extensive knowledge and hundreds of years of collective experience in occupational health, chemistry, hydrology, geology, engineering, safety, industrial hygiene, materials management, and energy efficiency.

Honeywell’s Corporate Vice President of HSEPS reports to the Company’s Senior Vice President and General Counsel and has overall responsibility for HSEPS programs. A Corporate Energy and Sustainability Team, led by the Corporate Vice President of HSEPS, the Vice President for Global Real Estate and the Director of Sustainability, helps drive the Company’s sustainability goals. Progress on these goals is reported to Honeywell’s CEO on a quarterly basis and is reviewed with the CGRC at least annually.

The Company utilizes a comprehensive HSEPS management system based on recognized third-party standards, including ISO 14001 and ISO 45001, and industry best practices. The system is fully integrated into HOS, the Company’s blueprint for continuous, sustainable operational improvement. A Company-wide, HSEPS-led audit process monitors compliance with standards and regulatory requirements and oversees timely development and implementation of process improvement and corrective action plans.

We provide HSEPS disclosure in alignment with the Sustainability Accounting Standards Board (SASB) and Task Force on Climate-Related Financial Disclosures (TCFD) frameworks. To view these disclosures, please see our 2020 Corporate Citizenship Report at https://hwll.co/csr2020.

I  HIGHLIGHTS OF OUR ENVIRONMENTAL ACHIEVEMENTS

Greenhouse Gas Reduction and Energy Efficiency. Honeywell reports on its global greenhouse gas emissions publicly through CDP, a U.K.-based organization that supports companies’ and cities’ environmental disclosures, various regulatory agencies, and its website, investor.honeywell.com (see “Corporate Governance/Sustainability”). A qualified third party has provided limited assurance per ISO 14064-3 of Honeywell’s 2011-2019 Scope 1 and Scope 2 greenhouse gas emissions inventories. Overall, the Company’s sustainability program has reduced its Scope 1 and Scope 2 greenhouse gas intensity by more than 90% since 2004.

Honeywell exceeded its first public goal to reduce global greenhouse gases by more than 30% and improve energy efficiency by more than 20% between 2004 and 2011.

A second five-year goal, set to reduce greenhouse gas emissions by an additional 15% per dollar of sales from 2011 levels, was met three years early.

Honeywell exceeded its third goal to reduce greenhouse gas emissions per dollar of sales from 2013 levels by an additional 10% by end of 2018.

| Notice and Proxy Statement | 2021	34

03 |	CORPORATE RESPONSIBILITY AND SUSTAINABILITY

Honeywell continues to be on track to achieve our “10-10-10” target to reduce global Scope 1 and Scope 2 greenhouse gas emissions by an additional 10% per dollar of sales from 2018 levels, to deploy at least 10 renewable energy opportunities, and to achieve certification to ISO’s 50001 Energy Management Standard at 10 facilities, all by 2024.

Water and Waste. Honeywell maintains a global inventory of water usage and waste data and continually looks for savings opportunities. The Company strategically targets water conservation projects in areas that are experiencing “water stress” as defined by the World Resources Institute. Since 2013, Honeywell has implemented more than 170 water conservation projects in water-stressed areas, saving 155 million gallons. Each of the Company’s businesses establishes annual waste targets for reducing hazardous waste, as normalized by sales, and diverting non-hazardous waste from landfills.

Safety. The safety of the Company’s employees, contractors, and partners is a top priority, and Honeywell uses its HOS-based approach to maintain its safety record. Honeywell’s global TCIR (the number of occupational injuries and illnesses per 100 employees) was 0.29 at the end of 2020. This means that our safety record is over four times better than the weighted average TCIR of the industries in which we operate according to the U.S. Bureau of Labor Statistics. Honeywell has received worker safety awards from governments and organizations around the world.

New Uses from Legacy Properties. Honeywell has a history of successfully resolving complex environmental challenges and taking a proactive approach to remediation of legacy obligations from former operations and of predecessor companies. The Company spent over $4 billion in the last 15 years to clean up many of these sites and restore them to productive community use. Using cutting-edge science, design, and engineering to protect human health and the environment, the Company works cooperatively with governments and communities to implement effective solutions. Honeywell does not consider cleanups complete until the legacy property has been transformed into a valuable asset for the surrounding community, whenever possible.

For more information about Honeywell’s revitalization of brownfields while renewing communities, please visit the Company’s website at investor.honeywell.com (see “Corporate Governance/Sustainability”).

HONEYWELL HOMETOWN SOLUTIONS

Honeywell demonstrates its commitment to corporate social responsibility (CSR) and community involvement through global programs emphasizing science, technology, engineering and mathematics (STEM) education, inclusion and diversity, and humanitarian relief. To date, more than 5 million elementary, middle, high school, and university students worldwide have participated in Honeywell’s STEM programs. Since 2005, the Honeywell Humanitarian Relief Foundation, an employee-funded nonprofit organization, has distributed more than $14.5 million in relief funding to nearly 2,500 employees and communities around the world after hurricanes, earthquakes, wildfires, flooding, typhoons, and tsunamis. The foundation has also repaired or rebuilt 900 homes, four schools, nine medical clinics, 900 wells, and one elder-care center in this time.

In 2020, as the COVID-19 pandemic spread around the globe and brought everyday life to a halt in many regions, Honeywell moved quickly to address the needs of employees, customers, and communities. To support its employees, the Company:

•

Covered out-of-pocket costs associated with prescribed COVID-19 testing for all employees, and covered out-of-pocket treatment costs for employees and their dependents enrolled in Honeywell’s medical plans.

•	Established a $10 million relief fund to support select employees worldwide in potential financial distress due to the COVID-19 pandemic.

•	Issued a $500 special “thank you” payment in early 2021 to every direct manufacturing employee who worked for more than six months in 2020.

Honeywell also established relief programs, expanded partnerships, and made monetary and in-kind donations to help communities around the world respond to the COVID-19 crisis and economic downturn. For instance, the Company:

•	Donated approximately 925,000 masks to hospitals and non-profits worldwide.

•	Distributed more than 3.7 million meals and 12,300 hygiene kits to families impacted by COVID-19 in five cities across India.

•

Invested $2 million to launch the Charlotte Center City Small Business Innovation Fund, in partnership with two leading civic organizations and other sponsors, to provide grants to small businesses to adapt their operating model in response to COVID-19 challenges.

•

Honeywell, Atrium Health, Tepper Sports & Entertainment and Charlotte Motor Speedway launched a unique public-private initiative, with support from North Carolina Gov. Roy Cooper, Charlotte Mayor Vi Lyles and leaders from Mecklenburg County, to optimize mass vaccination events that fully vaccinated more than 46,000 people.

•

Based on learnings from these events, Honeywell and our partners have developed and distributed a leader guide for mass vaccination events to the Biden Administration and the governors of all U.S. states and territories.

35	| Notice and Proxy Statement | 2021

03 |	CORPORATE RESPONSIBILITY AND SUSTAINABILITY

POLITICAL ENGAGEMENT AND CONTRIBUTIONS

Engagement in the political process is critical to Honeywell’s success. The Company’s future growth depends on forward-thinking legislation and regulation that makes society safer and more energy efficient and improves public infrastructure. The Company strives to engage responsibly in the political process and to ensure that its participation is consistent with all applicable laws and regulations, our principles of good governance, and our high standards of ethical conduct.

I  TRANSPARENCY

Honeywell is committed to providing transparent disclosure of political contributions and lobbying activities. Based on feedback from stakeholders, Honeywell has continued to enhance its political engagement disclosures. The Center for Political Accountability now rates Honeywell as a “Trendsetter” among first-tier companies, and in 2020, Honeywell was one of only 12 companies in the S&P 500 that received a Center for Political Accountability score of 100%. Disclosures are available at investor.honeywell.com (see “Corporate Governance/Political Contributions”).

When considering what to include in disclosures, Honeywell makes every effort to be accurate, comprehensive and detailed, and consider the perspective of the Company’s largest shareowners. Disclosures include explanations of the Company’s rationale for engaging in the political process, identify top legislative and regulatory priorities, and define its governance processes. The Company’s disclosures also address the use of corporate funds for political contributions and contributions to tax-exempt organizations that may use funds for political purposes; supply details regarding Honeywell’s exclusively employee-funded political action committee, HIPAC, including its disbursements; and provide streamlined and direct access to federal, state and local lobbying reports. In 2020, Honeywell further enhanced its disclosures to include a list of trade associations receiving memberships dues of $50,000 or more from Honeywell annually and the corresponding non-deductible portion of the dues.

I  MANAGEMENT AND BOARD OVERSIGHT

The Law Department oversees the Company’s lobbying activities. Honeywell’s Senior Vice President, Global Government Relations reports to the Senior Vice President and General Counsel and works closely with the Corporate Secretary and Chief Compliance Officer, whose organization ensures compliance with our political spending policy. The Company’s Senior Vice President and General Counsel, its Senior Vice President, Global Government Relations, and Corporate Secretary and Chief Compliance Officer meet regularly with Honeywell’s Chairman and Chief Executive Officer and his leadership team to review legislative, regulatory and political developments.

With respect to Board oversight, Honeywell’s public policy efforts, including all lobbying activities, political contributions, and payments to trade associations and other tax-exempt organizations, are the responsibility of the CGRC, which consists entirely of independent, non-employee directors. Each year the CGRC receives an annual report on the Company’s policies and practices regarding political contributions. In addition, each year, the Senior Vice President, Global Government Relations reports to the CGRC on trade association memberships and to the full Board on the global lobbying and government relations program. The CGRC’s oversight of the Company’s political activities ensures compliance with applicable law and alignment with our policies, strategic priorities, Code of Business Conduct, and values.

In 2020, the Company established an Advisory Board of leaders representing a cross-section of Honeywell who meet regularly to review proposed HIPAC disbursements to assess alignment with Honeywell’s foundational principles — Integrity and Compliance, Inclusion and Diversity, and Workplace Respect. The Advisory Board meets at the start of each Congress, and at least quarterly thereafter, to determine whether proposed recipients of HIPAC funding are eligible based on our criteria and in alignment with Honeywell’s foundational values. Advisory Board decisions are documented and reported quarterly to the HIPAC Board of Directors and to Honeywell’s Chairman and CEO. Honeywell’s Senior Vice President, Global Government Relations, also includes notable Advisory Board decisions in his annual report to the CGRC.

| Notice and Proxy Statement | 2021	36

04 |	DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

The Corporate Governance and Responsibility Committee (CGRC) reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Any director who is an employee of Honeywell receives no compensation for service on the Board. Honeywell’s director compensation program is designed to enable continued attraction and retention of highly-qualified directors and to address the time, effort, expertise and accountability required of active Board membership.

ELEMENTS OF COMPENSATION

In general, the CGRC and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its committees, and an equity component, designed to align the interests of directors and shareowners.

I   ANNUAL COMPENSATION

Board Cash Retainer Reduction in 2020. Consistent with cost actions taken for other executive employees of the Company, the Board requested and incurred a 10% reduction in their base cash retainer for the period of April 1, 2020 through November 1, 2020.

Board Cash Retainer	• $100,000 per annum paid in quarterly installments.
Lead Director Compensation	• $60,000 per annum, paid in quarterly installments (in addition to Board cash retainer).
Committee Membership Compensation	• $10,000 per annum (or $15,000 per annum for members of the Audit Committee) for each committee membership, paid in quarterly installments.
Committee Chair Compensation	• $20,000 per annum (or $40,000 per annum for the Audit Committee Chair), paid in quarterly installments (in addition to committee membership compensation).
Common Stock Equivalents

•  $60,000 in common stock equivalents is automatically credited to each director’s account in the Deferred Compensation Plan for Non-Employee Directors at the beginning of each calendar year. Dividend equivalents are credited with respect to these amounts.

•  Payment of these amounts is deferred until termination of Board service. Payments are made in cash, as either a lump sum or in equal annual installments.

Annual Equity Grants

•  Awarded on the date of the Annual Meeting of Shareowners.

•  Each non-employee director receives an annual equity grant with a target value of $115,000, of which $65,000 is in the form of restricted stock units (RSUs) and $50,000 is the form of options to purchase shares of common stock at a price per share equal to the fair market value of a share of common stock on the date of grant (stock options), which is the date of the Annual Meeting of Shareowners.

•  Annual RSUs vest on the earliest of (i) the April 15th immediately preceding the first anniversary of the grant date, (ii) the director’s termination of service due to death or disability, (iii) the occurrence of a Change in Control, or (iv) the voluntary termination of service on or after the director’s tenth anniversary as a Board member in good standing.

•  Stock options vest in equal annual installments on each of the April 15th immediately preceding the first, second, third, and fourth anniversaries of the grant date, or, if earlier, on the earliest of (i) the director’s termination of service due to death or disability, (ii) the director’s retirement from the Board at or after mandatory retirement age (currently age 75), (iii) the occurrence of a Change in Control, or (iv) the voluntary termination of service on or after the director’s tenth anniversary as a Board member in good standing.

37	| Notice and Proxy Statement | 2021

04 |	DIRECTOR COMPENSATION

I  DEFERRED COMPENSATION

A non-employee director may elect to defer all or any portion of his or her annual cash retainers and fees, until a specified calendar year or termination of Board service. Compensation is credited to their account in the Deferred Compensation Plan for Non-Employee Directors. Amounts credited either accrue interest (1.74% for 2021, 2.76% for 2020) or are valued as if invested in a Honeywell common stock fund or one of the other funds available to participants in our employee savings plan as elected by the participant. The unit price of the Honeywell common stock fund is increased to take dividends into account. In addition to payments at the termination of Board service, upon a change of control, as defined in the Non-Employee Director Plan, a director may receive a lump-sum payment for amounts deferred before 2006, pursuant to a prior election.

Prior to his retirement from the Board, Mr. Chico Pardo participated in the legacy Honeywell Inc. Non-Employee Directors Fee and Stock Unit Plan. The last fee deferral under that plan occurred on December 1, 1999. Since that date, deferred amounts were increased only by dividend equivalents. Final payment of his deferred account was made in January 2021, in the form of whole shares of common stock, as previously elected by the director.

I  CHARITABLE MATCH

Honeywell also matches, dollar for dollar, any charitable contribution made by a director to any qualified charity, up to an aggregate maximum of $25,000 per director, per calendar year. For 2020, matching charitable contributions were made by Honeywell in the amounts of $25,000 for each of Directors Ayer, Burke, Deily, Gregg, Hollick, Paz, and Washington, and in the amount of $20,000 for Ms. Lieblein.

I  OTHER BENEFITS

Directors may utilize available Company aircraft for travel to and from Board and committee meetings, and non-employee directors are provided with $350,000 in business travel accident insurance. In addition, directors elected to the Board prior to September 2008 are provided with $100,000 in term life insurance on a grandfathered basis (benefit eliminated prospectively). Mr. Hollick also participates in a Company-provided medical plan in the UK, under a legacy arrangement not available to other directors, which will cease upon his retirement from the Board in 2021.

I  COMPENSATION UPON ELECTION TO BOARD

Newly appointed directors are awarded the regular elements of annual director compensation determined on a prorated basis upon joining the Board. Prorated annual equity grants to new directors will be made on substantially the same terms and conditions as the annual grant made to other non-employee directors of the Company.

2020 DIRECTOR COMPENSATION TABLE

Director Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Option Awards(2)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total

Duncan B. Angove	$164,158	$125,062	$50,006	—	$4	$339,230
William S. Ayer	$174,158	$125,062	$50,006	—	$25,004	$374,230
Kevin Burke	$169,158	$125,062	$50,006	—	$25,004	$369,230
Jaime Chico Pardo(7)	$113,929	—	—	—	$4,272	$118,201
D. Scott Davis	$219,515	$125,062	$50,006	$12,109	$4	$406,696
Linnet F. Deily	$199,158	$125,062	$50,006	—	$25,004	$399,230
Deborah Flint	$160,943	$125,062	$50,006	—	$4	$336,015
Judd Gregg	$179,158	$125,062	$50,006	—	$26,176	$380,402
Clive Hollick	$164,158	$125,062	$50,006	$13,377	$40,762	$393,365
Grace D. Lieblein	$187,729	$125,062	$50,006	—	$21,696	$384,493
Raymond Odierno	$126,435	$133,351	$58,231	—	$4	$318,021
George Paz	$219,158	$125,062	$50,006	—	$27,844	$422,070
Robin L. Washington	$169,158	$125,062	$50,006	—	$25,004	$369,230

(1)	Includes all cash fees earned, whether paid in cash or deferred under the Deferred Compensation Plan for Non-Employee Directors.

| Notice and Proxy Statement | 2021	38

04 |	DIRECTOR COMPENSATION

(2)	The following table reflects all outstanding stock awards and option awards held at December 31, 2020, by each of the listed individuals:

Director Name	Outstanding Option Awards	Outstanding Stock Awards	Outstanding Deferred Comp Plan (Non-Elective)

Mr. Angove	6,707	4,480	1,210
Mr. Ayer	16,154	1,149	3,260
Mr. Burke	24,946	1,149	10,058
Mr. Chico Pardo(7)	—	—	—
Mr. Davis	18,722	1,149	19,310
Ms. Deily	12,990	1,149	17,333
Ms. Flint	3,745	653	435
Sen. Gregg	24,946	1,149	7,481
Mr. Hollick	21,874	1,149	25,551
Ms. Lieblein	21,874	1,149	5,254
Gen. Odierno	2,821	531	316
Mr. Paz	30,196	1,149	12,816
Ms. Washington	21,874	1,149	4,740

(3)

The amounts set forth in this column represent the aggregate grant date fair value of restricted stock unit awards plus $60,000 in common stock equivalents credited to each director’s account in the Deferred Compensation Plan for Non-Employee Directors. The fair value of the annual restricted stock unit award was computed in accordance with FASB ASC Topic 718 using the average of the high and low of the Company’s stock price on the day of grant. Stock awards of 470 shares were made to Non-Employee Directors in April 2020 with a value of $138.43 per share. Gen. Odierno also received an additional 53 RSUs at a grant date price of $156.40, representing his 2019 award made prorated from his date of appointment to the Board (February 28, 2020) to the 2020 Annual Meeting date (April 27, 2020).

(4)

The amounts set forth in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Option awards of 2,340 shares were made to non-employee directors in April 2020 with a Black-Scholes value of $21.37 per share. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2020 may be found in Note 16 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2020. Gen. Odierno also received an additional 481 stock options with a Black-Scholes value of $17.10 representing his 2019 award made prorated from his date of appointment to the Board (February 28, 2020) to the 2020 Annual Meeting date (April 27, 2020).

(5)

Amounts included in this column reflect above-market earnings on deferred compensation from pre-2006 deferrals. Amounts invested in cash under the Deferred Compensation Plan for Non-Employee Directors are credited with the same rate of interest that applies to executives under the Honeywell Salary and Incentive Award Deferral Plan for Selected Employees. Deferrals for the 2006 plan year and later earn a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. This rate is subject to change annually and was 2.76% for 2020. Deferrals for the 2005 plan year earn a rate of interest, compounded daily, which was set at an above-market rate before the beginning of the plan year and is subject to change annually. Deferrals for the 2004 plan year and prior plan years earn a rate of interest, compounded daily, that was set at an above-market rate before the beginning of each plan year. This rate is fixed until the deferral is distributed.

(6)	Includes amounts described in “Charitable Match” and “Other Benefits” above.
(7)	Mr. Jaime Chico Pardo retired from the Board on April 27, 2020.

STOCK OWNERSHIP GUIDELINES

Director stock ownership guidelines have been adopted under which each non-employee director, while serving as a director of Honeywell, must hold common stock (including shares held personally, RSUs, and/or common stock equivalents) with a market value of at least five times the annual cash retainer (or $500,000). Directors have five years from election to the Board to attain the prescribed ownership threshold. All current directors (other than Ms. Flint who joined the Board in October 2019 and Gen. Odierno who joined the Board in February 2020) have attained the prescribed ownership threshold.

In addition, directors must hold net gain shares from option exercises for one year. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the director sells to cover the exercise price of the options and pay applicable taxes.

On average, Honeywell non-employee directors held, as of December 31, 2020, common stock with a market value of 42x the annual cash retainer, reflecting their deep commitment to shareowner value creation.

39	| Notice and Proxy Statement | 2021

05 |	PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

PROPOSAL 2: ADVISORY VOTE TO APPROVE

EXECUTIVE COMPENSATION

Honeywell seeks a non-binding advisory vote from its shareowners to approve the compensation of its Named Executive Officers (NEOs) as described in the Compensation Discussion and Analysis section beginning on page 41 and the Executive Compensation Tables section beginning on page 70. This vote is commonly known as “Say-on-Pay,” and the Board has adopted a policy of providing for an annual Say-on-Pay vote.

We encourage you to read the Compensation Discussion and Analysis and Executive Compensation Tables section to learn more about the Company’s executive compensation programs and policies. The Board believes its 2020 compensation decisions and our executive compensation programs align the interests of shareowners and executives by emphasizing variable, at-risk compensation largely tied to measurable performance goals utilizing an appropriate balance of near-term and long-term objectives.

This vote is not intended to address a specific item of compensation, but rather our overall compensation policies and procedures related to the NEOs. Because the Say-on-Pay vote is advisory, it will not be binding upon the Board. However, the Board will consider the outcome of the vote and feedback from discussions with shareowners when considering future executive compensation arrangements.

The Board recommends that shareowners vote in favor of the following resolution:

“RESOLVED, that the Company’s shareowners approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareowners pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and the other related tables and disclosure.”

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

| Notice and Proxy Statement | 2021	40

06 |	COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION

DISCUSSION AND ANALYSIS

Non-GAAP Financial Measures

This Proxy Statement, including the Compensation Discussion and Analysis, contains financial measures presented on a non-GAAP basis. Honeywell’s non-GAAP financial measures used in this document are as follows: segment profit, on an overall Honeywell basis, a measure by which we assess operating performance, which we define as operating income adjusted for certain items as presented in Appendix A; segment margin, on an overall Honeywell basis, which we define as segment profit divided by sales; organic sales growth, which we define as sales growth less the impacts from foreign currency translation, acquisitions, and divestitures for the first 12 months following transaction date; adjusted free cash flow, which we define as cash flow from operations less capital expenditures and which we adjust to exclude the impact of separation costs related to the Garrett and Resideo spin-offs, if and as noted in the document; adjusted net income attributable to Honeywell, which we define as net income attributable to Honeywell, excluding pension mark-to-market expenses, separation costs related to the spin-offs, the 4Q17 U.S. tax legislation charge, and adjustments to such charge, non-cash charges associated with the reduction in value of reimbursement receivables due from Garrett, net of proceeds from settlement of related hedging transactions, and 2Q20 favorable resolution of a foreign tax matter related to the spin-off transactions, if and as noted in Appendix A; sales excluding spin-off impact, which we define as sales excluding the sales attributable to the Garrett and Resideo spin-off businesses in the periods noted in Appendix A; and adjusted earnings per share, which we adjust to exclude pension mark-to-market expenses, as well as for other components including separation costs related to the spin-offs, the 4Q17 U.S. tax legislation charge, and adjustments to such charge, non-cash charges associated with the reduction in value of reimbursement receivables due from Garrett, net of proceeds from settlement of related hedging transactions, and 2Q20 favorable resolution of a foreign tax matter related to the spin-off transactions, if and as noted in Appendix A. Other than references to reported earnings per share, all references to earnings per share in this document are so adjusted. The respective tax rates applied when adjusting earnings per share for these items are identified in the reconciliations presented in Appendix A. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Refer to Appendix A for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures.

Other Definitions

Peer Median Reflects Compensation Peer Group Median

Multi-Industry Peer Median Includes EMR, GE, ITW, and MMM

Peer Median Net Income, EPS Reflect Adjusted (Non-GAAP) Results

Adjusted Net Income Before Interest = Adjusted Net Income + After-Tax Interest

Net Investment = Book Value of Equity + Total Debt

ROIC = Adjusted Net Income Before Interest ÷ Net Investment (2-Point Average)

ROA = Adjusted Net Income ÷ Total Assets (2-Point Average)

ROE = Adjusted Net Income ÷ Total Shareowner Equity (2-Point Average)

ROI = Adjusted Net Income Before Interest ÷ (Total Shareowner Equity + Net Debt)

Decremental Margin = Year-Over-Year Decline in Segment Profit ÷ Year-Over-Year Decline in Sales

41	| Notice and Proxy Statement | 2021

06 |	COMPENSATION DISCUSSION AND ANALYSIS

OUR NAMED EXECUTIVE OFFICERS

PERFORMANCE SUMMARY

  STRONG SEQUENTIAL PERFORMANCE IN 2020

In 2020, Honeywell drove sequential improvements in key metrics in each quarter through the COVID-19 downturn. We continued our track record of execution by moving quickly and decisively to reduce fixed costs, ensure liquidity, drive growth, and position ourselves for recovery.

•	Drove sales growth in areas that were not as impacted by the COVID-19 downturn, generating sequential improvement in year-over-year organic sales.

•	Protected margins, driving sequential improvement in year-over-year decremental margin from 33% in the second quarter to 26% in the fourth quarter.

•	Deployed cost plans decisively in a two-phased approach, realizing $1.5 billion of year-over-year fixed cost savings.

•

Took quick actions to maximize our financial flexibility by entering into a $6 billion two-year delayed draw term loan agreement, which boosted our cash and short-term investments to over $15 billion by the end of the second quarter.

•	Outperformed the market, delivering total shareowner return by over 2x the Industrial Select Sector SPDR (XLI).

Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 41 or in Appendix A.

* Source: S&P Capital IQ, as of December 31, 2020. TSR is calculated by the growth in capital from purchasing a share in the company and assuming dividends (regular and special) and share distributions received from any spins are reinvested in the applicable company at the time they are paid.

| Notice and Proxy Statement | 2021	42

06 |	COMPENSATION DISCUSSION AND ANALYSIS

  INVESTED IN GROWTH THROUGH THE DOWNTURN

We continued to make investments in the businesses through research and development, capital expenditures, and M&A, despite the pandemic. In addition to our strong sequential financial performance, we strategically deployed capital into high-return growth investments that will continue to benefit shareowners over the long term. We maintained a balanced capital deployment strategy consisting of the following actions:

•	Deployed more than $900 million to high return capital expenditures.

•

Deployed approximately $300 million to M&A and Honeywell Ventures, including the acquisitions of Sine Group, Ballard Unmanned Systems, and Rocky Research, to add strategic assets and enhance our technology offerings and innovation.

•	Raised our dividend for the eleventh time over ten consecutive years.

•

Repurchased $3.7 billion in Honeywell shares, reducing the weighted average share count by 3%. This was the third consecutive year of deploying more than $6.0 billion of cash back to shareowners in the form of dividends and share repurchases, after spinning off ~20% of sales in 2018.

•	Issued $6 billion of debt at attractive interest rates to further strengthen our balance sheet.

43	| Notice and Proxy Statement | 2021

06 |	COMPENSATION DISCUSSION AND ANALYSIS

  PRUDENTLY MANAGED THROUGH THE DOWNTURN

•	Our execution through the downturn highlights our ability to move quickly and decisively to reduce fixed costs, ensure liquidity, drive growth, and position ourselves for recovery in 2021 and beyond.

•

Our strong balance sheet provides us with stability as well as opportunity for investment during challenging times. Through a series of quick actions to further bolster our financial flexibility, we boosted our cash and short-term investments, demonstrating our ability to generate strong cash flow and to access the capital markets efficiently during even the most disruptive times, while protecting our debt rating.

•

On the cost side, we curtailed discretionary expenses, took temporary actions to reduce costs including reducing executive and Board pay, and removed significant structural costs through our repositioning programs. The resulting streamlined cost base positions us well for a 2021 recovery and will drive margin expansion across all four of our segments and capacity for investment as sales recover in 2021.

•

We also pivoted to adapt our approach to demand generation, using the full strength of Honeywell to address the COVID-19 challenges of our customers around the world. We deployed additional capital into high-return growth investments to address urgent customer needs, particularly in personal protective equipment and warehouse automation.

•

All of this was made possible due to the strength of our digital capabilities and our global supply chain organization. We relied heavily on our new digital platforms to elevate our business operations, particularly in selling and customer experience. Our global supply chain organization managed the continuity of operations in compliance with safety regulations and minimized the impacts of operational constraints.

•

As a result of our swift actions during this downturn, we drove sequential decremental margin improvement from 33% in the second quarter and 29% in the third quarter, to 26% in the fourth quarter, protecting our margins during substantial declines in sales.

Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 41 or in Appendix A.

Chart represents share price performance and excludes dividends. Updated as of Market Close on December 31, 2020

| Notice and Proxy Statement | 2021	44

06 |	COMPENSATION DISCUSSION AND ANALYSIS

OUR COMPENSATION PROGRAM

I  PHILOSOPHY AND APPROACH

Honeywell’s executive compensation program creates long-term shareowner value through four key objectives:

Attract and Retain World-Class Leadership Talent with the skills and experience necessary to develop and execute business strategies, drive superior financial results, and nimbly adapt and react to constantly evolving end-market conditions in an enterprise with the Company’s scale, breadth, complexity, and global footprint.

Emphasize Variable, At-Risk Compensation with an appropriate balance of near-term and long-term objectives that align executive and shareowner interests.

Pay for Superior Results and Sustainable Growth by rewarding and differentiating among executives based on the achievement of enterprise, business unit, and individual objectives as well as efforts to advance Honeywell’s long-term growth initiatives.

Manage Risk Through Oversight and Compensation Program Design Features and Practices that balance short-term and long-term incentives, are not overly leveraged, and cap maximum payments.

The key factors that shape the MDCC’s overall assessment of performance and appropriate levels of compensation include:

•	Operational and financial performance for the entire corporation and the relevant business units.

•	Aggressiveness of each executive’s financial and operating goals and targets compared to peers as well as the business/macroeconomic conditions in which Honeywell’s businesses operate.

•	Execution against strategic initiatives and the impact of investments that will benefit financial performance in future years.

•	Each executive’s long-term leadership potential and associated retention risk.

•	The senior executive succession plan.

•	Stock price performance and total shareowner return (TSR).

•	Trends and best practices in executive compensation.

•	Peer group comparisons, including performance, pay levels, and related practices.

The MDCC reviews these factors over various time frames to ensure a strong linkage between pay and performance. In addition, the MDCC reviews each NEO’s four-year compensation history in total and each element of total annual direct compensation. The MDCC also reviews projected benefit payments under Honeywell’s retirement and deferred compensation plans, and any previously granted awards or grants. This enables the MDCC to understand how each element of compensation interacts with the other elements and to see how current compensation decisions may affect future wealth accumulation and executive retention.

Honeywell’s senior executives are recognized as industry leaders with backgrounds, depth of experience, and management skills that are highly attractive to competitors. The MDCC prefers to address critical retention and succession risks through the existing compensation program. When appropriate, the MDCC may approve other compensation actions that it believes are in the best interest of the Company and its shareowners to strengthen the succession plan and guard against the loss of key talent, especially during critical transition periods.

45	| Notice and Proxy Statement | 2021

06 |	COMPENSATION DISCUSSION AND ANALYSIS

I  PROGRAM DESIGN AND LINK TO BUSINESS STRATEGY AND PERFORMANCE

The following table provides an overview of Honeywell’s 2020 executive compensation program, which reflects shareowner responsive design changes made over the past three years and describes the strong link between each of our direct compensation elements and our business strategy and performance.

Pay Element	Description	Link to Strategy and Performance

Base Salary	• Base salaries are determined based on scope of responsibility, years of experience, and individual performance.	• To attract and compensate high-performing and experienced leaders at a competitive level of cash compensation.

Annual Incentive Compensation Plan (ICP)	• 80% based on formulaic determination against pre-established financial metrics. 20% based on assessment of individual performance.	• To motivate and reward executives for achieving annual corporate, business unit, and functional goals in key areas of financial and operational performance.

Long-Term Incentive Compensation (LTI)	• Performance Stock Units: — CEO and entire Leadership Team*: 50% of annual LTI — Covers 3-year period — Relative TSR (25% weight) along with key financial metrics (75% weight)

• Focuses executives on the achievement of specific long-term financial performance goals directly aligned with our operating and strategic plans. TSR portion pays based on three-year return from stock price appreciation and dividends vs. the Compensation Peer Group.

	• Stock Options: — CEO and entire Leadership Team*: 35% of annual LTI	• Directly aligns the interest of our executives with shareowners. Stock options only have value for executives if operating performance results in stock price appreciation.

	• Restricted Stock Units: — CEO and entire Leadership Team*: 15% of annual LTI	• Strengthens key executive retention over relevant time periods to ensure consistency and execution of long-term strategies.

* Leadership Team refers to all direct CEO staff officers in 2020, which includes all NEOs.

I  HOW COMPENSATION DECISIONS ARE MADE

Decision-making over executive compensation rests with the MDCC, which holds five regularly scheduled meetings each year (six meetings held in 2020). Specific topics may be covered in a separate meeting from time to time. Each meeting includes an executive session comprised solely of independent directors, and those meetings are attended by the MDCC’s independent compensation consultant. Meeting agendas contain items proposed by either management or the MDCC members.

In carrying out its responsibilities, the MDCC balances a number of important considerations, including:

•	The importance of aligning pay with Company and individual performance.

•

The need to attract, retain, and reward executives with a proven track record of delivering consistent financial and operating results and driving “seed-planting” initiatives that will create sustainable long-term shareowner value.

•	The complex multi-industry and global nature of Honeywell’s businesses and the importance of growth outside of the United States for future success.

•	The positioning of pay relative to the competitive market.

•	The importance of maintaining and executing on a thorough and rigorous succession planning process.

While the MDCC reviews information provided by its independent compensation consultant regarding compensation paid by the Compensation Peer Group, as well as third-party survey data, as a general indicator of relevant market conditions, the MDCC does not target a specific competitive position relative to the market in making its compensation determinations.

To create long-term shareowner value, the MDCC believes that Honeywell’s compensation programs must be financially competitive and structured to drive sustained performance against the Company’s strategic and financial goals and objectives. The MDCC is focused on maintaining a compensation program for Honeywell that emphasizes variable, at-risk compensation and has an appropriate balance of near-term and long-term objectives.

| Notice and Proxy Statement | 2021	46

06 |	COMPENSATION DISCUSSION AND ANALYSIS

I  ENGAGEMENT WITH SHAREOWNERS ON COMPENSATION

The MDCC also considers shareowner feedback and the results of the annual advisory vote on executive compensation in making determinations about the structure of Honeywell’s pay program, or whether any changes to the program should be considered. The Company routinely engages with its shareowners to better understand their views on Honeywell’s governance and compensation practices. The Company’s Lead Director and CGRC Chair often participate in these engagements. The feedback the Company receives from shareowners enables the Board to better understand shareowners’ perspectives on its executive compensation programs, which resulted in significant changes to programs that have now been fully implemented. These changes led to over 92% of shareowners voting in favor of “Say-on-Pay” in each of the last four years, including a 93% result in 2020.

In 2020, the Company extended meeting invitations to 57 of its top shareowners during proxy season and again during summer/fall outreach to discuss environmental, social, and governance (ESG) matters (including Honeywell’s executive compensation program). As a result of these invitations, the Company held 32 separate meetings with shareowners, representing 38% of common shares outstanding, many of which included the participation of either Honeywell’s Lead Director or CRGC Chair. General support for Honeywell’s executive compensation program remained uniformly positive in 2020. No executive compensation program modifications were made in 2020 as a result of these meetings, however management did consider feedback from shareowners when considering alternatives for addressing the significant impacts of the pandemic on the most recently awarded performance stock unit awards.

I  COMPENSATION PEER GROUP

To ensure appropriate levels of executive officer compensation and the alignment of pay and performance, the MDCC believes it is important to understand how Honeywell compares to other relevant companies. As such, the MDCC reviews executive officer compensation, and assesses Honeywell’s financial performance, against a group of 16 companies that are considered Honeywell’s “Compensation Peer Group.” In addition, the MDCC also reviews financial performance against a smaller subset of the Compensation Peer Group that are considered in its “Multi-Industry Peer Group” as well as the Industrial Select Sector index (XLI).

Compensation Peer Group. The companies selected by the MDCC for inclusion in the Compensation Peer Group have one or more of the following attributes:

•	Business operations in the industries and markets in which Honeywell participates.

•	Similar sales and/or market capitalization.

•	Similar breadth of portfolio and complexity.

•	Global scope of operations and/or diversified product lines.

•	Demonstrated competitor for executive talent.

The MDCC reviews the appropriateness of the Compensation Peer Group companies on an annual basis and discusses whether any changes are necessary. In 2020, the MDCC made the following changes to the Compensation Peer Group companies: (1) Raytheon Technologies (RTX) was added, as successor and replacement for both United Technologies Corporation (UTX) and Raytheon Corporation (RTN) upon their merger and separation actions in early 2020, (2) Ingersoll-Rand Plc (IR) was removed as a result of its merger with Gardner Denver and subsequent spin-offs, with no successor from these actions added, and (3) both Dow Chemical (DOW) and Dupont (DD) were added based on the size and scope of their businesses and strong alignment with Honeywell’s PMT business unit. The result of these changes is that the overall number of companies in the Compensation Peer Group remained at 16 (13 companies remained unchanged from 2019).

The following provides a view of the multi-industry profile of the Honeywell businesses in 2020, which helps explain the breadth of the companies in the Compensation Peer Group:

47	| Notice and Proxy Statement | 2021

06 |	COMPENSATION DISCUSSION AND ANALYSIS

Multi-Industry Peer Group. This peer group is a subset of the Compensation Peer Group and is primarily used for performance comparison purposes. The 2020 multi-industry peer group is made up of Emerson Electric Co. (EMR), General Electric Company (GE), Illinois Tool Works Inc. (ITW), and 3M Company (MMM); companies against whom Honeywell frequently competes for investor dollars. Each of these four companies is a multi-industrial company that has broadly overlapping institutional ownership, is covered by the research analysts that cover Honeywell, and operate in a similarly diverse set of end markets on a global basis. The MDCC removed United Technologies Corporation (UTX) from the Multi-Industry Peer Group in 2020 upon the merger of UTX with Raytheon Corporation and subsequent spin-off activities, and the determination that the successor companies did not meet the multi-industry profile.

The following table lists relevant comparative information for the Compensation Peer Group companies for 2020:

	Mkt Cap ($M) (12/31/2020)	Total Assets ($M)	Sales ($M)	# Employees	Total Shareowner Return (12/31/2020)
Company Name					1 Year	3 Years	5 Years	10 Years

Honeywell International Inc.	$149,249	$ 64,586	$ 32,637	103,000	23%	54%	140%	423%

Multi-Industry Peer Group (4)

3M Company	$100,823	$ 47,344	$32,184	95,000	3%	-18%	34%	165%

Emerson Electric Co.	$ 48,179	$ 22,882	$16,785	83,500	9%	26%	97%	91%

General Electric Company	$ 94,607	$253,452	$79,619	174,000	-3%	-33%	-60%	-20%

Illinois Tool Works Inc.	$ 64,532	$ 15,612	$12,574	43,000	16%	32%	148%	385%

Honeywell Percentile Rank	100%	69%	67%	70%	100%	100%	95%	100%

Honeywell TSR Rank Order					1	1	2	1

Other Comp Peers (12)

The Boeing Company	$120,843	$152,136	$58,158	141,000	-34%	-24%	65%	311%

Caterpillar Inc.	$ 98,884	$ 78,324	$41,748	97,300	27%	25%	211%	157%

Deere & Company	$ 84,310	$ 75,091	$35,514	69,634	58%	81%	290%	305%

Dow Inc.	$ 41,167	$ 61,470	$38,542	35,700	8%	N/A	N/A	N/A

DuPont de Nemours, Inc.	$ 52,206	$ 70,904	$20,397	34,000	13%	-24%	11%	98%

Eaton Corporation plc	$ 48,092	$ 31,824	$17,858	91,987	31%	68%	174%	225%

General Dynamics Corporation	$ 42,609	$ 51,308	$37,925	100,700	-13%	-22%	21%	165%

Johnson Controls International plc	$ 33,727	$ 40,815	$22,317	97,000	18%	33%	51%	74%

Lockheed Martin Corporation	$ 99,318	$ 50,710	$65,398	114,000	-6%	19%	86%	601%

Phillips 66	$ 30,550	$ 54,721	$64,171	14,300	-34%	-22%	2%	N/A

Raytheon Technologies Corporation	$107,863	$162,153	$56,587	181,000	-17%	2%	43%	96%

Schlumberger Limited	$ 30,388	$ 42,434	$23,601	86,000	-44%	-63%	-63%	-66%

All Compensation Peers (16)

Honeywell Percentile Rank	100%	62%	41%	74%	84%	90%	77%	94%

Honeywell TSR Rank Order					4	3	5	2

Honeywell TSR Outperformed Compensation Peer Group Over Various Time Periods

Source: S&P Capital IQ

TSR is calculated by the growth in capital from purchasing a share in the company and assuming dividends (regular and special) and share distributions received from any spins are reinvested in the applicable company at the time they are paid.

| Notice and Proxy Statement | 2021	48

06 |	COMPENSATION DISCUSSION AND ANALYSIS

I  PERFORMANCE RELATIVE TO PEERS

2020 Performance

The following graphs show Honeywell’s performance versus the median of the Compensation Peer Group for four key metrics in 2020. We’ve included adjusted EPS and adjusted net income growth because those are the primary measures used in our annual incentive compensation plan (ICP).

Source: S&P Capital IQ for peer data.

Peer segment margin calculated as EBIT divided by sales.

Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 41 or in Appendix A.

Three-Year Cumulative Growth

The MDCC also reviews Honeywell’s performance relative to the Compensation Peer Group over multi-year time periods. The following graphs show the Company’s performance versus the median of the Compensation Peer Group for four key metrics over the three-year period ending in 2020 that the MDCC reviewed.

Source: S&P Capital IQ for peer data.

Peer segment margin calculated as EBIT divided by sales.

TSR is calculated by the growth in capital from purchasing a share in the company and assuming dividends (regular and special) and share distributions received from any spins are reinvested in the applicable company at the time they are paid.

Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 41 or in Appendix A.

49	| Notice and Proxy Statement | 2021

06 |	COMPENSATION DISCUSSION AND ANALYSIS

Three-Year Average Return

The MDCC also carefully considers several different ratios that are important measures of Honeywell’s earnings performance compared to the Compensation Peer Group median. Shareowners have told the Company that they regard ROIC as a particularly important metric because it shows how well management is balancing delivery of short-term results against long-term sustainable growth. Honeywell’s three-year average ROIC was 16.8%, which significantly outperformed the Compensation Peer Group median.

Source: S&P Capital IQ for peer data.

Cumulative Total Shareowner Return (TSR)

Source: S&P Capital IQ, as of December 31, 2020.

TSR is calculated by the growth in capital from purchasing a share in a company and assuming dividends (regular and special) and share distributions received from any spins are reinvested in the applicable company at the time they are paid.

| Notice and Proxy Statement | 2021	50

06 |	COMPENSATION DISCUSSION AND ANALYSIS

2020 COMPENSATION SUMMARY

The table below summarizes 2020 compensation actions that reflect Honeywell’s commitment to align pay with Company performance and the interests of the Company’s shareowners. Details are more fully discussed later in this Compensation Discussion and Analysis.

Pay Element	CEO (Mr. Adamczyk)	Other NEOs	Comments

Base Salary	• Base salary rate remained flat at $1,600,000 (no increase in 2020). Base salary paid was reduced by 10% from March 31st through November 1st as part of the pandemic-related cost actions.

•  Ms. Madden received a promotional base salary increase of 10% in connection with her assuming leadership responsibility for company-wide M&A. Base salary rates for the other NEOs remained flat.

•  Base salary paid to each of the other NEOs was reduced by 10% from March 31st through November 1st as part of the pandemic-related cost actions.

•  Mr. Waldron is a first-year NEO.

• 2020 merit increases were cancelled for all NEOs as part of the pandemic-related cost actions.

• There was one extra bi-weekly pay period (27) in 2020 due to the payroll calendar.

Annual Incentive Compensation Plan (ICP)	• ICP Target: 175% of base salary. • Earned award paid at 90% of target, reflecting application of the ICP formula and the Board’s assessment of 2020 performance.	• ICP Target: 100% of base salary for each of the other NEOs. • Average earned award paid to other NEOs was 92% of individual target awards.

•  80% of payout based on Company performance against the two pre-established ICP metrics of adjusted EPS and adjusted free cash flow. For Messrs. Gautam and Waldron, performance against business unit goals of income contribution and adjusted free cash flow for PMT and SPS, respectively, counted toward half of their calculated award. No pandemic-related adjustments made to formulaic calculation.

•  20% of payouts were determined based on the MDCC’s qualitative assessment of individual performance and accomplishments discussed starting on page 55.

Performance Stock Units (PSUs) (2020-2022)	• Represented 50% of annual LTI.	• Represented 50% of annual LTI.

•  PSU earned awards will be determined at the end of the three-year period based on four equally weighted metrics: three-year total shareowner return (TSR) relative to the Compensation Peer Group, total revenue, average return on investment (ROI), and average segment margin rate measured over a two-year period.

• The financial targets established in February 2020 were recast in March 2021 to reflect the economic consequences from the pandemic and restore the pay-for-performance purpose of the awards; maximum payment cap reduced by 40% (one-time change). No change was made to the three-year relative TSR goal (see page 62).

Stock Options	• Represented 35% of annual LTI.	• Represented 35% of annual LTI.	• 2020 stock options were issued February 14, 2020 with a strike price of $180.92.
Restricted Stock Units (RSUs)	• Represented 15% of annual LTI.	• Represented 15% of annual LTI.	• RSUs issued to the CEO and Other NEOs vest over six years.

51	| Notice and Proxy Statement | 2021

06 |	COMPENSATION DISCUSSION AND ANALYSIS

I  2020 TOTAL ANNUAL DIRECT COMPENSATION FOR EACH NAMED EXECUTIVE OFFICER (NEO)

The table below reflects each of the pay elements that the MDCC regularly considers as part of its decision-making process. This table does not replace the Summary Compensation Table shown on page 70, as required by the SEC, but is intended to show 2020 compensation decisions from the perspective of the MDCC.

NEO	Position	Base Salary	Annual Incentive Plan (ICP)(1)	2020-2022 Performance Plan Units(2)	Stock Options(3)	Restricted Stock Units(4)	Total Annual Direct Compensation

Darius Adamczyk	Chairman and CEO	$1,566,154	$2,508,000	$7,014,804	$4,898,608	$2,098,672	$18,086,238
Gregory P. Lewis	SVP, Chief Financial Officer	$753,711	$ 689,000	$2,168,555	$1,502,982	$633,220	$ 5,747,468
Anne T. Madden	SVP, General Counsel	$825,529	$ 758,000	$2,168,555	$1,502,982	$633,220	$ 5,888,286
Rajeev Gautam	President and CEO, Performance Materials and Technologies	$768,394	$ 503,000	$2,111,984	$1,468,726	$615,128	$ 5,467,232
John F. Waldron	President and CEO, Safety and Productivity Solutions	$704,769	$ 908,000	$1,753,701	$1,224,652	$524,668	$ 5,115,790

(1)	Annual ICP payouts determined 80% based on a calculation against pre-set goals. The remaining 20% was based on individual assessments.
(2)	Grant date value of performance stock units (PSUs) issued in February 2020.
(3)	All stock option grants awarded to NEOs vest ratably over four years, have a 10-year term, and are subject to stock ownership and post-exercise holding requirements.
(4)	Restricted stock units vest over six-year periods and are subject to stock ownership and post-vesting holding requirements.

I  ELEMENTS OF 2020 TOTAL ANNUAL DIRECT COMPENSATION

Mr. Adamczyk
Other NEOs
Performance Stock Units (PSU)
Stock Options
Annual Incentive Plan (ICP)
Restricted Stock Units (RSU)
Base Salary
39% 27% 14% 11% 9%
37% 25% 13% 11% 14%

9%
Mr. Adamczyk
91%
FIXED VS. VARIABLE
14%
Other NEOs
86%
Variable
Fixed

Fixed: Base Salary

Variable: ICP earned and PSUs, Stock Options, and RSUs at grant date value.

23%
Mr. Adamczyk
77%
SHORT-TERM VS. LONG-TERM
27%
Other NEOs
73%
Long-term
Short-term

Short-Term: Base Salary and ICP earned.

Long-Term: PSUs, Stock Options, and RSUs at grant date value.

| Notice and Proxy Statement | 2021	52

06 |	COMPENSATION DISCUSSION AND ANALYSIS

2020  BASE SALARY DECISIONS

On February 13, 2020, the MDCC approved base salary merit increases for each NEO (except the CEO) in the normal course based on an assessment of performance and pay positioning against comparable positions in Compensation Peer Group companies. Such merit increases were subsequently canceled later in the first quarter, prior to becoming effective, as part of the cost reduction actions taken when the impact of the pandemic became more apparent. As such, none of the NEOs received a merit adjustment to base salary in 2020.

Effective January 1, 2020, Ms. Madden received a 10% promotional increase in base salary when her role of Senior Vice President, General Counsel was expanded to include responsibility for company-wide mergers and acquisitions.

Effective March 31, 2020, the base salary for each of the NEOs (including the CEO) was reduced by 10% as part of pandemic-related cost reduction actions. This reduction remained in place until November 1, 2020, at which time the 10% reduction was lifted. The MDCC did not approve any actions or awards intended to make-up for these base salary reductions.

2020  ANNUAL INCENTIVE COMPENSATION PLAN DECISIONS

For 2020, 80% of the ICP awards earned by the NEOs was determined formulaically based on financial targets established by the MDCC in early February 2020, and 20% of the awards was determined based on the MDCC’s qualitative assessment of individual performance against objectives for 2020 and the significant accomplishments listed on pages 55-58. The potential attainment percentage for both the formulaic and individual qualitative portions of the award can range from 0% to 200% of target.

Individual 2020 ICP Target Amounts for the NEOs were determined by multiplying their 2020 base salary rate by their individual ICP target award percentage. Individual ICP target percentages for 2020 were:

•	Mr. Adamczyk: 175%

•	Other NEOs: 100%

No changes were made to individual ICP targets as a percent of salary in 2020.

I  ICP FORMULAIC PORTION (80% OF TARGET AWARD)

The following table describes each of the financial ICP metrics and the relative weighting percentage for each metric that is included in the formulaic portion of the ICP payout (i.e., 80%) for each NEO.

For Messrs. Adamczyk and Lewis and Ms. Madden (Corporate NEOs), the formulaic portion of their ICP award was based entirely on company-wide (Total Honeywell) adjusted EPS and adjusted free cash flow. For Messrs. Gautam and Waldron (Business Unit NEOs), in addition to Total Honeywell adjusted EPS and adjusted free cash flow, the MDCC also established business unit targets for income contribution and adjusted free cash flow for PMT and SPS, respectively, which were given equal weighting in the ICP formulaic calculation.

	Significance	ICP Weighting (Formulaic)

Metric		Corporate NEOs	Business Unit NEOs

Adjusted EPS	• Viewed as the most important measure of near-term profitability that has a direct impact on stock price and shareowner value creation.	50%	25%
Business Unit Income Contribution	• Business unit measure of near-term profitability and contribution to overall Company performance.	—	25%
Total Honeywell Adjusted Free Cash Flow	• Reflects quality of earnings and incremental cash generated from operations that may be reinvested in Honeywell businesses, used to make acquisitions, or returned to shareowners in the form of dividends or share repurchases.	50%	25%
Business Unit Adjusted Free Cash Flow	• Business unit contribution to overall Company adjusted free cash flow performance.	—	25%
Total		100%	100%

For 2020, the Total Honeywell ICP targets for adjusted EPS and adjusted free cash flow were as follows:

ICP Goal	2019 ICP Goal (Target)	2019 ICP Goal (Actual)	2020 ICP Goal (Target)	2020 Goal v. 2019 Goal	Basis for 2020 Goals	2020 Threshold (50% Payout)	2020 Maximum (200% Payout)

Adjusted EPS	$7.95	$8.16	$8.80	+10.7%	• Midpoint of initial guidance range communicated to investors on January 31, 2020 (pre-pandemic)	$7.04	$10.56

Total Honeywell Adjusted Free Cash Flow	$5.700 billion	$6.271 billion	$5.950 billion	+4.4%		$4.760 billion	$7.140 billion

53	| Notice and Proxy Statement | 2021

06 |	COMPENSATION DISCUSSION AND ANALYSIS

Determining Actual Performance Against the 2020 ICP Goals

For 2020, despite the negative impacts of the pandemic on earnings and free cash flow, the MDCC maintained the existing ICP target goals and plan design that were established in early February 2020. While the MDCC considered adjustments to the payout calculation due to the extraordinary impact of the pandemic, as permitted by the plan, no such adjustments were made to the measurement of results against the 2020 formulaic ICP Goals.

I  ACTUAL PERFORMANCE AGAINST 2020 ICP GOALS

The Corporate NEOs’ formulaic payout portion of ICP (80% of ICP) was based on performance against 2020 ICP goals for Total Honeywell as follows:

ICP Goal	2020 ICP Goal (Target)	2020 Actual Performance	Achievement %	2020 Performance	Metric Payout Percentage*	Corporate NEO Weighting	Calculated Payout Percentage
Adjusted EPS	$8.80	$7.10	80.7%	• Annual Goal set in February 2020 based on pre-pandemic guidance. • Actual performance just above goal Threshold. • No pandemic related adjustments made to 2020 formulaic calculation.	51.8%	50%	26%
Total Honeywell Adjusted Free Cash Flow	$5.950 billion	$5.302 billion	89.1%	• Annual Goal set in February 2020 based on pre-pandemic guidance. • No pandemic related adjustments made to 2020 formulaic calculation.	72.8%	50%	36%

		Total Calculated (Formulaic) Payout: Corporate NEOs					62%

Mr. Gautam’s formulaic payout portion of ICP (80% of ICP) was based on performance against the 2020 ICP goals for both Total Honeywell and the PMT business unit, as follows:

ICP Goal	2020 ICP Goal (Target)	2020 Actual Plan Performance	Achievement %	Metric Payout Percentage*	PMT Weighting	Calculated Payout Percentage

Adjusted EPS	$8.80	$7.10	80.7%	51.8%	25%	13%

Total Honeywell Adjusted Free Cash Flow	$5.950 billion	$5.302 billion	89.1%	72.8%	25%	18%

PMT Income Contribution	$1.912 billion	$1.431 billion	74.8%	0%	25%	0%

PMT Adjusted Free Cash Flow	$1.912 billion	$1.882 billion	98.4%	96.0%	25%	24%

		Total Calculated (Formulaic) Payout: PMT				55%

Mr. Waldron’s formulaic payout portion of ICP (80% of ICP) was based on performance against the 2020 ICP goals for both Total Honeywell and the SPS business unit, as follows:

ICP Goal	2020 ICP Goal (Target)	2020 Actual Plan Performance	Achievement %	Metric Payout Percentage*	SPS Weighting	Calculated Payout Percentage

Adjusted EPS	$8.80	$7.10	80.7%	51.8%	25%	13%

Total Honeywell Adjusted Free Cash Flow	$5.950 billion	$5.302 billion	89.1%	72.8%	25%	18%

SPS Income Contribution	$0.636 billion	$0.707 billion	111.2%	156.0%	25%	39%

SPS Adjusted Free Cash Flow	$0.668 billion	$0.832 billion	124.6%	200.0%	25%	50%

		Total Calculated (Formulaic) Payout: SPS				120%

*Metric Payout Percentage based on ICP payout curve, which provides for a 5% increase in payout for each 1% of performance above target, and a 2.5% decrease in payout for each 1% of performance below target, with interpolation for intermediate points on the curve.

Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 41 or in Appendix A.

| Notice and Proxy Statement | 2021	54

06 |	COMPENSATION DISCUSSION AND ANALYSIS

I  ICP INDIVIDUAL QUALITATIVE PORTION (20% OF TARGET AWARD)

The MDCC conducted a qualitative assessment to determine the individual qualitative portion of the ICP award payout, which accounted for 20% of the target award. The MDCC first reviewed the impacts of the pandemic on Honeywell and each of its businesses and considered the significance of how the leadership team responded to the unprecedented challenges faced in 2020. The MDCC also reviewed company performance against the Compensation Peer Group and other indices on key business metrics and TSR and noted the strong relative performance in 2020 as well as continued shareowner value creation over the annual performance period.

The MDCC then reviewed and considered the key 2020 activities and accomplishments for Mr. Adamczyk and each of the other NEOs, some of which are summarized below:

Darius Adamczyk Chairman and Chief Executive Officer

Mr. Adamczyk – Qualitative Considerations

•   Led Honeywell through the challenging COVID-19 pandemic and downturn by acting quickly and decisively to protect margins, drive growth, position for the recovery, and contribute to global relief efforts through the production of personal protective equipment, sensors for ventilators, and hand sanitizer.

•   Drove rapid innovation of a new portfolio of healthy solutions for personal protective equipment, buildings, aircraft, vaccine packaging, and more to help the world cope and recover from the effects of the COVID-19 pandemic.

•   Focused Honeywell on quickly ramping up production of personal protective equipment to address unprecedented demand for critical safety equipment, adding manufacturing capabilities in the United States, the United Kingdom, India, and the UAE. The Company’s Rhode Island site installed a production line in only five weeks, a process that normally takes nine months to complete.

•   Under Mr. Adamczyk’s leadership, Honeywell’s financial performance exceeded that of the Compensation Peer median in segment margin expansion, adjusted EPS growth, adjusted net income growth, and total shareowner return.

•   Further advanced Honeywell’s efforts to be the premier software-industrial with double-digit recurring connected software sales growth compared to the prior year, key Honeywell Connected Enterprise (HCE) partnerships with Microsoft and SAP, and the acquisition of Sine Group, a technology and software as a service (SaaS) company, to augment Honeywell’s Connected Buildings offerings.

•   Managed through the downturn and advanced the Honeywell Digital and supply chain transformation initiatives by improving Honeywell’s digital capabilities and creating a global tactical operations center to ensure continuity of sales, operations, and customer experience through the pandemic.

•   Effectively deployed capital to enhance Honeywell’s portfolio and shareowner returns through three acquisitions, Honeywell Ventures, and capital investments of $0.9 billion as well as $6.3 billion of share repurchases and dividends, including the Company’s eleventh dividend increase over ten consecutive years.

•   Continued to expand Honeywell’s life sciences and software capabilities by entering into a $1.3 billion agreement to acquire Sparta Systems, a leading provider of enterprise quality management software (QMS) for the life sciences industry, including a next-generation SaaS platform.

•   Oversaw Honeywell Quantum Solutions technical and commercial progress.

•   Drove a robust Environmental, Social, and Corporate Governance program that includes:

—  Sustained achievement of public goals.

—  Solutions that improve environmental, safety, and social outcomes for Honeywell customers.

—  Improving sustainability of Company operations through the rigorous Honeywell Operating System.

—  An award-winning global citizenship initiative, including STEM (science, technology, engineering, and math) education as well as focus on inclusion and diversity and humanitarian relief.

—  An inclusion and diversity program ingrained in Honeywell’s culture and driven by the Global Inclusion and Diversity Steering Committee co-sponsored by Mr. Adamczyk.

—  Development programs for up-and-coming female and minority leaders.

—  Unconscious bias awareness training for all employees.

—  Ensuring that Honeywell has zero tolerance for a hostile work environment.

55	| Notice and Proxy Statement | 2021

06 |	COMPENSATION DISCUSSION AND ANALYSIS

Gregory P. Lewis Senior Vice President, Chief Financial Officer

Mr. Lewis – Qualitative Considerations

•  Under Mr. Lewis’ leadership, Honeywell delivered sequential improvements in key financial metrics throughout the year. Honeywell outperformed the Compensation Peer Group median with respect to segment margin expansion, adjusted EPS growth, adjusted net income growth, and total shareowner return.

•  Acted quickly and decisively to preserve liquidity in the challenging macroeconomic environment by securing a $6 billion two-year delayed draw term loan agreement in the first quarter, fully drawing on the term loan by the second quarter, and repaying the term loan in full in the third quarter.

•  Maintained Honeywell’s solid investment grade credit rating throughout the pandemic, refinanced €1 billion of 2020 maturities with a Euro bond offering maturing in 2024 and 2032, and successfully issued $6 billion in long-term debt at attractive rates.

•  Delivered $1.5 billion in year-over-year fixed cost savings to streamline the cost base, resulting in ~$1 billion of permanent fixed cost savings; funded over $500 million of repositioning projects to drive additional cost savings.

•  Deployed capital to share repurchases, dividends, capital expenditures, and three acquisitions despite the downturn; invested in high-return growth capex to address urgent customer needs in personal protective equipment and warehouse automation.

•  Led Honeywell Digital deployment in the Finance organization through rollout of Digital Finance capabilities across all segments, streamlining reporting, and enabling decommissioning of hundreds of reports.

•  Led Honeywell’s crisis management process and team through the pandemic.

•  Executed effective investor communications / representations of Honeywell’s performance through the pandemic including the removal and restoration of earnings guidance.

•  Assumed co-sponsorship of the Diversity Career Advancement Program which focuses on developing diverse leaders through training and development opportunities and expansion of networks for promotional opportunities.

Anne T. Madden Senior Vice President, General Counsel

Ms. Madden – Qualitative Considerations

•  Led critical COVID-19 mitigation efforts by driving deployment of global COVID-19 safety protocols, medical response, government audit preparedness, government advocacy for keeping essential business operations open, and worldwide legal analysis to ensure compliance with rapidly changing COVID-19 regulations. Supported FDA Emergency Use Act authorization for certain COVID-19 product innovations.

•  Furthered the impact of strategic Centers of Excellence (COE) for Litigation, Intellectual Property, Contracts, and Compliance and Governance by deploying digital tools, driving standardized work, leveraging a more flexible resource deployment model, and increasing productivity in risk assessment and risk management. Established an innovative patent quality program and developed a new IP enforcement mobile application.

•  Completed implementation of new end-to-end Contracts Lifecycle Management automated tool (Leap) for nondisclosure agreements and sales contracts, enabling a closed-loop governance system for analysis of terms, data analytics, and reporting to measure the impact of Honeywell contracts on working capital and cash.

•  Drove wide array of government relations efforts, including Brexit readiness, sanctions strategies, export licensing matters, and global warming potential (GWP) phase-out regulations. Supported $1.2 billion in new contract wins, including pandemic response efforts in the Personal Protective Equipment (PPE) business.

•  Took on responsibility for global Corporate Development and M&A in January 2020. Closed four transactions (Sine Group, Li-Ion Tamer, Rocky Research, and Ballard Unmanned Systems) and six new venture investments (Zapata, FarEye, Nozomi Networks, Sapien, Darwin.ai, Librestream) and entered into agreements to acquire Sparta Systems and invest in Trinity Mobility.

| Notice and Proxy Statement | 2021	56

06 |	COMPENSATION DISCUSSION AND ANALYSIS

•  Supported the Chairman and CEO and Board of Directors on matters of corporate governance, including recruitment and onboarding of two new directors and transition to a new Lead Director. Designed and led shareowner engagement with the Company’s largest shareowners. Led the creation of a comprehensive ESG Storyboard to enhance communications, revitalized the Corporate Citizenship Report, and enabled ESG disclosure in alignment with SASB and TCFD.

•  Played key leadership role in inclusion and diversity efforts across the Company, including co-sponsorship of a new Global Inclusion and Diversity Steering Committee. Co-sponsored the Women’s Advancement Program and supported its evolution into the Diversity Career Advancement Program launched in 2021. Ensured compliance with mandatory annual Code of Business Conduct certification, drove explicit policy changes to ensure zero tolerance for racial discrimination, and sponsored creation of enhanced unconscious bias training.

•  Drove Honeywell Quantum Solutions technical and commercial progress, including key commercial contracts, key partnerships, and launching System H1, the world’s most powerful quantum computer.

Rajeev Gautam President and Chief Executive Officer, Performance Materials & Technologies (PMT)

Mr. Gautam – Qualitative Considerations

•  Overcame the widespread effects of the COVID-19 pandemic on demand for products in key areas of PMT by taking swift action to contain costs, reduce project delays, introduce new products, and win new orders. Maintained competitive strength in PMT’s core businesses while pivoting to higher-growth sustainability and life sciences businesses, delivering financial performance consistent with targets and outperforming the market and raising overall win rates by over 375 basis points. The business maintained strong cash performance and working capital turns and reduced fixed costs by over 11%.

•  Pivoted to new growth areas in Life Sciences and Remote Solutions, generating over $200 million in new revenue.

—  Innovated to create new solutions in response to the pharmaceutical industry’s emerging needs and co-sponsored the acquisition of Sparta Systems.

—  Launched Aclar Edge and built a sales pipeline of over $150 million through the innovation of special packaging that pharmaceutical customers require for drug product stability, purity and patient safety.

—  Leveraged the Experion® Control System to increase the ability of pharmaceutical manufacturers to quickly scale up from pilot plant to full production upon approval for a new drug application, delivering over 40% sales growth year-over-year.

—  Pivoted to deliver solutions through remote connectivity and capabilities, ensuring that all projects were delivered on time throughout the pandemic and delivering essential business continuity to Honeywell customers through a new Remote Solutions suite with year-end orders of over $120 million.

•  Amplified PMT’s positioning in sustainability. Launched, staffed and fully funded Sustainable Technology Solutions, a new business unit focused on rapid commercialization of sustainable offerings in renewable fuels, energy storage and plastic circularity. This new incubator approach has rapidly accelerated PMT’s renewable fuels business to achieve double digit growth year-over-year and fast tracked PMT’s leadership position in grid-scale battery development and development of advanced recycling plants. Continued to drive the expansion of the Solstice® portfolio through new applications in stationary air conditioning and personal care and expanded the renewables automation business.

•  Ensured business continuity and delivered on commitments to customers by keeping all PMT manufacturing plants safely operational through the pandemic, while improving quality by over 50% and on-time delivery by over 25%.

57	| Notice and Proxy Statement | 2021

06 |	COMPENSATION DISCUSSION AND ANALYSIS

John F. Waldron President and Chief Executive Officer, Safety and Productivity Solutions (SPS)

Mr. Waldron – Qualitative Considerations

• Delivered organic sales growth of 6% driven by success in deploying industry leading solutions in areas critical to addressing COVID-19 response, as well as driving expansion in better-performing vertical markets. Drove strong double-digit growth in the Intelligrated warehouse automation and PPE businesses.

• Continued to invest in innovative technology and solutions aligned with long-term macro trends, including the accelerating shift to ecommerce; global worker and workplace safety; and the use of automation to enhance enterprise productivity. This helped drive growth and a robust order backlog. For example, sales of Connected Distribution Center automation solutions, which help manufacturing, retail, and logistics customers adapt to the accelerating growth in ecommerce, increased by ~50% in 2020.

• Nearly doubled the order backlog in SPS, reaching ~$4.3 billion in 2020 from ~$2.2 billion in 2019, driven by increased orders in the PPE and Intelligrated businesses.

• Drove strong financial turnaround in the Productivity Solutions and Services business following a challenging 2019, with income increasing by 116%.

• Provided critical solutions to governments, corporations and individuals to combat the COVID-19 pandemic. The PPE business rapidly established eight new greenfield production sites worldwide, adding more than a billion units of mask capacity in 2020, and the Sensing and IoT business rapidly increased production of sensors and switches used in critical medical equipment including ventilators and oxygenators. Additionally, the SPS business developed and deployed innovative detection solutions – Honeywell ThermoRebellion, Honeywell Air Detective and Honeywell Gas Detection solutions – that are designed to protect health and safety in a wide range of environments from homes to industrial sites. SPS also establish a new Healthcare business within its PPE segment to focus on developing and selling healthcare-specific safety solutions.

• Increased income by 15% vs. prior year driven by strong organic growth coupled with effective fixed and variable cost management. The SPS business continues to drive Honeywell’s digital efforts by consolidating core systems, with enterprise resource planning systems (ERPs) reduced from 23 to 12 and websites from seven to one.

• Expanded installed base globally by offering the full spectrum of SPS solutions to meet additional customer needs.

| Notice and Proxy Statement | 2021	58

06 |	COMPENSATION DISCUSSION AND ANALYSIS

I  APPROVED ICP PAYOUT AMOUNTS

After applying the formulaic payout percentages described above (80% weight) and deciding individual performance attainment percentages for each NEO based on their qualitative assessments (20% weight), the MDCC approved 2020 ICP payments as follows:

	Formulaic Portion(1)					+	Qualitative Portion(2)				=	Total Individual ICP Payout Percentage	×	Target 2020 ICP Award Amount (5)	=	Actual 2020 ICP Award (rounded)

	Attainment		×	Weight	Payout%		Attainment	x	Weight%	Payout%

Mr. Adamczyk	62%			80%	49.6%		200%		20%	40%		89.6%		$2,800,000		$2,508,000
Mr. Lewis	62%			80%	49.6%		200%		20%	40%		89.6%		$ 770,000		$ 689,000
Ms. Madden	62%			80%	49.6%		200%		20%	40%		89.6%		$ 847,000		$ 758,000
Mr. Gautam	55%	(3)		80%	44.0%		100%		20%	20%		64.0%		$ 785,000		$ 503,000
Mr. Waldron	120%	(4)		80%	96.0%		150%		20%	30%		126.0%		$ 720,000		$ 908,000

(1)	Attainment based on performance against 2020 ICP Goals and application of leverage table. Attainment can range from 0% to 200%.
(2)	Attainment based on MDCC assessment. Attainment can range from 0% to 200%. Payout % can range from 0% to 40%.
(3)	Formulaic attainment percentage for Mr. Gautam includes 50% of award based on full year PMT performance against PMT ICP goals.
(4)	Formulaic attainment percentage for Mr. Waldron includes 50% of award based on full year SPS performance against SPS ICP goals.
(5)	The Target 2020 ICP Award Amount for each NEO was determined as follows:

	2020 Base Salary(a)	x	Individual Target ICP Award %	=	Target 2020 ICP Award Amount

Mr. Adamczyk	$1,600,000		175%		$2,800,000
Mr. Lewis	$ 770,000		100%		$ 770,000
Ms. Madden	$ 847,000		100%		$ 847,000
Mr. Gautam	$ 785,000		100%		$ 785,000
Mr. Waldron	$ 720,000		100%		$ 720,000

(a)	ICP applicable base salary rate for the 2020 calendar year, as determined in accordance with the ICP plan document.

2020 LONG-TERM INCENTIVE COMPENSATION DECISIONS

Grants of LTI awards to the CEO and other NEOs in 2020 reflect a consistent mix of 50% in performance stock units, 35% in stock options, and 15% in restricted stock units

I  TOTAL LTI VALUE

For 2020, LTI awards to the NEOs, the MDCC (or, in the case of Mr. Adamczyk, the independent members of the full Board) determined a total annual LTI (Total LTI) value to be awarded and then allocated the award between PSUs, RSUs, and stock options based on the mix proportions described above. Each of the three elements and the respective values awarded to each NEO are described in detail below.

In determining the Total LTI value to be awarded to each NEO, factors that were considered included:

•	The relative value of long-term incentive awards granted to comparable named executive officers at the Compensation Peer Group companies.

•	Any changes in scope of responsibilities.

•	The value of LTI awards granted in prior years.

•	Each NEO’s leadership impact and expected future contribution toward the overall success of Honeywell.

59	| Notice and Proxy Statement | 2021

06 |	COMPENSATION DISCUSSION AND ANALYSIS

I  PERFORMANCE STOCK UNITS

2018-2020 Performance Plan Assessment

PSUs are issued under the share-based Performance Plan first introduced in 2017 in response to shareowner feedback. In February 2021, the MDCC certified the performance results and payouts for the 2018-2020 performance period of the Performance Plan, which ended on December 31, 2020. In reviewing performance for this cycle, the MDCC noted that the extraordinary impacts from the pandemic on 2020 company performance had reduced the level of payout from pre-pandemic projections by an average of over 25% across the business units. However, the MDCC elected not to make any adjustments to the metrics or measurement of performance for this period as the earned awards were deemed appropriate and reflective of the strong performance delivered, particularly in the first two years of the cycle, and relative TSR outperformance over the three-year period.

For the NEOs who were executive officers in 2018 at the time of grant (Messrs. Adamczyk, Gautam, and Waldron and Ms. Madden), 2018-2020 Performance Plan awards were made in the form of PSUs, with 75% of their earned award based on performance against internal financial goals, and 25% of the earned award based on Honeywell’s TSR relative to the 2018 Compensation Peer Group over the three-year performance period. For the NEO who was not an executive officer at the time of grant in 2018 (Mr. Lewis), 2018-2020 Performance Plan awards were made in the form of performance cash units, with 100% of the earned award based exclusively on the same internal financial goals as the officer PSUs, but with no relative TSR component.

Honeywell’s plan-basis TSR of 49.2% for the three-year performance period (January 1, 2018-December 31, 2020) was 90th percentile when ranked with the 2018 Compensation Peer Group, as follows:

Company Name	3-Year TSR(1)	3-Year Relative Percentile Ranking

Deere & Company	66.8%	100%
Eaton Corporation plc	57.0%	92%
Illinois Tool Works Inc.	30.7%	85%
Johnson Controls International plc	27.4%	77%
Emerson Electric Co.	20.7%	69%
Caterpillar Inc.	18.1%	62%
Lockheed Martin Corporation	15.5%	54%
Raytheon Technologies Corporation	-1.8%	46%
3M Company	-20.9%	38%
General Dynamics Corporation	-23.7%	31%
Phillips 66	-26.0%	23%
The Boeing Company	-30.4%	15%
General Electric Company	-31.5%	8%
Schlumberger Limited	-66.5%	0%

Honeywell International Inc.	49.2%	90%

(1)	3-Year TSR determined on ‘Plan Basis’, which uses a 30-trading day average of stock prices from the beginning, and to the end, of the 3-year performance period.

| Notice and Proxy Statement | 2021	60

06 |	COMPENSATION DISCUSSION AND ANALYSIS

Based on their assessment of Company performance against the targets established for the 2018-2020 performance period, the MDCC determined payouts for the NEOs as displayed and described in the tables below:

2018-2020 PSU Payouts (Messrs. Adamczyk, Gautam, and Waldron and Ms. Madden)

Total Honeywell (HON)	Weight	Threshold	Target	Maximum	Actual Plan Performance(1)	Payout Factor	Weighted Payout %

3-Year Cumulative Revenue ($M)	25%	$106,582	$110,448	>= $114,313	$111,160	118%	29.5%

3-Year Average Segment Margin Rate	25%	19.7%	20.2%	>= 20.7%	20.5%	160%	40.0%

3-Year Average ROI	25%	22.5%	23.2%	>= 24.0%	23.7%	163%	40.8%

3-Year Relative TSR	25%	35th Percentile	50th Percentile	>= 75th Percentile	90th Percentile	200%	50.0%

Total Earned Payout Percentage–Corporate NEOs (Mr. Adamczyk and Ms. Madden)–Based 100% on performance against Total Honeywell (HON) goals							160%

Total Earned Payout Percentage–PMT Business Unit (Mr. Gautam)–Financial metrics portion based 50% on HON and 50% on Business Unit goals(2)							105%

Total Earned Payout Percentage–SPS Business Unit (Mr. Waldron)–Financial metrics portion based 50% on HON and 50% on Business Unit goals(2)							155%

(1)  Revenue adjusted to exclude the impact of corporate transactions and fluctuations in foreign currency. Segment margin adjusted to exclude the impact of corporate transactions. ROI adjusted to exclude the impact of corporate transactions and impact of pension.

(2) Business Unit goals are based on the Business Unit’s performance on 3-year revenue, segment margin and ROI metrics.

Based on the earned award percentages for the 2018-2020 performance period, for those NEOs who received their 2018-2020 Performance Plan award in the form of PSUs, the following individual awards were earned:

NEO	2018-2020 PSUs @ Target(1)	Total Earned Payout %	Total PSUs Earned

Mr. Adamczyk	43,086	160%	68,938

Ms. Madden	9,834	160%	15,734

Mr. Gautam	13,258	105%	13,921

Mr. Waldron	9,171	155%	14,215

(1)	Includes additional PSUs from dividend equivalents and unit adjustments due to spin-offs completed in 2018.

Earned awards became fully vested on February 27, 2021. 50% of the PSUs earned were converted to shares of Honeywell common stock, with the net shares paid subject to an additional one-year holding period, in accordance with the officer stock ownership guidelines. The remaining 50% was converted to cash based on the closing stock price of Honeywell common stock on December 31, 2020 and paid in March 2021.

2018-2020 Performance Cash Unit Payouts (Mr. Lewis only)

	Weight	Threshold	Target	Maximum	Actual Plan Performance(1)	Payout Factor	Weighted Payout %

3-Year Cumulative Revenue ($M)	33.3%	$106,582	$110,448	>= $114,313	$111,160	118%	39.3%

3-Year Average Segment Margin Rate	33.3%	19.7%	20.2%	>= 20.7%	20.5%	160%	53.3%

3-Year Average ROI	33.3%	22.5%	23.2%	>= 24.0%	23.7%	163%	54.3%

Total Earned Payout Percentage–Corporate NEO (Mr. Lewis) — Based 100% on performance against Total Honeywell goals							147%

(1)

Revenue adjusted to exclude the impact of corporate transactions and fluctuations in foreign currency. Segment margin adjusted to exclude the impact of corporate transactions. ROI adjusted to exclude the impact of corporate transactions and impact of pension.

Based on the earned award percentage for the 2018-2020 performance period, the NEO who was originally granted his 2018-2020 Performance Plan award in the form of performance cash units received the following earned payout:

NEO	2018-2020 Performance Cash Units	Value Per Unit	Total Earned Award Percentage	Total Cash Award Earned

Mr. Lewis	5,250	$100	147%	$771,750

61	| Notice and Proxy Statement | 2021

06 |	COMPENSATION DISCUSSION AND ANALYSIS

The earned award for Mr. Lewis became fully vested on February 27, 2021 and was paid in cash in March 2021. In accordance with SEC disclosure requirements for cash-based awards, 100% of the earned cash award for Mr. Lewis for the 2018-2020 performance period is included as 2020 Non-Equity Incentive Compensation on the Summary Compensation Table in this Proxy Statement, even though originally granted in 2018.

2020-2022 Performance Plan Awards

Under the 2020-2022 Performance Plan, a target number of PSUs was issued to each NEO on February 14, 2020 for the performance period of January 1, 2020, through December 31, 2022, representing 50% of their total annual LTI value and mix. Established before COVID-19 began to have wide-ranging impact on the global economy, the original performance targets envisioned growth in each year of the three-year performance period and did not anticipate the unprecedented disruption caused by the pandemic which began a month later. While the three-year relative TSR metric remains relevant, as a result of the significant impact of the pandemic on our major end-markets, the original internal financial metric targets set for the 2020-2022 cycle became unattainable soon after they were set, with projected full cycle performance against each of the three financial metrics falling to near, or below, threshold levels. Over the course of the year, the MDCC discussed the negative impact of the pandemic on all three PSU cycles in progress and assessed whether the objectives of the 2019-2021 and 2020-2022 plans (to incentivize, retain and reward executives for driving attainment of specific company goals) had been compromised by the extraordinary events that occurred in 2020. The MDCC recognized these circumstances were not unique to Honeywell and solicited feedback from its shareowners regarding their views on adjustments to incentive plans for companies that experienced a significant negative financial impact from the pandemic, like Honeywell. Shareowners generally recognized the possible need for pandemic-related incentive plan changes in industries hardest hit by the pandemic, with some tolerance for reasonable modifications to annual incentive plans or long-term incentives for the most recent award cycle beginning in 2020. Shareowners noted they would be assessing any such changes on a case-by-case basis, with particular attention paid to the alignment of experience among shareowners, executives, and the broader employee population.

In March 2021, the MDCC determined that, while no changes would be made with respect to the 2019-2021 cycle PSUs at that time, it would be in the best interest of the Company and its shareowners to realign the link between pay and performance for the most recent 2020-2022 PSU awards by recasting the targets for the three internal financial metrics. This was a one-time adjustment to the normal operation of the plan given the extraordinary impact of the pandemic. The MDCC considered alternative approaches, including adjustments to exclude the impact of COVID-19-related expenses or separate, supplemental awards, but determined that the approach chosen was more consistent with the existing plan design, did not require subjective estimates of COVID-19 expenses for a multi-year period, and served to refocus executives on financial goals to be achieved in the post-2020 recovery period. The recast targets retained the original three-year relative TSR goal and effectively replaced the original three-year financial targets with meaningful two-year (2021 and 2022) financial growth targets for the remainder of the three-year cycle, using the mid-point of external guidance for 2021 and accelerating growth rates for 2022. Coincident with this change, the upside total payout opportunity for this performance cycle was reduced by 40%. PSUs issued for the 2021-2023 performance cycle return to using 3-year financial targets, consistent with past practice.

In arriving at this decision, the MDCC took into consideration management’s response and efforts to mitigate pandemic impacts in 2020 by quickly implementing cost controls and pivoting to new opportunities aimed to position the company for strong post-pandemic growth and greater opportunity for shareowner value creation, which resulted in a total shareowner return of 23% for 2020. The MDCC also believes this change is in alignment with the experience of both shareowners and employees. Since the pandemic-driven low of $103.86 on March 23, 2020, Honeywell’s stock price appreciated 105% to $212.70 as of December 31, 2020. The approach for 2020-2022 PSU awards to the NEOs also mirrors the adjustments made to financial metrics for the performance plan that extends to other executive and management-level employees of the Company.

Compensation Actions Due to COVID-19. Compensation actions taken in 2020 and the first quarter of 2021 that reflect the impacts from the COVID-19 pandemic include:

✓  No merit increases in 2020.

✓  Base salaries of all executive-level employees, including the NEOs, cut by 10% from March 31, 2020 through November 1, 2020.

✓  Annual ICP awards determined in the normal course with no pandemic-related adjustments, despite goals being set prior to the pandemic.

✓  Results for the 2018-2020 Performance Plan cycle certified with no pandemic-related adjustments, despite payouts being negatively impacted by an average of over 25% across the business units when compared to pre-pandemic projections.

✓  LTI awards granted February 14, 2020 (pre-pandemic) based on established mix of 50% PSUs, 35% Stock Options, and 15% RSUs.

✓  Financial metrics for the 2020-2022 Performance Plan cycle adjusted in the first quarter of 2021 to focus executives on reset guidance and post-pandemic recovery actions. Maximum payment cap reduced 40%. No change to the relative TSR goal for the 3-year performance period of January 1, 2020 - December 31, 2022.

| Notice and Proxy Statement | 2021	62

06 |	COMPENSATION DISCUSSION AND ANALYSIS

The actual number of PSUs earned by each NEO for the 2020-2022 cycle will be determined at the end of the period based on Company performance as measured by the following four equally-weighted performance metrics; the construct of the financial metrics are not different, only truncated to a two-year period off of the pandemic-impacted 2020 base:

2021-2022 Cumulative Revenue (25% weight)

• Measures the effectiveness of the Company’s organic growth strategies, including new product introduction and marketing and sales effectiveness, as well as projected growth in our end markets. Targets include the impact from acquisitions signed or closed in 2020.

• Adjusted at measurement to exclude the impact of corporate transactions after 2020 (e.g., acquisitions and divestitures) and fluctuations in foreign currency rates.

2021-2022 Average Segment Margin Rate (25% weight)

• Focuses executives on driving continued operational improvements and delivering synergies from recent corporate actions and prior period acquisitions.

• Adjusted at measurement to exclude the impact of corporate transactions after 2020. Results will not be adjusted for foreign currency changes over the cycle.

2021-2022 Average ROI (25% weight)

• Focuses leadership on making investment decisions that deliver profitable growth.

• Adjusted at measurement to exclude the impact of corporate transactions after 2020 and the impact of pensions. Results will not be adjusted for foreign currency changes over the cycle.

3-Year Relative TSR (25% weight)

• Measures Honeywell’s cumulative TSR relative to the 2020 Compensation Peer Group over a three-year performance period of January 1, 2020 – December 31, 2022. This is unchanged.

• The beginning point for TSR determination (all companies) will be based on an average using 30 trading days from the beginning of the performance period. The ending point will be based on an average using 30 days leading up to the end of the performance period.

The table below sets out each metric at the Total Honeywell level, their respective goals for the relevant period, and the number of PSUs that would be earned at each specified level of performance. No PSUs will be earned for a metric if performance falls below the noted threshold. If the Company’s performance for any of the performance metrics falls between the percentages listed on the table, the percentage of PSUs earned shall be determined by linear interpolation.

	2021-2022 Cumulative Revenue ($M) (1)	% of PSUs	2021-2022 Average Segment Margin Rate (1)	% of PSUs	2021-2022 Average ROI (1)	% of PSUs	3-Year Relative Total Shareowner Return (2)	% of PSUs

No payout	< $67,613	0%	< 20.7%	0%	< 20.8%	0%	< 35th Percentile	0%
	—		—		—		35th Percentile(3)	6.25%
Threshold	$67,613	12.5%	20.7%	12.5%	20.8%	12.5%	40th Percentile	12.5%
Target	$69,170	25.0%	21.1%	25.0%	21.3%	25.0%	50th Percentile	25.0%
	$69,948	37.5%	21.3%	37.5%	21.55%	37.5%	60th Percentile	37.5%
Maximum (4)	>= $70,726	50.0%	>= 21.5%	50.0%	>= 21.8%	50.0%	>= 75th Percentile	50.0%

(1)

One-time shift to two-year financial metrics to consider the unusual and extraordinary impacts from the COVID-19 pandemic, as permitted by the plan. Revised targets include acquisitions signed or closed in 2020 (e.g., Sparta Systems). The impact of any other acquisitions or divestitures that occur during the performance cycle will be excluded.

(2)	3-year relative TSR vs the Compensation Peer Group companies for period of January 1, 2020 – December 31, 2022.
(3)	Represents threshold for the relative TSR metric.
(4)	Total maximum payout capped at 160%.

For the Corporate NEOs, awards are earned based on performance against the Total Honeywell goals stated above. For the Business Unit NEOs, the financial goals portion of the award (75% of the award value, at target) is based 50% on performance against goals set for their respective business unit and 50% against the Total Honeywell goals. Like the Corporate NEOs, the Business Unit NEOs have 25% of their award based on performance against the three-year relative TSR metric noted above. If a NEO transfers between business units during the performance period, the final payout is prorated based on the number of days spent in each respective business unit during the three years covered by the award.

63	| Notice and Proxy Statement | 2021

06 |	COMPENSATION DISCUSSION AND ANALYSIS

2020-2022 Performance Plan Awards to NEOs

The following table presents the number of Performance Stock Units granted to the NEOs for the 2020-2022 performance period, along with their respective grant date value, as of February 14, 2020:

NEO	# of PSUs(1)	Grant Date Value(2)

Mr. Adamczyk	37,200	$7,014,804

Mr. Lewis	11,500	$2,168,555

Ms. Madden	11,500	$2,168,555

Mr. Gautam	11,200	$2,111,984

Mr. Waldron	9,300	$1,753,701

(1)	All officer PSUs awarded on February 14, 2020.
(2)

The grant date unit value for awards made on February 14, 2020, of $188.57 was determined based on the fair market value of Honeywell stock on the date of grant of $180.92 for the three internal financial metrics, and a value of $211.53 for the relative TSR metric, based on a multifactor Monte Carlo simulation conducted by an independent valuation service provider. The grant date values reflect the original award values for the grants made in February 2020. The subsequent pandemic-related adjustment to the plan financial metrics for this cycle, made in the first quarter of 2021, is considered an award modification that will result in incremental accounting value for these awards that will be reflected as 2021 compensation on the Summary Compensation Table in the next annual Proxy Statement.

At the end of the performance period, the total number of PSUs earned for each NEO shall be determined on a formulaic basis. Dividend equivalents applied during the vesting period as additional PSUs will be adjusted based on the final number of PSUs earned. In determining the final distributions of earned awards, 50% of the resulting PSUs earned will be converted to shares of Company common stock and issued to each NEO, subject to the holding period requirements for officers. The remaining 50% shall be converted to cash based on the fair market value of a share of Honeywell stock on the last day of the performance period and paid to each NEO in the first quarter following the end of the performance period.

I  STOCK OPTIONS

Stock options granted to the NEOs in February 2020 represented 35% of their total annual LTI value and mix. The MDCC believes that stock options continue to be an important element for focusing executives on actions that drive long-term stock appreciation that is directly aligned with the interests of our shareowners.

Stock options granted to Mr. Adamczyk and all the other NEOs vest 25% per year over four years and have a 10-year term to exercise. The strike price for the 2020 annual stock options is $180.92, which was the fair market value of Honeywell stock on the date of grant (February 14, 2020). The grant date value was determined using a Black-Scholes value of $21.41 per share as determined by a third-party valuation company.

The following table presents the number of stock options granted to the NEOs along with their respective grant date values.

NEO	# of Stock Options Awarded (1)	Grant Date Value (2)

Mr. Adamczyk	228,800	$4,898,608

Mr. Lewis	70,200	$1,502,982

Ms. Madden	70,200	$1,502,982

Mr. Gautam	68,600	$1,468,726

Mr. Waldron	57,200	$1,224,652

(1)	All officer stock options awarded on February 14, 2020. Options vest 25% per year over four years from the grant date.
(2)	The grant date value was determined using a Black-Scholes value of $21.41 per share.

| Notice and Proxy Statement | 2021	64

06 |	COMPENSATION DISCUSSION AND ANALYSIS

I  RESTRICTED STOCK UNITS

RSUs granted to the NEOs in February 2020 represented 15% of their total annual LTI value and mix.

RSUs granted to Mr. Adamczyk, and all the other NEOs, vest 33%, 33%, 34% on the second, fourth, and sixth anniversaries of the grant date, respectively. This extended vesting period is designed to strengthen retention.

The following table presents the number of RSUs granted to the NEOs in 2020 along with their respective grant date values.

NEO	Target # of RSUs (1)(2)	Grant Date Value (3)

Mr. Adamczyk	11,600	$2,098,672

Mr. Lewis	3,500	$633,220

Ms. Madden	3,500	$633,220

Mr. Gautam	3,400	$615,128

Mr. Waldron	2,900	$524,668

(1)	All officer RSUs awarded on February 14, 2020.
(2)

Officer RSUs vest 33%, 33%, 34% on the second, fourth, and sixth anniversaries of the grant date, respectively. During the vesting period, dividend equivalents will be earned in the form of additional RSU shares based on regular dividends paid by Honeywell, with such additional dividends vesting on the same timing as the underlying RSUs to which they relate. In addition, upon vesting, the NEO must hold the resulting net gain shares for at least one year before being eligible to sell the shares.

(3)	Based on a grant date value $180.92 determined using the average of the high and low stock prices of Honeywell stock on the grant date.

OTHER COMPENSATION AND BENEFIT PROGRAMS

I  RETIREMENT PLANS

We offer various retirement benefits to our NEOs. Specifically, depending upon when and where they joined the Company, some NEOs may participate in broad-based plans, including a defined benefit pension plan and a 401(k) savings plan that provides matching Company contributions. We also maintain an unfunded supplemental retirement plan to replace the portion of an executive’s pension benefit that cannot be paid under the broad-based plans because of Internal Revenue Service (IRS) limitations. More information on retirement benefits can be found beginning on page 76.

I  NONQUALIFIED DEFERRED COMPENSATION PLANS

Executive officers (including the NEOs) may choose to participate in certain nonqualified deferred compensation plans to permit retirement savings in a tax-efficient manner. Executive officers can elect to defer up to 100% of their annual ICP awards. In addition, executive officers may also participate in the Honeywell Supplemental Savings Plan to defer base salary that cannot be contributed to the Company’s 401(k) savings plan due to IRS limitations. These amounts are matched by the Company only to the extent required to make up for a shortfall in the available match under the 401(k) savings plan due to IRS limitations. Deferred compensation balances earn interest at a fixed rate based on the Company’s 15-year cost of borrowing, which is subject to change on an annual basis. Consistent with the long-term focus of the executive compensation program, matching contributions are treated as if invested in Company common stock. These plans are explained in detail beginning on page 78.

I  BENEFITS AND PERQUISITES

Our NEOs are entitled to participate in Honeywell-wide benefits such as life, medical, dental, and accidental death and disability insurance that are competitive with other similarly sized companies. The NEOs participate in these programs on the same basis as the rest of our salaried employees. We also maintain low-cost excess liability coverage for all executive-level personnel, including the NEOs. The NEOs are also eligible for an annual executive physical, and Charlotte-based officers participate in a low-cost regional concierge medical service program which was first introduced in 2020.

Our security policy requires that our Chairman and CEO use Honeywell aircraft for all air travel (business or personal) to ensure personal security and protect the confidentiality of our business. From time to time, we also permit other executive officers to use Honeywell aircraft for personal or business use. The security plan for the Chairman and CEO also provides for home security and related monitoring.

65	| Notice and Proxy Statement | 2021

06 |	COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PRACTICES AND POLICIES

I WHAT WE DO	I WHAT WE DON’T DO

Pay for Performance. We closely align pay and performance, with a significant portion of target total direct compensation at-risk. The MDCC validates this alignment annually and ensures performance-based compensation represents a significant portion of executive compensation.

No Excessive Perks. We do not provide perquisites except in cases where there is a compelling business or security reason, nor do we provide tax gross-ups for officers, other than in connection with a Company-required relocation.

Robust Performance Goals. We establish clear and measurable goals and targets and hold our executives accountable for achieving specified levels to earn a payout under our incentive plans. We use different sets of operational metrics for ICP and performance-based LTI to drive top and bottom-line growth over multiple time frames, aligned with our goal of sustained long-term performance.

No Guaranteed Annual Salary Increases or Bonuses. Annual salary increases are based on evaluations of individual performance and the competitive market. In addition, we do not provide guarantees on bonus payouts.

Clawback Practices. We maintain a policy that allows for recoupment of incentive compensation for a significant financial restatement or if an executive leaves the Company to join a competitor.	No Hedging or Pledging. We do not allow hedging or pledging of our stock.

Double Trigger in the Event of a Change-in-Control (CIC). We have double trigger vesting on equity and severance for CIC; executives will not receive cash severance nor will equity vest in the event of a CIC unless accompanied by qualifying termination of employment.

No Excise Tax Gross-Ups and No Accelerated Bonus Payments Upon CIC. Excise tax gross-ups have been eliminated for all executive officers. Plans provide that ICP awards earned in the year of a CIC would be paid at the time they would typically be paid based on business performance rather than target.

Maximum Payout Caps for Incentive Plans. Annual cash incentive plan (ICP) and Performance Plan payouts are capped.	No Incentivizing of Short-Term Results to the Detriment of Long-Term Goals and Results. Pay mix is heavily weighted toward long-term incentives aligned with the interests of shareowners.

Robust Stock Ownership Requirements. We require executive officers to hold meaningful amounts of stock and require them to hold net shares for one year from exercise or vesting.	No Excessive Risks. Compensation practices are appropriately structured and avoid incentivizing employees to engage in excessive risk-taking.

Options Granted at FMV. Annual stock options awarded to all executives (including the NEOs) are approved by the MDCC on the same day, with an exercise price no less than the fair market value of Honeywell’s common stock on the date of grant.

No Options Repricing. We prohibit repricing (reduction in exercise price or exchange for cash or other consideration) or reloading of stock options.

Independent Compensation Consultant. The MDCC retains an independent compensation consultant to review and advise the MDCC on executive compensation matters. The independent consultant attends all MDCC meetings.

No Consultant Conflicts. Under the MDCC’s established policy, the compensation consultant cannot provide any other services to Honeywell without the MDCC’s approval. Regular independence reviews are conducted.

| Notice and Proxy Statement | 2021	66

06 |	COMPENSATION DISCUSSION AND ANALYSIS

RISK OVERSIGHT CONSIDERATIONS

The MDCC believes that balancing the various elements of Honeywell’s executive compensation program:

•	Supports the achievement of competitive sales, earnings, and cash performance in variable economic and industry conditions without undue risk; and

•

Mitigates the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of the Company’s long-term business strategy and adversely impact shareowner value.

The following compensation design features guard against unnecessary or excessive risk-taking:

Robust processes for developing strategic and annual operating plans, approval of capital investments, internal controls over financial reporting, and other financial, operational, and compliance policies and practices.

Diversity of the Company’s overall portfolio of businesses with respect to industries and markets served (types, long-cycle / short-cycle), products and services sold, and geographic footprint.

MDCC review and approval of corporate, business, and individual executive officer objectives to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage unnecessary or excessive risk-taking.

Executive Compensation features that guard against unnecessary or excessive risk-taking include:

•	Pay mix between fixed and variable, annual and long-term, and cash and equity compensation is designed to encourage strategies and actions that are in the Company’s long-term best interests;

•	Base salaries are positioned to be consistent with executives’ responsibilities, so they are not motivated to take excessive risks to achieve financial security;

•	Incentive awards are determined based on a review of a variety of performance indicators, diversifying the risk associated with any single performance indicator;

•	Design of long-term compensation program rewards executives for driving sustainable, profitable, growth for shareowners;

•	Vesting periods for equity compensation awards encourage executives to focus on sustained stock price appreciation; and

•

Incentive plans are not overly leveraged, have maximum payout caps, and have design features that are intended to balance pay for performance with an appropriate level of risk-taking. The MDCC also has some discretionary authority (e.g., 20% of awards) to adjust the annual ICP payments, which further reduces the potential for negative business risk associated with such plans.

Adoption of clawback policies, which provide for the recoupment of incentive compensation paid to senior executives if there is a significant restatement of Company financial results. Clawback provisions in the Company’s current stock plan also allow the Company to cancel shares or recover gains realized by an executive if non-competition or non-solicitation provisions are violated.

Prohibition on hedging and pledging of shares by executive officers and directors.

Ownership thresholds in the Company’s stock ownership guidelines for officers that require NEOs to hold shares of common stock equal to four times their current annual base salary (six times for the CEO), as detailed in the Stock Ownership Guidelines.

•	Officers must also hold 100% of the net shares from vesting of RSUs, the net shares issued from PSUs, and the net gain shares from option exercises for at least one year.

Based upon the MDCC’s risk oversight and compensation policies, the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on Honeywell’s operations or results. A full discussion of the role of the Board in the risk oversight process begins on page 23 of this Proxy Statement.

67	| Notice and Proxy Statement | 2021

06 |	COMPENSATION DISCUSSION AND ANALYSIS

I  STOCK OWNERSHIP GUIDELINES

The MDCC believes that Honeywell executives more effectively pursue shareowners’ long-term interests if they hold substantial amounts of stock. Accordingly, the MDCC maintains minimum stock ownership guidelines for all executive officers.

Under these guidelines, the Chairman and CEO must hold shares of common stock equal in value to six times his current annual base salary. Other executive officers are required to own shares equal in value to four times their current base salary. Shares used in determining whether these guidelines are met include shares held personally, equivalent shares held in qualified and nonqualified retirement accounts, outstanding RSUs, and 50% of outstanding PSUs. All NEOs maintain ownership levels well above these minimum requirements, as shown in the following table.

Named Executive Officers’ Stock Ownership

Represents stock ownership as of March 15, 2021.

In addition, the stock ownership guidelines require officers to hold for at least one year 100% of the “net shares” obtained from RSUs that vest, the “net shares” issued from PSUs, and the “net gain shares” obtained from the exercise of stock options. “Net shares” means the number of shares issued when RSUs vest or PSUs are earned, less the number of shares withheld or sold to pay applicable taxes. “Net gain shares” means the number of shares obtained from exercising stock options, less the number of shares needed to cover the option exercise price and applicable taxes.

After the one-year holding period, officers may sell net shares or net gain shares; however, after the sale, they must continue to meet the prescribed minimum stock ownership guideline level.

I  RECOUPMENT/CLAWBACK

Our Corporate Governance Guidelines provide for the recoupment (or clawback) of incentive compensation paid to senior executives if there is a significant restatement of financial results (a Restatement). Under the guidelines, the Board can seek recoupment if and to the extent that:

•	The amount of incentive compensation was calculated based upon the achievement of financial results that were subsequently reduced due to a Restatement;

•	The senior executive engaged in misconduct; and

•	The amount of incentive compensation that would have been awarded to the senior executive had the financial results been properly reported would have been lower than the amount actually awarded.

The complete text of the Corporate Governance Guidelines is posted on our website at investor.honeywell.com (see “Corporate Governance/Governance Guidelines”).

In addition, if during the two-year period following an executive officer’s termination of employment with Honeywell, he or she commences employment with, or otherwise provides services to a Honeywell competitor, without the MDCC’s prior approval, or violates non-solicitation commitments, then the Company reserves the right, for awards issued under its Stock Incentive Plans, to:

•	Cancel all unexercised options; and

•

Recover any gains attributable to options that were exercised, and any value attributable to RSUs and Performance Plan awards that were paid, during the period beginning 12 months before and ending two years after the executive officer’s termination of employment.

| Notice and Proxy Statement | 2021	68

06 |	COMPENSATION DISCUSSION AND ANALYSIS

Honeywell has entered into non-competition agreements with each of the NEOs that preclude them from going to work for a competitor for up to two years after termination of employment. The list of competitors and the duration of the non-competition covenant has been tailored, in each case, to the executive officer’s position and the competitive threat this represents. Because money damages cannot adequately compensate Honeywell for violations of these non-competition covenants, we have a full range of equitable remedies at our disposal to enforce these agreements, including the ability to seek injunctive relief.

I  TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Beginning in 2018, Section 162(m) of the Internal Revenue Code limits the federal income tax deduction for annual individual compensation to $1 million for the NEOs, subject to a transition rule for written binding contracts in effect on November 2, 2017, and not materially modified after that date. The Company intends to comply with the transition rule for written binding contracts in effect on November 2, 2017, so long as the MDCC determines that to be in the Company’s best interest. As discussed above under Compensation Practices and Policies, the MDCC seeks to closely align executive pay with performance, even if there is no longer a “performance-based” provision under Section 162(m).

I  PLEDGING AND HEDGING TRANSACTIONS IN COMPANY SECURITIES

Executive officers, directors, and any of their respective designees are prohibited from pledging Honeywell’s securities or using Honeywell’s securities to support margin debt. All other employees must exercise extreme caution in pledging Honeywell’s securities or using Honeywell’s securities to support margin debt.

Hedging by directors, executive officers, employees on our restricted trading list, any employee in possession of material non-public information, or any of their designees is prohibited, and it is strongly discouraged for all other employees. For this purpose, hedging means purchasing financial instruments (including prepaid variable forward sale contracts, equity swaps, collars, and interests in exchange funds) or otherwise engaging in transactions that are designed to hedge or offset any decrease in the market value of Company stock held, directly or indirectly by them, whether the stock was acquired as part of a compensation arrangement or otherwise.

All employees, directors, and any of their respective designees are prohibited from engaging in short sales of Honeywell securities. Selling or purchasing puts or calls or otherwise trading in or writing options on Honeywell’s securities by employees, officers, and directors is also prohibited.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The MDCC reviewed and discussed Honeywell’s Compensation Discussion and Analysis with management. Based on this review and discussion, the MDCC recommended that the Board of Directors include the Compensation Discussion and Analysis in this Proxy Statement and the Form 10-K for the year ended December 31, 2020.

The Management Development and Compensation Committee

Grace Lieblein (Chair)

Duncan B. Angove

William S. Ayer

D. Scott Davis (ex officio member)

Judd Gregg

Clive Hollick

69	| Notice and Proxy Statement | 2021

07 |	EXECUTIVE COMPENSATION TABLES

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

Named Executive Officer	Year	Salary(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change In Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation(7)	SEC Total Compensation(8)	Non-SEC Total Annual Direct Compensation(9)

Darius Adamczyk Chairman and Chief Executive Officer	2020	$1,566,154	$9,113,476	$4,898,608	$2,508,000	$810,840	$178,203	$19,075,281	$18,086,238
	2019	$1,600,000	$8,612,506	$4,635,409	$4,065,000	$748,107	$864,082	$20,525,104	$18,912,915
	2018	$1,571,154	$9,561,215	$3,185,655	$4,100,000	$595,082	$233,498	$19,246,604	$18,418,024
Gregory P. Lewis Senior Vice President, Chief Financial Officer	2020	$753,711	$2,801,775	$1,502,982	$1,460,750	$254,487	$ 57,627	$ 6,831,332	$ 5,747,468
	2019	$749,808	$2,288,198	$1,222,904	$1,866,600	$185,939	$331,184	$ 6,644,633	$ 5,316,910
	2018	$578,981	$554,742	$591,250	$ 730,000	$103,155	$ 48,365	$ 2,606,493	$ 2,979,973
Anne T. Madden(1) Senior Vice President, General Counsel	2020	$825,529	$2,801,775	$1,502,982	$ 758,000	$459,798	$ 87,544	$ 6,435,628	$ 5,888,286
	2019	$757,019	$2,288,198	$1,222,904	$1,970,500	$399,898	$ 69,977	$ 6,708,496	$ 5,370,121

Rajeev Gautam(1) President and Chief Executive Officer Performance Materials and Technologies	2020	$768,394	$2,727,112	$1,468,726	$ 503,000	$403,986	$ 56,523	$ 5,927,741	$ 5,467,232
	2019	$779,231	$2,621,868	$1,412,368	$ 976,000	$685,839	$ 55,857	$ 6,531,163	$ 5,789,467
	2018	$755,247	$2,940,717	$979,110	$ 900,000	$ 6,799	$ 51,790	$ 5,633,663	$ 5,575,074

John F. Waldron(1) President and Chief Executive Officer Safety and Productivity Solutions	2020	$704,769	$2,278,369	$1,224,652	$ 908,000	$190,879	$ 54,508	$ 5,361,177	$ 5,115,790

(1)

Ms. Madden was not a NEO for the 2018 compensation year (2019 Proxy). Mr. Waldron is being reported as a NEO for the first time in 2021 (2020 compensation). Mr. Gautam has three years of compensation reported even though he was not a NEO in the 2019 Proxy statement (2018 compensation), as he was previously a NEO in the 2018 annual Proxy statement (2017 compensation).

(2)	Salary for 2020 reflects the impact of temporary reduction in base salary as a result of the COVID-19 pandemic. Includes one additional bi-weekly pay period due to payroll calendar.
(3)

2020 Stock Awards represent the sum of (i) PSU awards under the 2020-2022 Performance Plan at a grant date fair value of $188.57 and (ii) RSUs awarded at a grant date value of $180.92, determined using the average of the high and low stock prices of Honeywell stock on the grant date. All 2020 Stock Awards were granted on February 14, 2020. The PSU award value was calculated based on the weighted average of (a) the fair market value of Honeywell stock on the date of grant for the 75% of the award tied to performance against internal metrics, and (b) a multifactor Monte Carlo simulation of Honeywell’s stock price and TSR relative to each of the other companies in the Compensation Peer Group, determined in accordance with FASB ASC Topic 718, for the 25% of the award with payout determined based on three-year TSR relative to the Compensation Peer Group.

NEO	2020-2022 Performance Stock Units	Restricted Stock Units	Total Stock Awards

Mr. Adamczyk	$7,014,804	$2,098,672	$9,113,476
Mr. Lewis	$2,168,555	$ 633,220	$2,801,775
Ms. Madden	$2,168,555	$ 633,220	$2,801,775
Mr. Gautam	$2,111,984	$ 615,128	$2,727,112
Mr. Waldron	$1,753,701	$ 524,668	$2,278,369

The 2020-2022 PSU award values reflect the original grant date values. The subsequent pandemic-related adjustment to the plan financial metrics for the 2020-2022 PSUs, which was made in February 2021, is considered an award modification that will result in incremental value for these awards that will be reflected as 2021 compensation on the Summary Compensation Table in the next annual Proxy Statement.

(4)

The 2020 Option Awards shown reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the Black-Scholes option-pricing model at the time of grant, with the expected-term input derived from a risk-adjusted Monte Carlo simulation of the historical exercise behavior and probability-weighted movements in Honeywell’s stock price over time. The 2020 annual Option Awards were awarded on February 14, 2020, with a Black-Scholes value of $21.41 per share at the time of grant. A discussion of the assumptions used in the valuation of option awards made in fiscal year 2020 may be found in Note 16 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2020.

| Notice and Proxy Statement | 2021	70

07 |	EXECUTIVE COMPENSATION TABLES

(5)

The 2020 Non-Equity Incentive Plan Compensation value for each NEO, except Mr. Lewis, represents their annual ICP award for the 2020 plan year. 80% of the ICP award is determined using the pre-set formulaic methodology discussed beginning on page 53, and the remaining 20% is based on individual assessments determined by the MDCC discussed beginning on page 55. The amount for Mr. Lewis includes both his 2020 annual ICP award and his earned payout from cash-units issued for the January 1, 2018 – December 31, 2020 cycle of the Performance Plan, that is required to be reported in the final year of the performance period under SEC rules, even though granted in 2018 and covering a three-year period. The following table provides the breakdown of the amounts reported as 2020 Non-Equity Incentive Plan Compensation for Mr. Lewis:

NEO	2020 ICP Award	2018-2020 Performance Plan Cash Award	Total Non-Equity Incentive Plan Compensation

Mr. Lewis	$689,000	$771,750	$1,460,750

(6)

Represents (i) the aggregate change in the present value of each Named Executive Officer’s accumulated benefit under the Company’s pension plans from December 31, 2019, to December 31, 2020 (as disclosed in the Pension Benefits table on page 76 of this Proxy Statement) and (ii) interest earned in 2020 on deferred compensation that is considered “above-market interest” under SEC rules (as discussed on page 79).

NEO	Change in Pension Value(a)		NQDC Interest(c)	Total Change in Pension Value and Nonqualified Deferred Compensation Earnings

Mr. Adamczyk	$805,492		$5,348	$810,840
Mr. Lewis	$253,033		$1,454	$254,487
Ms. Madden	$421,241		$38,557	$459,798
Mr. Gautam	$397,106	(b)	$6,880	$403,986
Mr. Waldron	$189,939		$940	$190,879

(a)

The reported change in aggregate pension value for Mr. Gautam includes the impact of a decrease in the discount rate from 3.22% as of December 31, 2019, to 2.50% at December 31, 2020. The value of benefits for the other NEOs was calculated as the lump sum under their pension formula as of December 31, 2020, which is unaffected by interest rates.

(b)	Excluding the impact of the decrease in discount rate during 2020, the change in pension value for Mr. Gautam was ($104,669).
(c)

Represents earnings under the Honeywell Excess Benefit Plan, Honeywell Supplemental Savings Plan and Honeywell Deferred Incentive Plan that are in excess of that determined using SEC market interest rates.

(7)	For 2020, All Other Compensation consists of the following:

NEO	Matching Contributions(a)	Personal Use of Company Aircraft(b)	Security(c)	Excess Liability Insurance(d)	Executive Physical/ Medical Services (e)	Total Other Compensation

Mr. Adamczyk	$109,631	$35,489	$22,418	$1,515	$9,150	$178,203
Mr. Lewis	$52,760	—	—	$1,515	$3,352	$57,627
Ms. Madden	$57,787	$22,739	—	$1,515	$5,503	$87,544
Mr. Gautam	$53,788	—	—	$1,515	$1,220	$56,523
Mr. Waldron	$49,334	—	—	$1,515	$3,659	$54,508

(a)	Represents total Company matching contributions to each Named Executive Officer’s accounts in the tax-qualified Honeywell 401(k) Plan and the non-tax-qualified Supplemental Savings Plan.
(b)

For security reasons, Mr. Adamczyk is required by Company policy to use Company aircraft for all business and personal travel (requirement to use Company aircraft for specific personal travel may be waived at the discretion of Honeywell’s security personnel). Other NEOs may have access to available corporate aircraft for personal travel, from time to time, if approved by the CEO. The amount shown for each NEO represents the aggregate incremental cost of personal travel. This amount is calculated by multiplying the total number of personal flight hours by the average direct variable operating costs (e.g., expenses for aviation employees, variable aircraft maintenance, telecommunications, transportation charges, including but not limited to hangar and landing fees, aviation fuel, and commissaries) per flight hour for Company aircraft.

(c)	In accordance with the CEO security plan, represents the total paid by the Company in 2020 for expenses relating to personal residential security provided to protect Mr. Adamczyk.
(d)	Represents the annual premiums paid by the Company to purchase excess liability insurance coverage for each Named Executive Officer.
(e)	Represents cost of the annual executive physical covered by the Company (excess over insurance) and concierge medical services provided to Charlotte-based officers.

(8)	Represents total reportable compensation determined in accordance with SEC disclosure requirements.
(9)

Represents non-SEC supplemental information of Total Annual Direct Compensation (TADC) from the perspective of the MDCC (as discussed in the CD&A). For all years, this column excludes the amounts reflected in the (i) Change in Pension Value and Deferred Compensation Earnings, and (ii) All Other Compensation columns of the Summary Compensation Table (SCT). For 2020, this column also excludes the 2018-2020 performance cash award to Mr. Lewis (see footnote 5), which was awarded in 2018 and considered part of TADC by the MDCC in 2018 but required to be reported on the Summary Compensation Table as 2020 compensation (at the end of the three-year performance period) under SEC rules. For 2019, this column excludes the 2017-2019 performance cash awards to Mr. Lewis and Ms. Madden that were awarded in 2017 and considered part of TADC by the MDCC in 2017 but required to be reported on the Summary Compensation Table as 2019 compensation (at the end of the three-year performance period) under SEC rules. For 2018, this column includes the target value of the 2018-2020 performance cash award granted to Mr. Lewis in 2018 and considered part of TADC by the MDCC for 2018 even though not reported on the SCT until 2020. This column does not replace the compensation total shown on the SCT but is intended to show how the MDCC viewed TADC in each of the respective years.

71	| Notice and Proxy Statement | 2021

07 |	EXECUTIVE COMPENSATION TABLES

OTHER COMPENSATION TABLES

|  GRANTS OF PLAN-BASED AWARDS—FISCAL YEAR 2020

Named Executive Officer			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities of Option Underlying Options(4)	Exercise or Base Price Awards ($/Sh)	Closing Price on Date of Grant of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)

	Award Type(1)	Grant Date	Threshold(2)	Target	Maximum	Threshold	Target	Maximum

Darius Adamczyk	ICP		$28,000	$2,800,000	$5,600,000
	NQSO	2/14/2020								228,800	$180.92	$180.81	$4,898,608
	PSU	2/14/2020				4,650	37,200	59,520					$7,014,804
	RSU	2/14/2020							11,600				$2,098,672
Gregory P. Lewis	ICP		$7,700	$770,000	$1,540,000
	NQSO	2/14/2020								70,200	$180.92	$180.81	$1,502,982
	PSU	2/14/2020				1,438	11,500	18,400					$2,168,555
	RSU	2/14/2020							3,500				$633,220
Anne T. Madden	ICP		$8,470	$847,000	$1,694,000
	NQSO	2/14/2020								70,200	$180.92	$180.81	$1,502,982
	PSU	2/14/2020				1,438	11,500	18,400					$2,168,555
	RSU	2/14/2020							3,500				$633,220
Rajeev Gautam	ICP		$7,850	$785,000	$1,570,000
	NQSO	2/14/2020								68,600	$180.92	$180.81	$1,468,726
	PSU	2/14/2020				700	11,200	17,920					$2,111,984
	RSU	2/14/2020							3,400				$615,128
John F. Waldron	ICP		$7,200	$720,000	$1,440,000
	NQSO	2/14/2020								57,200	$180.92	$180.81	$1,224,652
	PSU	2/14/2020				581	9,300	14,880					$1,753,701
	RSU	2/14/2020							2,900				$524,668

(1)	Award Type:
ICP = Incentive Compensation Plan (for 2020 performance year, paid in 2021)
NQSO = Nonqualified Stock Option
PSU = Performance Stock Unit (3-year Performance Plan award)
RSU = Restricted Stock Unit
(2)	Represents the minimum level of performance that must be achieved for any amount to be payable.
(3)

The amount in the Target column represents the number of PSUs awarded to the Named Executive Officer in 2020 under the 2016 Stock Incentive Plan. Actual earned PSU awards may range from 0% to 160% based on performance against plan metrics over the performance period ending December 31, 2022. Awards vest 100% in February 2023. 50% of the total number of PSUs earned will be converted to, and paid in, cash. 50% of the earned PSUs shall be paid in shares subject to a minimum one-year holding period.

(4)	Represents the number of RSUs awarded to the Named Executive Officer in 2020 under the 2016 Stock Incentive Plan.
(5)

NQSO awards in this column represent the number of annual stock options awarded to the Named Executive Officers on the Grant Date. These stock options vest in equal annual installments over a period of four years and have a ten-year term. The exercise price is equal to the fair market value of Honeywell stock on the date of grant.

(6)

The grant date fair value of each NQSO in this column was $21.41, calculated in accordance with FASB ASC Topic 718, using the Black-Scholes option valuation model at the time of grant. A more detailed discussion of the assumptions used in the valuation of stock option awards may be found in Note 16 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2020. The grant date fair value of each RSU was $180.92 based on the FMV of Honeywell stock on the Grant Date. The grant date unit value for each PSU with a Grant Date of February 14, 2020 was $188.57, determined based on the fair market value of Honeywell stock on the date of grant of $180.92 for the three internal financial metrics, and a value of $211.53 for the relative TSR metric.

Description of Plan-Based Awards

All NQSO, PSU, and RSU awards granted to the Named Executive Officers in fiscal year 2020 were granted under the Company’s 2016 Stock Incentive Plan and are governed by and subject to the terms and conditions of the 2016 Stock Incentive Plan and the relevant award agreements. A detailed discussion of these long-term incentive awards can be found beginning on page 59 of this Proxy Statement.

| Notice and Proxy Statement | 2021	72

07 |	EXECUTIVE COMPENSATION TABLES

I  OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END

		Option Awards(1)				Stock Awards

Name	Grant Year	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)
Darius Adamczyk	2020	—	228,800	$180.92	2/13/2030	11,844	(3)	$2,519,219
	2020	—	—	—	—	37,983	(4)	$8,078,984
	2019	53,825	161,475	$154.22	2/25/2029	13,262	(5)	$2,820,827
	2019	—	—	—	—	42,895	(6)	$9,123,767
	2018	70,342	70,343	$148.79	2/26/2028	15,175	(7)	$3,227,723
	2018	—	—	—	—	68,938	(8)	$14,663,113
	2017	169,198	56,400	$119.69	2/27/2027	—		—
	2016	105,040	—	$107.42	4/3/2026	—		—
	2016	157,561	—	$98.70	2/24/2026	38,598	(9)	$8,209,795
	2015	157,561	—	$98.93	2/25/2025	—		—
	2014	147,058	—	$89.48	2/26/2024	10,613	(10)	$2,257,385
	2013	42,015	—	$66.43	2/26/2023	—		—
	Total	902,600	517,018			239,308		$50,900,812
Gregory P. Lewis	2020	—	70,200	$180.92	2/13/2030	3,574	(3)	$760,190
	2020	—	—	—	—	11,742	(4)	$2,497,523
	2019	14,200	42,600	$154.22	2/25/2029	3,523	(5)	$749,342
	2019	—	—	—	—	11,397	(6)	$2,424,142
	2018	13,054	13,056	$148.79	2/26/2028	3,945	(11)	$839,102
	2017	19,582	6,528	$119.69	2/27/2027	—		—
	2016	—	—	—	—	3,819	(12)	$812,301
	2016	25,209	—	$98.70	2/24/2026	—		—
	2015	23,107	—	$98.93	2/25/2025	2,002	(13)	$425,825
	2014	21,007	—	$89.48	2/26/2024	—		—
	2013	6,301	—	$66.43	2/26/2023	—		—
	2012	6,301	—	$57.00	2/28/2022	—		—
	Total	128,761	132,384			40,002		$8,508,425
Anne T. Madden	2020	—	70,200	$180.92	2/13/2030	3,574	(3)	$760,190
	2020	—	—	—	—	11,742	(4)	$2,497,523
	2019	14,200	42,600	$154.22	2/25/2029	3,523	(5)	$749,342
	2019	—	—	—	—	11,397	(6)	$2,424,142
	2018	15,979	15,980	$148.79	2/26/2028	3,406	(7)	$724,456
	2018	—	—	—	—	15,734	(8)	$3,346,622
	2017	21,149	7,050	$119.69	2/27/2027	—		—
	2016	28,885	—	$98.70	2/24/2026	6,175	(9)	$1,313,423
	2015	26,259	—	$98.93	2/25/2025	—		—
	2014	21,007	—	$89.48	2/26/2024	—		—
	2013	21,007	—	$66.43	2/26/2023	—		—
	Total	148,486	135,830			55,551		$11,815,698

73	| Notice and Proxy Statement | 2021

07 |	EXECUTIVE COMPENSATION TABLES

		Option Awards(1)				Stock Awards

Name	Grant Year	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)
Rajeev Gautam	2020	—	68,600	$180.92	2/13/2030	3,472	(3)	$738,494
	2020	—	—	—	—	11,436	(4)	$2,432,437
	2019	16,400	49,200	$154.22	2/25/2029	4,041	(5)	$859,521
	2019	—	—	—	—	13,055	(6)	$2,776,799
	2018	21,619	21,620	$148.79	2/26/2028	4,665	(7)	$992,246
	2018	—	—	—	—	13,921	(8)	$2,960,997
	2017	54,832	18,278	$119.69	2/27/2027	—		—
	2016	52,520	—	$108.87	5/1/2026	—		—
	2016	23,107	—	$98.70	2/24/2026	11,523	(14)	$2,450,942
	2015	21,007	—	$98.93	2/25/2025	—		—
	2014	17,856	—	$89.48	2/26/2024	—		—
	2013	8,927	—	$66.43	2/26/2023	—		—
	2012	4,200	—	$57.00	2/28/2022	—		—
	Total	220,468	157,698			62,113		$13,211,435
John F. Waldron	2020	—	57,200	$180.92	2/13/2030	2,961	(3)	$629,805
	2020	—	—	—	—	9,496	(4)	$2,019,799
	2019	13,000	39,000	$154.22	2/25/2029	3,212	(5)	$683,192
	2019	—	—	—	—	10,361	(6)	$2,203,785
	2018	—	—	—	—	5,007	(15)	$1,064,989
	2018	14,883	14,883	$148.79	2/26/2028	3,185	(7)	$677,450
	2018	—	—	—	—	14,215	(8)	$3,023,531
	2017	43,082	14,361	$119.69	2/27/2027	—		—
	2016	33,612	—	$98.70	2/24/2026	7,719	(9)	$1,641,831
	2015	31,511	—	$98.93	2/25/2025	3,201	(10)	$680,853
	2014	21,007	—	$89.48	2/26/2024	6,182	(16)	$1,314,911
	2013	3,938	—	$66.43	2/26/2023	—		—
	Total	161,033	125,444			65,539		$13,940,145

(1)	Stock option grants vest in four installments at the rate of 25% per year beginning on the first anniversary of the date of grant.
(2)	Market value determined using the closing market price of $212.70 per share of common stock on December 31, 2020.
(3)

2020 RSU grants will vest 33% on each of February 14, 2022 and February 14, 2024, with the remaining RSUs vesting on February 14, 2026. The number of RSUs reflected here includes dividend equivalents applied through December 31, 2020, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.

(4)

Represents PSUs issued under the 2020-2022 Performance Plan. Actual payout will be based on final performance against plan metrics for the full three-year cycle. The number of PSUs reflected here includes dividend equivalents applied on the target number of shares through December 31, 2020, which were reinvested as additional unvested PSUs that will vest on the same basis as the underlying PSUs to which they relate.

(5)

2019 RSU grants vest 33% on each of February 26, 2021 and February 26, 2023, with the remaining RSUs vesting on February 26, 2025. The number of RSUs reflected here include dividend equivalents applied through December 31, 2020, which were reinvested as additional RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.

(6)

Represents PSUs issued under the 2019-2021 Performance Plan. Actual payout will be based on final performance against plan metrics for the full three-year cycle. The number of PSUs reflected here includes dividend equivalents applied on the target number of shares through December 31, 2020, which were reinvested as additional unvested PSUs that will vest on the same basis as the underlying PSUs to which they relate.

(7)

A portion of these RSUs vested on February 27, 2020. The remaining RSUs will vest 49% on February 27, 2022, and 51% February 27, 2024. The number of RSUs reflected here include dividend equivalents applied through December 31, 2020, which were reinvested as additional RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.

(8)

Represents the total number of PSUs earned under the 2018-2020 Performance Plan for the three-year performance period of January 1, 2018–December 31, 2020, which vested on February 27, 2021. The number of PSUs reflected here includes dividend equivalents applied on the number of PSUs earned, as if reinvested in additional PSUs over performance period, and vested on the same basis as the underlying PSUs to which they relate. 50% of the PSUs earned were converted to shares of Company common stock and issued to each NEO, subject to the holding period requirements for officers. The remaining 50% of PSUs earned was converted to cash based on the closing price of Honeywell stock on the last day of the performance period and paid to each NEO in the first quarter following the end of the performance period.

(9)

Represents Performance RSUs which achieved a 200% payout percentage based on Honeywell’s TSR performance relative to the Compensation Peer Group over a three-year period of August 1, 2016–July 31, 2019. A portion of these RSUs vested in July 2019, at the end of the three-year performance period, and the remaining RSUs will vest 49% on July 31, 2021, and 51% on July 31, 2023. The number of Performance RSUs reflected here includes dividend equivalents applied through December 31, 2019, which were reinvested as additional unvested Performance RSUs that will be adjusted and vest on the same basis as the underlying Performance RSUs to which they relate.

(10)

33% of these RSUs vested on July 25, 2017, and 33% vested on July 25, 2019. The remaining RSUs will vest on July 25, 2021. The number of RSUs reflected here includes dividend equivalents applied through December 31, 2020, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(11)

These RSUs vested 100% on February 27, 2021. The number of RSUs reflected here includes dividend equivalents applied through December 31, 2020, which were reinvested as additional RSUs that vested based on the same vesting schedule of the RSUs to which they relate.

(12)

A portion of these RSUs vested on October 3, 2019. The remaining RSUs will vest 49% on October 3, 2021, and 51% on October 3, 2023. The number of RSUs reflected here includes dividend equivalents applied through December 31, 2020, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(13)

33% of these RSUs vested on July 31, 2018, and 33% vested July 31, 2020. The remaining RSUs will vest July 31, 2022. The number of RSUs reflected here includes dividend equivalents applied through December 31, 2020, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(14)

Represents Performance RSUs which achieved a 200% payout percentage based on Honeywell’s TSR performance relative to the Compensation Peer Group over a three-year period of August 1, 2016–July 31, 2019. A portion of these RSUs vested in July 2019, at the end of the three-year performance period, and the remaining RSUs will vest 100% on July 31, 2021. The number of Performance RSUs reflected here includes dividend equivalents applied through December 31, 2020, which were reinvested as additional unvested Performance RSUs that will be adjusted and vest on the same basis as the underlying Performance RSUs to which they relate.

(15)

A portion of these RSUs vested on December 6, 2020. The remaining RSUs will vest 49% on December 6, 2022, and 51% on December 6, 2024. The number of RSUs reflected here includes dividend equivalents applied through December 31, 2020, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(16)

33% of these RSUs vested on February 27, 2017, and 33% vested on February 27, 2019. The remaining RSUs vested on February 27, 2021. The number of RSUs reflected here includes dividend equivalents applied through December 31, 2020, which were reinvested as additional RSUs that vested based on the same vesting schedule of the RSUs to which they relate.

| Notice and Proxy Statement | 2021	74

07 |	EXECUTIVE COMPENSATION TABLES

I  OPTION EXERCISES AND STOCK VESTED—FISCAL YEAR 2020

	Option Awards			Stock Awards

Named Executive Officer	Number of Shares Acquired on Exercise(1)		Value Realized on Exercise(2)	Number of Shares Acquired on Vesting(3)		Value Realized on Vesting(4)

Darius Adamczyk	97,162	(5)	$10,436,851	93,375	(6)	$15,539,920
Gregory P. Lewis	3,675	(7)	$342,987	9,984	(8)	$1,450,294
Anne T. Madden	21,007	(9)	$2,010,782	10,025	(10)	$1,554,863
Rajeev Gautam	—		—	26,478	(11)	$4,405,971
John F. Waldron	—		—	24,256	(12)	$4,090,097

(1)	Represents the total number of stock options exercised during 2020 before the sale of option shares to cover the option exercise price, transaction costs and applicable taxes.
(2)

Represents “in the money” value of stock options at exercise calculated as: the difference between the market price at exercise and the exercise price, multiplied by the total number of options exercised. The individual totals may include multiple exercise transactions during the year. Under Honeywell’s Stock Ownership Guidelines, an officer must hold after-tax net gain shares from an options exercise for at least one year before they can be sold (waived upon retirement).

(3)	Represents the total number of RSUs and PSUs that vested during 2020 before share withholding for taxes and transaction costs.
(4)

Represents the total value of RSUs and PSUs at the vesting date calculated at the average of the high and low share price of one share of common stock on the day of vesting multiplied by the total number of units that vested. The individual totals may include multiple vesting transactions during the year. Under Honeywell’s Stock Ownership Guidelines, an officer must hold after-tax net shares from an RSU and PSU vesting for at least one year before they can be sold (waived upon retirement).

(5)

Relates to stock options originally granted in February 2012 with a ten-year term that would have expired in 2022 if not exercised. In connection with the stock option exercise, shares were withheld to cover the exercise price and the applicable taxes due upon exercise with Mr. Adamczyk receiving a total of 34,550 net gain shares. Net gain shares must be held at least one year before they can be sold.

(6)

Upon the vesting of RSUs, after withholding shares to cover applicable taxes, a total of 4,046 net shares were retained. Upon the vesting of PSUs, 43,028 shares were settled in cash, and 23,794 net shares were retained after withholding shares to cover applicable taxes. Net shares must be held at least one year before they can be sold.

(7)

Relates to stock options originally granted in February 2011 with a ten-year term that would have expired in 2021 if not exercised. In connection with the stock option exercise, shares were withheld to cover the exercise price and the applicable taxes due upon exercise with Mr. Lewis receiving a total of 1,275 net gain shares. Net gain shares must be held at least one year before they can be sold.

(8)

After withholding shares to cover applicable taxes and fees due upon the vesting of RSUs, Mr. Lewis retained a total of 5,446 net shares. Net shares must be held at least one year before they can be sold.

(9)

Relates to stock options originally granted in February 2012 with a ten-year term that would have expired in 2022 if not exercised. In connection with the stock option exercise, shares were withheld to cover the exercise price and the applicable taxes due upon exercise with Ms. Madden receiving a total of 7,257 net gain shares. Net gain shares must be held at least one year before they can be sold.

(10)

After withholding shares to cover applicable taxes and fees due upon the vesting of RSUs, Ms. Madden retained a total of 5,541 net shares. Net shares must be held at least one year before they can be sold.

(11)

Upon the vesting of RSUs, after withholding shares to cover applicable taxes, a total of 1,098 net shares were retained. Upon the vesting of PSUs, 12,114 shares were settled in cash, and 5,918 net shares were retained after withholding shares to cover applicable taxes. Net shares must be held at least one year before they can be sold.

(12)

Upon the vesting of RSUs, after withholding shares to cover applicable taxes, a total of 3,831 net shares were retained. Upon the vesting of PSUs, 8,590 shares were settled in cash, and 4,604 net shares were retained after withholding shares to cover applicable taxes. Net shares must be held at least one year before they can be sold.

I  PENSION BENEFITS

The following table provides summary information about the pension benefits that have been earned by the Company’s Named Executive Officers under two pension plans, the Honeywell International Inc. Supplemental Executive Retirement Plan (SERP) and the Honeywell International Inc. Retirement Earnings Plan (REP).

Pension Benefits—Fiscal Year 2020

Named Executive Officer	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefits(1)

Darius Adamczyk	REP	8.7	$143,438
	SERP	12.5	$3,029,101
	Total		$3,172,539
Gregory P. Lewis	REP	14.0	$231,813
	SERP	14.0	$727,682
	Total		$959,495
Anne T. Madden	REP	24.5	$404,951
	SERP	24.5	$1,560,673
	Total		$1,965,624
Rajeev Gautam	REP	42.3	$2,040,231
	SERP	42.3	$5,989,340
	Total		$8,029,571
John F. Waldron	REP	15.8	$260,609
	SERP	15.8	$935,835
	Total		$1,196,444

(1)

The present value of the accumulated retirement benefit for each Named Executive Officer is calculated using a 2.50% discount rate, the projected PRI-2012 mortality table using scale MP-2020 and an immediate retirement age for Mr. Gautam and age 65 for the other Named Executive Officers, the earliest ages at which the Named Executive Officer can retire without an early retirement benefit reduction.

75	| Notice and Proxy Statement | 2021

07 |	EXECUTIVE COMPENSATION TABLES

The SERP and REP benefits depend on the length of each Named Executive Officer’s employment with Honeywell (and companies that have been acquired by Honeywell). This information is provided in the table above under the column titled “Number of Years of Credited Service.” The column in the table above titled “Present Value of Accumulated Benefits” represents a financial calculation that estimates the cash value today of the full pension benefit that has been earned by each Named Executive Officer. It is based on various assumptions, including assumptions about how long each Named Executive Officer will live and future interest rates. Additional details about the pension benefits for each Named Executive Officer include:

•	The REP is a tax-qualified pension plan in which a significant portion of Honeywell’s U.S. employees participate.

•

The REP complies with tax requirements applicable to broad-based pension plans, which impose dollar limits on the amount of benefits that can be provided. As a result, the pensions that can be paid under the REP for higher-paid employees represent a much smaller fraction of current income than the pensions that can be paid to less highly paid employees. We make up for this difference, in part, by providing supplemental pensions through the SERP.

•

All SERP benefits will be paid on the first day of the first month that begins following the 105th day after the later of the officer’s separation from service (as that term is defined in Internal Revenue Code Section 409A) or his or her earliest retirement date.

Pension Benefit Calculation Formulas

Within the REP and the SERP, a variety of formulas are used to determine pension benefits. Different benefit formulas apply for different groups of employees for historical reasons. Generally, as Honeywell has grown through acquisitions, the Company has in many cases retained the benefit formulas under pension plans that were maintained by the companies acquired, in order to provide continuity for employees. The differences in the benefit formulas for our Named Executive Officers reflect this history. The explanation below describes the formulas that are used to determine the amount of pension benefits for each of the Company’s Named Executive Officers under the REP and the SERP.

Name of Formula	Benefit Calculation

REP

• Lump sum equal to (1) 6% of final average compensation (annual average compensation for the five calendar years out of the previous 10 calendar years that produces highest average) times (2) credited service.

UOP

• Annual amount in single life annuity at age 65 equal to the greater of (1) and (2), minus (3), where: (1) is 1.2% of average final compensation (base salary and shift differential for the 36 consecutive calendar months out of the previous 120 consecutive calendar months that produce the highest average) times credited service, plus $144, (2) is 1.5% of average final compensation (base salary, shift differential, overtime, sales commissions, sales bonuses, annual incentive compensation for the 36 consecutive calendar months out of the previous 120 consecutive calendar months that produce the highest average) times credited service, minus 1.5% of estimated Social Security benefit times credited service (to a maximum of 50%), and (3) is any benefits payable under the Union Carbide Corporation Retirement Program.

• The average final compensation components of the formula were frozen, and no amounts earned or paid after December 31, 2015, will be included, except that annual incentive compensation paid in 2016 was included in 2015 compensation for purposes of (2) above.

For the REP formula compensation includes base salary, short-term incentive compensation, payroll-based rewards and recognition and lump sum incentives. Calculations for the UOP formula include the annual incentive compensation in the year earned while the REP formula includes annual incentive compensation in the year paid. The amount of compensation taken into account under the REP is limited by tax rules, but the amount of compensation taken into account under the SERP is not. The 2015 compensation change described above also applies to the compensation taken into account under the SERP.

The benefit formulas above describe the pension benefits in terms of a lump sum cash payment (for the REP formula) or a single life annuity (for the UOP formula). Participants are entitled to receive their benefits in other payment forms, including, for example joint and survivor annuities, period certain annuities and level income payments. However, the value of each available payment form is the same. Based on SERP terms, Mr. Gautam will receive his SERP benefits in the form of an annuity.

The UOP formula also provides for early retirement benefits. A participant is eligible for early retirement if the participant has attained age 50 with at least ten years of vesting service. If the participant retires early, his accrued benefit (other than the Social Security offset portion) is reduced by 0.33% for each month benefits are paid before the participant’s 60th birthday (4% per year).

| Notice and Proxy Statement | 2021	76

07 |	EXECUTIVE COMPENSATION TABLES

As stated above, the pension formula used to determine the amount of pension benefits under each of the plans for our Named Executive Officers (NEO) differs for historical reasons. Also, additional contractual pension benefits have been provided to certain Named Executive Officers as deemed necessary and appropriate at the time of their recruitment to the Company or to retain the executive. The table below describes which formulas are applicable to each of our NEOs.

Name/Formula	Description of Total Pension Benefits

Darius Adamczyk	• Mr. Adamczyk’s pension benefits under the REP and the SERP are determined under the REP formula, with the SERP benefit calculated using all his Honeywell employment as credited service.
Total pension benefit = REP formula benefits

Gregory P. Lewis	• Mr. Lewis’ pension benefits under the REP and the SERP are determined under the REP formula.
Total pension benefit = REP formula benefits

Anne T. Madden Total pension benefit = REP formula benefits	• Ms. Madden’s pension benefits under the REP and the SERP are determined under the REP formula.

Rajeev Gautam Total pension benefit = UOP formula benefits	• Mr. Gautam is currently eligible for early retirement benefits payable under the UOP formula. The value of his benefit payable on December 31, 2020, equals the benefit shown in the table above.

John F. Waldron Total pension benefit = REP formula benefits	• Mr. Waldron’s pension benefits under the REP and the SERP are determined under the REP formula.

77	| Notice and Proxy Statement | 2021

07 |	EXECUTIVE COMPENSATION TABLES

I  NONQUALIFIED DEFERRED COMPENSATION—FISCAL YEAR 2020

Since 2005, Honeywell has taken steps to limit deferred compensation amounts owed to executives by reducing the overall interest rate earned on new deferrals and accelerating the payout of deferred amounts, thereby limiting the period over which interest is earned. These include changing the interest rate accruing on new deferrals under the Honeywell Excess Benefit Plan and Honeywell Supplemental Savings Plan (the SS Plan) and the Honeywell Deferred Incentive Plan (the DIC Plan) from a fixed above-market rate to a rate that changes annually based on the Company’s 15-year cost of borrowing; and requiring payment of the SS Plan or DIC Plan deferrals to begin shortly after termination of employment in a lump sum unless the participant leaves the Company after reaching retirement (age 55 with 10 years of service). In addition, cash dividend equivalents on vested deferred RSUs cannot be deferred and dividend equivalents on unvested RSUs are reinvested in additional RSUs and subject to the same vesting schedule as the underlying RSUs.

Named Executive Officer	Plan	Executive Contributions in Last FY(3)	Registrant Contributions in Last FY(1) (3)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)

Darius Adamczyk	SS Plan(1)	$105,792	$92,568	$163,667	—	$1,524,079
	DIC Plan	$813,000	—	$31,083	—	$1,268,939
	Deferred RSUs(2)	—	—	—	—	—
	Total	$918,792	$92,568	$194,750	—	$2,793,018
Gregory P. Lewis	SS Plan(1)	$113,858	$32,810	$46,670	—	$641,580
	DIC Plan	—	—	$3,210	—	$119,440
	Deferred RSUs(2)	—	—	—	—	—
	Total	$113,858	$32,810	$49,880	—	$761,020
Anne T. Madden	SS Plan(1)	$246,057	$37,837	$299,621	—	$3,501,043
	DIC Plan	$1,102,000	—	$150,636	—	$5,757,602
	Deferred RSUs(2)	—	—	$1,328,624	—	$7,726,615
	Total	$1,348,057	$37,837	$1,778,881	—	$16,985,260
Rajeev Gautam	SS Plan(1)	$41,972	$33,838	$153,231	—	$2,332,295
	DIC Plan	—	—	$16,760	—	$623,673
	Deferred RSUs(2)	—	—	—	—	—
	Total	$41,972	$33,838	$169,991	—	$2,955,968
John F. Waldron	SS Plan(1)	$71,040	$29,384	$39,364	—	$531,852
	DIC Plan	—	—	—	—	—
	Deferred RSUs(2)	—	—	—	—	—
	Total	$71,040	$29,384	$39,364	—	$531,852

All deferred compensation amounts, regardless of the plan, are unfunded and unsecured obligations of the Company and are subject to the same risks as any of the Company’s general obligations.

(1)

For SS Plan deferrals, the Company matching contributions are credited annually no later than the following January 31st if the Named Executive Officer was actively employed or on a disability leave of absence as of December 15th. The value of registrant contributions in the last fiscal year for the SS Plan includes annual matching contributions that were credited to the Named Executive Officers in January 2021 for the 2020 year.

(2)

The value of executive contributions in the last fiscal year is calculated by multiplying the number of deferred RSUs that vested in 2020 by the closing price of a share of common stock on the vesting date (or the next business day following the vesting date). The value of the aggregate balance at the last fiscal year is calculated by multiplying the total number of vested, deferred RSUs on December 31, 2020, by the closing price of a share of common stock on December 31, 2020 ($212.70). This column reflects the following: 34,527 units including dividend reinvestment units and $382,662 in cash for Ms. Madden.

(3)

The following table details the extent to which amounts reported in the contributions and earnings columns are reported in the Summary Compensation Table and amounts reported in the aggregate balance column were reported in the Summary Compensation Table for previous years. In the table above, for the SS Plan, the Aggregate Earnings in Last FY column includes interest credits and changes in the value of the Company Common Stock Fund. The value of the Company Common Stock Fund increases or decreases in accordance with the Company’s stock price and the reinvestment of dividends. In the table above, for the deferred RSUs, the Aggregate Earnings in Last FY column includes dividend equivalent credits and any increase (or decrease) in the Company’s stock price.

Named Executive Officer	Executive Contributions in SCT	Registrant Contributions in SCT	Earnings in SCT	Portion of Aggregate Balance Included in Prior SCTs

Darius Adamczyk	$105,792	$92,568	$ 5,348	$1,922,556
Gregory P. Lewis	$113,858	$32,810	$ 1,454	$ 189,953
Anne T. Madden	$246,057	$37,837	$38,557	$1,389,422
Rajeev Gautam	$ 41,972	$33,838	$ 6,880	$ 333,245
John F. Waldron	$ 71,040	$29,384	$ 940	—

| Notice and Proxy Statement | 2021	78

07 |	EXECUTIVE COMPENSATION TABLES

Honeywell Excess Benefit Plan and Honeywell Supplemental Savings Plan

The Supplemental Savings Plan allows Honeywell executives, including the Named Executive Officers, to defer the portion of their annual base salary that cannot be contributed to the Company’s tax-qualified 401(k) plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code and/or up to an additional 25% of base annual salary for the plan year.

To the extent amounts have not already been matched on a similar basis under the Company’s 401(k) plan, Honeywell matched deferrals posted to the SS Plan at the rate of 87.5% on the first 8% of eligible pay. Matching contributions are always vested and are credited on an annual basis if the participant was actively employed or on a disability leave of absence as of December 15, 2020.

Interest Rate. Participant deferrals for the 2005 plan year and later are credited with a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. The rate is subject to change annually, and for 2020, this rate was 2.76%. Participant deferrals for the 2004 plan year and earlier are credited with a rate of interest, compounded daily, that was set by the Management Development and Compensation Committee (MDCC) before the beginning of each plan year and is fixed until the deferral is distributed. Prior to the 2005 plan year, the MDCC would set the rate at an above-market rate to retain executives. Above-market interest credited on SS Plan deferrals and reflected in the Summary Compensation Table on page 70 includes the difference between market interest rates determined by SEC rules and the interest credited under the SS Plan. Matching contributions are treated as invested in common stock. Dividends are treated as reinvested in additional shares of common stock.

Distribution. Amounts deferred for the 2005 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. For the 2020 plan year and later, a participant can elect to receive five, 10 or 15 installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with 10 years of service; for the 2006 to 2019 plan years, a participant could elect up to ten installments under the same terms.

Except in hardship circumstances, amounts deferred for the 2004 plan year and earlier will be distributed either in January of any subsequent year or in January of the year following termination of employment, as elected by the participant. The participant could elect to receive distributions in a lump sum or up to 15 annual installments.

Participant deferrals to the SS Plan are distributed in cash only. Matching contributions are distributed in shares of common stock.

Amounts deferred for the 2005 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2004 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty of 6%.

Honeywell Salary and Incentive Award Deferral Plan for Selected Employees

The Honeywell DIC Plan allows Honeywell executives, including the Named Executive Officers, to defer all or a portion of their annual cash incentive compensation.

Interest Rate. Beginning in 2005, deferrals are credited with a rate of interest, based on Honeywell’s 15-year borrowing rate which is set annually at the beginning of the year (2.76% for 2020). Amounts deferred for the 2004 plan year and earlier are credited with a rate of interest, compounded daily, that was set by the MDCC before the beginning of each plan year and is fixed until the deferral is distributed. Prior to the 2005 plan year, the MDCC would set the total rate at an above-market rate to retain executives. Above-market interest credited on DIC Plan deferrals and reflected in the Summary Compensation Table on page 70 includes the difference between market interest rates determined by SEC rules and the interest credited under the DIC Plan.

Distribution. Amounts deferred for the 2006 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. For the 2020 plan year and later, a participant can elect to receive five, 10 or 15 installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with 10 years of service; for the 2006 to 2019 plan years, a participant could elect up to 10 installments under the same terms.

Except in hardship circumstances (if permitted), amounts deferred for the 2005 plan year and earlier will be distributed either in January of any year three years after the compensation was earned or in January of the year following termination of the participant’s employment, as elected by the participant. The participant could elect to receive non-hardship distributions in a lump sum or up to 15 annual installments.

Amounts deferred for the 2002 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2001 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty that ranges from 0% to 6% and that is based on the 10-year Treasury bond rate at the beginning of the calendar quarter.

79	| Notice and Proxy Statement | 2021

07 |	EXECUTIVE COMPENSATION TABLES

Deferral of RSUs

The Named Executive Officers may defer the receipt of up to 100% of their RSUs upon vesting based on an election made at the time of grant. The executive may defer payment to:

•	A specific year after the vesting year; or

•	The year following the executive’s termination of active employment.

The executive can also choose to receive payment in a lump sum or up to 15 annual installments and can also elect at the time of grant to accelerate the form and timing of payment following a change in control to a lump sum paid no later than 90 days following the change in control. Cash dividend equivalents on deferred RSUs (determined at the same rate as a regular share of common stock) are converted to additional deferred RSUs as of the dividend payment date and are subject to the same payment schedule and restrictions as the underlying deferred RSUs. For grants made before July 2004, an executive could also defer dividend equivalents in cash and such amounts are credited with interest at a 10% rate, compounded daily, until payment. The practice of deferring dividend equivalents in cash ended in July 2004. Above-market interest related to the deferred dividend equivalents reflected in the Summary Compensation Table on page 70 includes the difference between market interest rates determined by SEC rules and the 10% interest credited by the Company on the pre-July 2004 grants, the terms of which cannot be amended.

Unvested Dividend Equivalents

Cash dividend equivalents on unvested RSUs (determined at the same rate as a regular share of common stock) are converted to additional unvested RSUs as of the dividend payment date and are subject to the same vesting schedule and restrictions as the underlying RSUs.

The terms of the SERP Plan, the SS Plan, the DIC Plan, the deferred RSUs and the unvested dividend equivalents are subject to the requirements of, and regulations and guidance published by, Section 409A of the Internal Revenue Code.

I  POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes the benefits payable to our named executive officers (NEOs) in two circumstances:

•	Termination of Employment

•	Change in Control (CIC)

Senior Severance Plan

These benefits are determined primarily under a plan that we refer to as our Senior Severance Plan. In addition to the Senior Severance Plan, other of our benefits plans, such as our annual incentive compensation plan, also have provisions that impact these benefits.

These benefits ensure that our executives are motivated primarily by the needs of the businesses for which they are responsible, rather than circumstances that are outside the ordinary course of business, i.e., circumstances that might lead to the termination of an executive’s employment or that might lead to a CIC of the Company. Generally, this is achieved by assuring our NEOs that they will receive a level of continued compensation if their employment is adversely affected in these circumstances, subject to certain conditions. We believe that these benefits help ensure that affected executives act in the best interests of our shareowners, even if such actions are otherwise contrary to their personal interests. This is critical because these are circumstances in which the actions of our NEOs may have a material impact upon our shareowners. Accordingly, we set the level and terms of these benefits in a way that we believe is necessary to obtain the desired results. The level of benefit and the rights to benefits are determined by the type of termination event, as described below. We believe that these benefits are generally in line with current market practices and are particularly important as we do not maintain employment agreements with our NEOs.

Benefits provided under the Senior Severance Plan are conditioned on the executive executing a full release of claims and certain non-competition and non-solicitation covenants in favor of the Company. The right to continued severance benefits under the plan ceases in the event of a violation of such covenants. In addition, we would seek to recover severance benefits already paid to any executive who violates such restrictive covenants.

In the case of a CIC, severance benefits are payable only if both parts of the “double trigger” are satisfied. That is, (i) there must be a CIC of our Company, and (ii)(A) the NEO must be involuntarily terminated other than for cause, or (ii)(B) the NEO must initiate the termination of his own employment for good reason. Similarly, the Company also amended its stock incentive plan in 2014 to eliminate automatic single-trigger vesting of all new equity and Performance Plan Unit awards that are rolled-over upon a CIC.

| Notice and Proxy Statement | 2021	80

07 |	EXECUTIVE COMPENSATION TABLES

Summary of Benefits—Termination Events

The following table summarizes the termination of employment and CIC benefits payable to our NEOs. None of these termination benefits are payable to NEOs who voluntarily quit (other than voluntary resignations for good reason after a CIC) or whose employment is terminated by us for cause. The information in the table below assumes, in each case, that termination of employment occurred on December 31, 2020. Pension and nonqualified deferred compensation benefits, which are described elsewhere in this Proxy Statement, are not included in the table below in accordance with applicable SEC rules, even though they may become payable upon the occurrence of the events specified in the table. The effect of a termination of employment or CIC on outstanding stock options, RSUs and PSUs is described in the section below entitled “Impact on Equity-Based Awards.”

Payments and Benefits	Named Executive Officer	Termination by the Company Without Cause	Death	Disability	Change in Control— No Termination of Employment	Change in Control— Termination of Employment by Company Without Cause, By NEO for Good Reason or Due to Disability

Cash Severance (Base Salary + Bonus)	Darius Adamczyk	$13,200,000	—	—	—	$13,200,000
	Gregory P. Lewis	$2,310,000	—	—	—	$3,080,000
	Anne T. Madden	$2,541,000	—	—	—	$3,388,000
	Rajeev Gautam	$2,355,000	—	—	—	$3,140,000
	John F. Waldron	$2,160,000	—	—	—	$2,880,000
ICP (Year of Termination)	Darius Adamczyk	—	—	—	$2,508,000	$2,508,000
	Gregory P. Lewis	—	—	—	$689,000	$689,000
	Anne T. Madden	—	—	—	$758,000	$758,000
	Rajeev Gautam	—	—	—	$503,000	$503,000
	John F. Waldron	—	—	—	$908,000	$908,000
Performance Cash Units	Darius Adamczyk	—	—	—	—	—
	Gregory P. Lewis	—	$766,500	$766,500	—	$766,500
	Anne T. Madden	—	—	—	—	—
	Rajeev Gautam	—	—	—	—	—
	John F. Waldron	—	—	—	—	—
Benefits and Perquisites	Darius Adamczyk	$29,664	—	—	—	$29,664
	Gregory P. Lewis	$12,132	—	—	—	$16,176
	Anne T. Madden	$14,346	—	—	—	$19,128
	Rajeev Gautam	$16,380	—	—	—	$21,840
	John F. Waldron	$11,286	—	—	—	$15,048
All Other-Payments/Benefits	Darius Adamczyk	$144,104	—	—	—	$144,104
	Gregory P. Lewis	$185,619	—	—	—	$185,619
	Anne T. Madden	$284,833	—	—	—	$549,152
	Rajeev Gautam	—	—	—	—	—
	John F. Waldron	$164,280	—	—	—	—
Total	Darius Adamczyk	$13,373,768	—	—	$2,508,000	$15,881,768
	Gregory P. Lewis	$2,507,751	$766,500	$766,500	$689,000	$4,737,295
	Anne T. Madden	$2,840,179	—	—	$758,000	$4,714,280
	Rajeev Gautam	$2,371,380	—	—	$503,000	$3,664,840
	John F. Waldron	$2,335,566	—	—	$908,000	$3,803,048

81	| Notice and Proxy Statement | 2021

07 |	EXECUTIVE COMPENSATION TABLES

Explanation of Benefits—Termination Events

The following describes the benefits that are quantified in the table above assuming the event occurred on December 31, 2020. In regard to each portion of the benefit, the benefits that are paid in the context of a CIC are, except as noted, the same as the benefits paid other than as a result of a CIC.

Benefit/Event	Amount and Terms of Payments (other than upon a Change in Control)	Change in Control Provisions
Severance Benefits-Cash Payment Involuntary termination without cause; CIC termination without cause or by a NEO for good reason.

•  Three years of base salary and bonus for Mr. Adamczyk, and 18 months of base salary and bonus for Messrs. Lewis, Gautam, and Waldron and Ms. Madden.

•  Paid periodically, in cash.

•  Bonus is equal to target percentage of base salary.

•  Payment conditioned upon a general release in favor of the Company, non-compete, non-disclosure (indefinite duration), and non-solicitation covenants (two years for customers and two years for employees) and refraining from certain other misconduct.

•  Three years of base salary and bonus for Mr. Adamczyk, and two years of base salary and bonus for Messrs. Lewis, Gautam, and Waldron and Ms. Madden.

•  Amounts are paid in a lump sum within 60 days following the later of the date of termination or the CIC date.

Annual Bonus for the Year of Termination-Cash Payment Annual ICP Plan bonus is payable to NEOs for the year in which a CIC occurs.	• N/A.

•  Based on achievement of pre-established ICP goals and the MDCC’s assessment of other relevant criteria, for the stub period ending on the CIC (as defined in the ICP Plan) date, prorated through the CIC date.

•  Paid in cash at the time ICP awards are typically paid to Honeywell executives for the year in which a CIC occurs, but only if the employee is actively employed on the payment date, has been involuntarily terminated other than for cause or has terminated employment for good reason.

Performance Cash Units Performance Cash Unit awards are paid out in the event of death, disability and a qualifying termination of employment upon a CIC.

•  Only Mr. Lewis (for the 2018-2020 performance cycle) has a Performance Cash Unit (PCU) award issued prior to becoming an officer of the Company. PCUs are paid out on a pro rata basis upon death or disability. As the 2018-2020 PCU performance cycle has already concluded, any payout would be the full amount earned based on actual performance.

•  Upon a CIC, unvested PCUs remain outstanding to the extent assumed by the successor. Following a CIC, unvested PCUs would vest on a pro rata basis in the event of an involuntary termination other than for cause or a voluntary termination for good reason, within 2 years of the CIC event. For a performance cycle that has already concluded, payout would be based on actual performance. For a performance cycle in progress, the prorated payout would be based on target performance. The “Change in Control-Termination of Employment” column includes the full payout for the 2018-2020 performance cycle for Mr. Lewis.

Certain Benefits and Perquisites Termination of employment without cause; CIC, voluntary termination of employment for good reason.

•  Basic life insurance coverage is continued at Honeywell’s cost for the severance period.

•  Medical and dental benefits are continued during the severance period at active employee contribution rates.

•  Basic life insurance coverage is continued at Honeywell’s cost for the severance period.

•  Medical and dental benefits are continued during the severance period at active employee contribution rates.

| Notice and Proxy Statement | 2021	82

07 |	EXECUTIVE COMPENSATION TABLES

Benefit/Event	Amount and Terms of Payments (other than upon a Change in Control)	Change in Control Provisions
Other Benefits	• Service credit for pension during the first 12 months of the severance period.

•  If employment terminated upon CIC, service credit for pension purposes during the first 12 months of the severance period. Additional 3 years of age & service credit for pension purposes for Ms. Madden under pre-2007 Corporate CIC Severance Plan provisions.

No Excise Tax Gross-Ups

U.S. tax laws may impose an excise tax on employees who receive benefits in connection with a CIC in certain circumstances and subject to certain conditions. In 2009, the Company amended the Senior Severance Plan to eliminate excise tax gross-ups for officers not already eligible for such treatment prior to January 1, 2010. As of December 31, 2020, there were no executive officers remaining with the prior grandfathered treatment. As such, excise tax gross-ups have now been eliminated on a prospective basis.

Impact on Equity-Based Awards

This section describes the impact of a termination of employment or a CIC on outstanding stock options, RSUs and Performance Plan Stock Units (PSUs) held by our NEOs. Additional information about these awards is included in the Outstanding Equity Awards Table on pages 73 and 74 of this Proxy Statement.

The table below shows the in-the-money value of outstanding unvested stock options, RSUs and PSUs held by our NEOs as of December 31, 2020, based on the closing price of a share of common stock as reported on the New York Stock Exchange on that date ($212.70). These awards are scheduled to vest and to expire on various dates in the future. As described below, the vesting of these awards will be accelerated upon death, disability or a qualifying termination of employment following a CIC. Equity awards issued since April 28, 2014, do not automatically vest upon a CIC to the extent assumed or replaced by the successor in the transaction. In addition, stock options will remain outstanding for different periods depending on the circumstances. The value to a NEO of these provisions depends on the vesting period and remaining terms of the awards.

Named Executive Officer	In-the-Money Value of Unvested Stock Options	Unvested RSUs	Unvested PSUs(1)

Darius Adamczyk	$26,455,707	$10,825,154	$40,075,658
Gregory P. Lewis	$6,163,782	$3,586,760	$4,921,665
Anne T. Madden	$6,399,206	$3,547,411	$8,268,287
Rajeev Gautam	$8,139,095	$2,590,261	$10,621,174
John F. Waldron	$6,385,425	$5,051,200	$8,888,945

(1)	Includes the portion of unvested PSUs that would vest upon Death, Disability or a qualifying termination upon Change in Control.

83	| Notice and Proxy Statement | 2021

07 |	EXECUTIVE COMPENSATION TABLES

Termination or CIC Impact On Outstanding Awards

Treatment of outstanding stock plan awards following termination of employment depends on the plan under which the awards were granted, as follows:

Plan	Treatment of Stock Options, RSU and PSUs

2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates

• RSUs become vested in full upon death or disability.

• Following termination of employment, participants (or their beneficiaries) have until the earlier of the original expiration date or the following period in which to exercise vested options:

—  Three (3) years in the event of death, disability or a voluntary or involuntary termination (other than for cause) after qualifying for “early retirement” (age 55 and 10 years of service) or “full retirement” (age 60 and 10 years of service);

—  One (1) year in the case of any other involuntary termination without cause; and

—  Thirty (30) days in the case of a voluntary termination.

   These rules are hereinafter referred to as the “2011 Stock Plan Exercise Rules.”

• Unvested stock options and RSUs do not automatically vest upon a CIC if rolled over or replaced by the successor. Following a CIC, vesting shall only occur if a participant’s employment is terminated, either by the successor without cause or by the participant for good reason (that is, “double trigger” vesting), within two years following a CIC. These rules are hereinafter referred to as the “Double Trigger CIC Rules”.

2016 Stock Incentive Plan of Honeywell International Inc. and its Affiliates

• The Double Trigger CIC Rules apply to unvested stock options and RSUs under this plan. Double trigger vesting also applies to PSUs awarded under this plan, with vesting on a pro rata basis at target for incomplete performance periods, and based on the actual earned award for completed performance cycles, and paid within 90 days of a participant’s termination of employment, either by the successor without cause or by the participant for good reason (that is, “double trigger” vesting), within two years following a CIC.

• The 2011 Stock Plan Exercise Rules apply to vested stock options under this plan.

• There is no acceleration of vesting of awards upon reaching retirement age.

Defined Terms Used in This Section

As used in the Company’s plans, the following terms are assigned the meanings summarized below.

Term	Summary of Definition

Change in Control

• The acquisition of 30% or more of the common stock;

• The purchase of all or part of the common stock pursuant to a tender offer or exchange offer;

• A merger where Honeywell does not survive as an independent, publicly-owned corporation;

• A sale of substantially all of Honeywell’s assets; or

• A substantial change in Honeywell’s Board over a two-year period.

• Additionally, under the Senior Severance Plan, any event that the MDCC, in its discretion, determines to be a Change in Control for purposes of that plan; provided that under the 2011 or 2016 Stock Incentive Plan, each of the events described above would only be a Change in Control if it constitutes a “change in control event” within the meaning of United States Department of Treasury Regulation §1.409A-3(i)(5)(i).

| Notice and Proxy Statement | 2021	84

07 |	EXECUTIVE COMPENSATION TABLES

Term	Summary of Definition

Termination for Cause

• Clear and convincing evidence of a significant violation of the Company’s Code of Business Conduct;

• The misappropriation, embezzlement, or willful destruction of Company property of significant value;

• The willful failure to perform, gross negligence or intentional misconduct of significant duties that results in material harm to the business of the Company;

• The conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised);

• The failure to cooperate fully in a Company investigation or to be fully truthful when providing evidence or testimony in such investigation; or

• Clear and convincing evidence of the willful falsification of any financial records of the Company that are used in compiling the Company’s financial statements or related disclosures, with the intent of violating Generally Accepted Accounting Principles or, if applicable, International Financial Reporting Standards.

Termination for Good Reason

• A material diminution in the NEO’s authority, duties, or responsibilities;

• A material decrease in base compensation;

• A material reduction in the aggregate benefits available to the NEO where such reduction does not apply to all similarly-situated employees;

• Any geographic relocation of the NEO’s position to a location that is more than 50 miles from his or her previous work location;

• Any action that constitutes a constructive discharge; or

• The failure of a successor to assume these obligations under the Senior Severance Plan.

85	| Notice and Proxy Statement | 2021

07 |	EXECUTIVE COMPENSATION TABLES

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the individual identified as our median paid employee and the annual total compensation of Mr. Darius Adamczyk, our Chairman and CEO:

As permitted by the SEC rules, the median employee utilized for the 2020 pay ratio disclosure is the same median employee identified and used for the 2018 CEO pay ratio as there were no changes to our employee population or employee compensation arrangements during 2019 and 2020 that would result in a significant change to our pay ratio disclosure. We most recently identified our median employee using our global employee population as of November 1, 2018 (Determination Date). We collected actual base salary, incentive awards paid, and any overtime paid during the 12-month period ending on the Determination Date. As permitted under SEC rules, we annualized the compensation of all newly hired permanent employees during this period.

To identify the median of the annual total compensation of all our employees, and to determine the annual total compensation of the “median employee”, the methodology and the material assumptions, adjustments and estimates we used were as follows:

•	We considered our global population as of November 1, 2018.

•	Before applying the “De Minimis Exemption” adjustment permitted under SEC rules (described below), our global population consisted of approximately 123,408 individuals

Total U.S. Employees	53,815
Total non-U.S. Employees	69,593	(no exclusions)
Total Global Workforce	123,408

We applied the De Minimis Exemption adjustment to exclude a total of 6,098 employees located in jurisdictions outside the U.S. Such employees represent less than five percent of our Total Global Workforce. The countries and approximate number of Honeywell employees excluded were: Algeria (54), Angola (6), Argentina (267), Azerbaijan (3), Belarus (1), Brazil (768), Bulgaria (229), Colombia (124), Croatia (8), Ecuador (1), Egypt (31), Greece (4), Hungary (214), Indonesia (524), Iraq (10), Israel (30), Jordan (17), Kazakhstan (72), Kenya (13), Kuwait (188), Morocco (131), Pakistan (7), Peru (39), Philippines (135), Portugal (45), Russian Federation (866), Slovakia (1,310), Thailand (561), Tunisia (136), Turkey (242), Ukraine (34), Uzbekistan (4), Venezuela (20), and Vietnam (4).

Total Workforce for Determination of Median Employee:

Total U.S. Employees	53,815
Total non-U.S. Employees	63,495	(excluding 6,098 employees)
Total Global Workforce	117,310

For calendar 2020, our last completed fiscal year:

•	The annual total compensation of the median employee of our Company (other than our CEO) was $64,438; and

•	The annual total compensation of the CEO for purposes of determining the CEO Pay Ratio was $19,075,281.

Based on this information, for 2020, the ratio of the annual total compensation of Mr. Adamczyk, our CEO, to the median of the annual total compensation of all employees was estimated to be 296 to 1.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported here, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

| Notice and Proxy Statement | 2021	86

08 |	PROPOSAL 3: APPROVAL OF INDEPENDENT ACCOUNTANTS

PROPOSAL 3: APPROVAL OF

INDEPENDENT ACCOUNTANTS

The Audit Committee, which consists entirely of independent directors, is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm. The Audit Committee is recommending approval of its appointment of Deloitte & Touche LLP (Deloitte) as independent accountants for Honeywell to audit its consolidated financial statements for 2021 and to perform audit-related services. These services include reviewing our quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. If shareowners do not approve, the Audit Committee will reconsider the appointment.

The Audit Committee and Honeywell’s Board of Directors believe that the continued retention of Deloitte as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareowners. Honeywell has been advised by Deloitte that it will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

INDEPENDENT ACCOUNTING FIRM FEES

Deloitte provided the following audit and other services during 2020 and 2019:

(in millions of $)	2020	2019

Audit Fees	$16.93	$17.88

• Annual integrated audit of the Company’s consolidated financial statements, and internal control over financial reporting, statutory audits of foreign subsidiaries, attest services, consents, issuance of comfort letters, and review of documents filed with the SEC.

Audit-Related Fees	$1.76	$5.64	• Audit-related services in both 2020 and 2019 related primarily to carve out audits and agreed upon procedures.
Tax Fees	—	—	• No tax services in 2020 or 2019.
All Other Fees	—	—
Total Fees	$18.69	$23.52

NON-AUDIT SERVICES

The Audit Committee reviews non-audit services proposed to be provided by Deloitte to determine whether they would be compatible with maintaining Deloitte’s independence. The Audit Committee has established policies and procedures for the engagement of Deloitte to provide non-audit services. Specifically:

•

The Audit Committee reviews and pre-approves an annual budget for specific categories of non-audit services (that are detailed as to the particular services) which Deloitte is to be permitted to provide (those categories do not include any of the prohibited services in the auditor independence provisions of the Sarbanes-Oxley Act of 2002). This review includes an evaluation of the possible impact of the provision of such services by Deloitte on the firm’s independence in performing its audit and audit-related services.

•	The Audit Committee reviews the non-audit services performed by, and amount of fees paid to, Deloitte, by category in comparison to the pre-approved budget.

•

The engagement of Deloitte to provide non-audit services that do not fall within a specific category of pre-approved services, or that would result in the total fees payable to Deloitte in any category to exceed the pre-approved amount, requires the prior approval of the Audit Committee. Between regularly scheduled meetings of the Audit Committee, the Audit Committee Chair may represent the entire committee for purposes of review and approval of any such engagement, and the Chair is required to report on all such interim reviews at the committee’s next regularly scheduled meeting.

87	| Notice and Proxy Statement | 2021

08 |	PROPOSAL 3: APPROVAL OF INDEPENDENT ACCOUNTANTS

AUDIT COMMITTEE REPORT

The Audit Committee consists of the six directors named below. Each member of the Audit Committee is an independent director as defined by applicable SEC rules and stock exchange listing standards.

Management is responsible for Honeywell’s internal controls and preparing the Company’s consolidated financial statements. The Company’s independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Committee is responsible for overseeing the conduct of these activities and, subject to shareowner ratification, appointing the Company’s independent accountants. As stated above and in the Committee’s charter, the Committee’s responsibility is one of oversight. The Committee does not provide any expert or special assurance as to Honeywell’s financial statements concerning compliance with laws, regulations, or generally accepted accounting principles. In performing its oversight function, the Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent accountants.

The Audit Committee reviewed and discussed Honeywell’s consolidated financial statements for the year ended December 31, 2020 with management and the independent accountants for 2020, Deloitte & Touche LLP (Deloitte). Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with Deloitte matters required by the Public Company Accounting Oversight Board and the SEC. The Committee also reviewed, and discussed with management and Deloitte, management’s report and Deloitte’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

Honeywell’s independent accountants provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee discussed with the independent accountants their independence. The Audit Committee concluded that Deloitte’s provision of non-audit services, as detailed in the table on page 87, to the Company and its affiliates is compatible with Deloitte’s independence.

Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Form 10-K for the year ended December 31, 2020, filed with the SEC.

The Audit Committee

George Paz (Chair)

Kevin Burke

D. Scott Davis

Linnet F. Deily

Judd Gregg

Robin Washington

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF DELOITTE AND TOUCHE LLP AS INDEPENDENT ACCOUNTANTS.

| Notice and Proxy Statement | 2021	88

09 |	PROPOSAL 4: SHAREOWNER PROPOSAL—SHAREHOLDER RIGHT TO ACT BY WRITTEN CONSENT

PROPOSAL 4: SHAREOWNER PROPOSAL—

SHAREHOLDER RIGHT TO ACT BY WRITTEN CONSENT

This proposal has been submitted by John Chevedden, 2215 Nelson Ave., No. 205 Redondo Beach, CA 90278 (the beneficial owner of 100 shares of common stock):

Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This includes shareholder ability to initiate any appropriate topic for written consent.

Taking action by written consent in place of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle like the election of a new director.

This proposal topic won 40% support at a previous Honeywell annual meeting. And this was before the shareholder right to call a special in-person shareholder meeting was eliminated by the 2020 pandemic.

Ms. Linnet Deily, the Chair of the Honeywell Governance Committee, seems to have completely overlooked the safeguards that can be built into granting shareholders a right to act by written consent.

The Bank of New York Mellon Corporation (BK) said it adopted written consent in 2019 after 45%-support (clearly less than a majority vote) for a written consent shareholder proposal. And this was a year before the pandemic put an end to in-person shareholder meetings – perhaps forever. It is so much easier for management to conduct an online shareholder meeting that management is now spoiled and will never want to return to an in-person shareholder meeting.

Shareholders need to be able to accomplish more outside of a shareholder meeting due to the onslaught of online shareholder meetings replacing in-person shareholder meetings.

With the near universal use of online annual shareholder meetings starting in 2020 shareholders no longer have the right to discuss concerns with other shareholders and with their directors at a shareholder meeting. Shareholder meetings can now be online meetings which has an inferior format to a Zoom meeting.

Shareholders are also severely restricted in making their views known at online shareholder meetings because all challenging questions and comments can be screened out at an online meeting.

For instance Goodyear management became an example of turning an online shareholder meeting into a mute button meeting. Goodyear management hit the mute button right in the middle of a formal shareholder proposal presentation at its 2020 shareholder meeting. With a deep slumping stock price Goodyear management simply did not want shareholders to hear constructive shareholder criticism.

Shareholders now need to have the option more than ever to take action outside of a shareholder meeting since online shareholder meetings are devoid of significance.

Please vote yes: Shareholder Right to Act by Written Consent–Proposal 4

BOARD RECOMMENDATION

The Honeywell Board recommends that shareowners vote AGAINST this proposal for the following reasons:

Shareowners holding 15% of our outstanding shares already have the right to call a special (either in-person or in a virtual format) at any time.

The Board believes that shareowner action by written consent is unnecessary in light of our shareowners’ right to call special meetings, which can be in-person or virtual, based on the written request of 15% of outstanding shares. Allowing any shareowner, regardless of ownership interest, to initiate a potentially unlimited number of written consent solicitations on any topic at any time could enable a single shareowner to advance its own narrow, parochial interests to the detriment of the majority of shareowners. The 15% threshold required to call a special meeting of shareowners guards against the exertion of undue influence by individual shareowners in pursuit of special interests that may be inconsistent with our shareowners’ long-term best interests. The Board believes the Company’s current governance practices strike the right balance between the rights of shareowners to have a voice in how Honeywell is governed, on the one hand, and protecting against abusive actions that may disrupt the effective management of our Company and be detrimental to shareowner interests, on the other.

89	| Notice and Proxy Statement | 2021

09 |	PROPOSAL 4: SHAREOWNER PROPOSAL—SHAREHOLDER RIGHT TO ACT BY WRITTEN CONSENT

Majority of shareowners with whom we spoke believe that the right to act by written consent is not warranted where shareowners already have the right to call a special meeting.

We have discussed written consent proposals with our largest shareowners as part of our shareowner outreach program in the years when this proposal was raised. The overwhelming majority of those shareowners shared their belief that the right to act by written consent is not warranted where shareowners already have the right to call a special meeting. Since we lowered the threshold for calling a special meeting in 2018 (from 20% to 15%), support for our position has only increased, both in conversations with our largest shareowners and in our annual meeting voting results.

Action by written consent is a less democratic means for shareowners to express their views.

Shareowner meetings are a more democratic way for shareowners to express their views on important financial, governance, or strategic questions related to Honeywell. In a shareowner meeting—whether a regular, annual meeting, or a special meeting called by shareowners holding 15% or more of our shares—voting occurs on a specified date that is publicly announced well in advance of the meeting. All interested parties have an opportunity to express their views and solicit proxies from shareowners. By contrast, action by written consent does not require notice to all shareowners about a proposed action nor does it permit differing views on a particular action or issue to be fully aired and debated. The Board does not believe that it is appropriate for some shareowners to take action affecting all shareowners without first informing all shareowners of the proposed action and allowing all shareowners to voice their views and vote on the proposed action.

In an unsolicited change in control scenario, action by written consent can undermine the Board’s ability to obtain the highest value for existing shareowners.

The prohibition against shareowner action by written consent also encourages a party making an unsolicited takeover bid to negotiate with the Board to reach terms that are fair and in the best interests of all shareowners. The Board is best-positioned to weigh the merits of takeover offers, negotiate on behalf of all shareowners, and protect shareowners from abusive takeover tactics. The ability of shareowners to approve the sale of the company via written consent could result in shareowners receiving less value than they might otherwise receive as the Board may not have an opportunity to assess proposed actions or seek higher-value alternatives. Activist shareowners could also use a written consent solicitation to remove and replace directors and effectively assume control without having to pay a control premium to shareowners.

The right to act by written consent is unnecessary given related Honeywell corporate governance best practices that are already in place.

The shareowner’s proposal should be evaluated in the context of our world-class governance practices that empower and protect the interests of our shareowners, such as:

•	15% threshold for shareowners’ right to call a special meeting of shareowners (reduced from 20% in 2018 in response to shareowner sentiment).

•	The adoption of a proxy access By-laws amendment (instituted in 2015 in response to shareowner sentiment).

•	The ability of shareowners to submit live proposals for presentation at an annual meeting.

•

The establishment of an independent Lead Director role and designation of the Lead Director as a point of contact for shareowner communications (instituted in 2014 in response to shareowner feedback). See “Communicating With the Board” on page 96.

•	The annual election of directors and majority voting in uncontested director elections.

•	The authority of the Lead Director and Chair of the Corporate Governance and Responsibility Committee to call special meetings of the Board at any time for any reason.

•	The elimination of supermajority voting provisions in our charter documents.

•	Shareowner approval of poison pills.

•	Robust shareowner outreach and engagement practices. See “Shareowner Outreach and Engagement” beginning on page 19 for a description of our shareowner engagement activities.

•

Virtual annual meeting format that allows shareowner proponents the opportunity to present their proposal live via audio during the meeting and for shareowners to submit questions before and during the meeting.

Given the actions that Honeywell has taken to protect shareowner value, increase shareowner rights, and ensure director accountability, the Board believes that adoption of the above proposal would not add significant value to the Company’s performance or to shareowners’ interests. It would, instead, have a detrimental effect by providing the means for short-term or individual shareowners to act in their own self-interest by advocating proposals that neither enhance shareowner value nor advance the interests of shareowners as a whole.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

| Notice and Proxy Statement | 2021	90

10 |	ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

OTHER BUSINESS

The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Honeywell has written policies and procedures for approval or ratification of related person transactions. Article eight of Honeywell’s Amended and Restated Certificate of Incorporation provides that a related or interested party transaction shall not be void or voidable if such transaction is duly authorized or ratified by a majority of the disinterested members of the Board. Consistent with SEC rules, a related or interested party transaction includes a transaction between the Company and a director, director nominee or executive officer of the Company or a beneficial owner of more than 5% of the Company’s common stock or any of their respective immediate family members. Furthermore, the Honeywell Code of Business Conduct requires that each director and executive officer report to the Board of Directors on an ongoing basis any relationship or transaction that may create or appear to create a conflict between the personal interests of those individuals (or their immediate family members) and the interests of the Company. A conflict, or appearance of a conflict, might arise, for example, by accepting gifts or loans from a current or potential customer, supplier or competitor, owning a financial interest in, or serving in a business capacity with, an outside enterprise that competes with or does or wishes to do business with the Company, serving as an intermediary for the benefit of a third party in transactions involving the Company, or using confidential Company information or other corporate assets for personal profit.

If a conflict of interest or related party transaction is of a type or a nature that falls within the scope of oversight of a particular Board committee, it is referred to that committee for review. The Board or the responsible committee must review any potential conflict and determine whether any action is required. This includes whether to authorize, ratify or direct the unwinding of the relationship or transaction under consideration, as well as ensure that appropriate controls are in place to protect Honeywell and its shareowners. In making that determination, the Board or responsible committee considers all relevant facts and circumstances, such as:

•	The benefits of the transaction to Honeywell;

•	The terms of the transaction and whether they are arm’s-length and in the ordinary course of the Company’s business;

•	The direct or indirect nature of the related person’s interest in the transaction;

•	The size and expected term of the transaction; and

•	Other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

Each director and officer also completes and signs a questionnaire at the end of each fiscal year to confirm that there are no material relationships or related person transactions between such individuals and the Company other than those previously disclosed to Honeywell. This ensures that all material relationships and related person transactions are identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations.

91	| Notice and Proxy Statement | 2021

10 |	ADDITIONAL INFORMATION

STOCK OWNERSHIP INFORMATION

I  FIVE PERCENT OWNERS OF COMPANY STOCK

The following table lists information about those holders known to Honeywell to be the beneficial owners of 5% or more of our outstanding shares of common stock as of December 31, 2020.

Name and Complete Mailing Address	Number of Shares	Percent of Common Stock Outstanding(3)

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	51,440,932(1)	7.41%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	42,835,736(2)	6.17%

(1)

The information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2021. The Vanguard Group and certain related entities have shared voting power in respect of 1,096,185 shares, sole dispositive power in respect of 48,471,490 shares, and shared dispositive power in respect of 2,969,442 shares.

(2)

The information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 29, 2021. BlackRock, Inc. and certain related entities have sole voting power in respect of 38,218,225 shares and sole dispositive power in respect of 42,835,736 shares.

(3)	Based on 694,494,976 shares of common stock outstanding on March 15, 2021.

I  STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table lists information as of March 15, 2021, about the beneficial ownership of common stock by each director or director nominee, by each executive officer named in the Summary Compensation Table, and by all directors (including nominees) and executive officers of Honeywell as a group. Except as otherwise noted, the individuals listed in the following table have the sole power to vote or transfer the shares reflected in the table.

	Components of Beneficial Ownership (Number of Shares)

Name(1)	Common Stock Beneficially Owned	Right To Acquire(2)	Other Stock- Based Holdings(3)	Total Number of Shares(4)

Darius Adamczyk	140,849	1,105,196	4,187	1,250,232
Duncan B. Angove	—	4,193	3,730	7,923
William S. Ayer	5,082	13,640	3,559	22,281
Kevin Burke	20,011	21,664	10,388	52,063
D. Scott Davis	24,955	16,208	19,682	60,845
Linnet F. Deily	7,509	10,476	17,696	35,681
Deborah Flint	—	1,415	1,521	2,936
Judd Gregg	14,532	19,360	15,593	49,485
Clive Hollick	17,499	19,360	25,951	62,810
Grace D. Lieblein	6,135	19,360	6,590	32,085
Raymond T. Odierno	—	1,184	1,248	2,432
George Paz	19,384	22,432	13,158	54,974
Robin L. Washington	6,115	19,360	9,142	34,617
Gregory P. Lewis	24,656	173,567	1,102	199,325
Anne T. Madden	30,105	195,276	39,940	265,321
Rajeev Gautam	13,244	283,106	2,885	299,235
John F. Waldron	37,065	210,135	936	248,136
All directors, nominees and executive officers as a group, including the above-named persons (22 people)	435,047	2,468,138	179,911	3,083,096

(1)	c/o Honeywell International Inc., 300 S. Tryon St., Suite 600, Charlotte, NC 28202.
(2)

Includes shares which the named individual or group has the right to acquire through the exercise of vested stock options and shares which the named individual or group has the right to acquire through the vesting of restricted stock units and stock options within 60 days of March 15, 2021.

(3)	Includes shares and/or share-equivalents in deferred accounts as to which no voting or investment power exists.
(4)	The total beneficial ownership for any individual and the total beneficial ownership for the group are both less than 1% of the shares of common stock outstanding as of March 15, 2021.

| Notice and Proxy Statement | 2021	92

10 |	ADDITIONAL INFORMATION

I   DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC. Based on the information available to us, we believe that in 2020, and to date in 2021, all applicable Section 16(a) reports were timely filed, except one Form 4 for Grace D. Lieblein and two Form 4s for Robin L. Washington, each of which was related to deferred compensation (Phantom Shares) transactions and was filed late due to administrative errors. In 2021, Vimal Kapur late reported on Form 4 two purchases (totaling 18 shares) and one sale (2 shares) that were transacted in 2019 on his behalf by his investment manager in a managed account without his knowledge or approval.

NOTICE AND ACCESS

The SEC’s “Notice and Access” rule allows companies to deliver a Notice of Internet Availability of Proxy Materials (Notice of Internet Availability) to shareowners in lieu of a paper copy of the Proxy Statement and related materials and the Company’s Annual Report to Shareowners (Proxy Materials). The Notice of Internet Availability provides instructions as to how shareowners can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

Proxy Materials are Available at www.proxyvote.com. You will need to enter the 16-digit control number located on the Notice of Internet Availability or proxy card.

VOTING PROCEDURES

I  METHODS OF VOTING

Shareowners of Record.  If your shares are registered directly in your name with Honeywell’s transfer agent, EQ Shareowner Services, you are considered the shareowner of record of those shares. Shareowners of record can vote via the Internet at www.proxyvote.com, by scanning the QR code with a mobile device, by calling +1 (800) 690-6903, or by signing and returning a proxy card. Votes submitted by Internet, mobile device, or telephone must be received by 11:59 p.m. EDT on May 20, 2021.

Beneficial Owners.  If your shares are held in a stock brokerage account by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these Proxy Materials are being forwarded to you by your bank, broker, trustee or nominee who is considered the shareowner of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote via the Internet or by telephone or mobile device if the bank, broker, trustee or nominee offers these options or by signing and returning a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares. NYSE rules prohibit brokers from voting on Proposal Nos. 1, 2 and 4 without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on those proposals and so will have no effect on the vote.

Brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares. Votes directed by Internet, mobile device or telephone through such a bank, broker, trustee or nominee must be received by 11:59 p.m. EDT on May 20, 2021.

Participants in Honeywell Savings Plans.  Participants in Honeywell stock funds within Honeywell savings plans are considered the beneficial owners of the shares held by the savings plans. The trustee of each savings plan is the shareowner of record for shares held by Honeywell stock funds within that plan. Participants in Honeywell stock funds within Honeywell savings plans can direct the trustee of the relevant plan to vote their shares via the Internet at www.proxyvote.com, by scanning the QR Code with a mobile device, by calling +1 (800) 690-6903, or by signing and returning a proxy card.

The trustee will vote shares as to which no directions are received in the same ratio as shares with respect to which directions have been received from other participants in the relevant plan, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). We encourage you to provide instructions to the trustee regarding the voting of your shares. Directions provided by Internet, mobile device, or telephone must be received by 5:00 p.m. EDT on May 18, 2021.

Your Vote is Very Important to us. Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.

I  CONFIDENTIAL VOTING POLICY

It is our policy that any proxy, ballot or other voting material that identifies the particular vote of a shareowner and contains the shareowner’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law.

93	| Notice and Proxy Statement | 2021

10 |	ADDITIONAL INFORMATION

We may be informed whether or not a particular shareowner has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting shareowner. Under the policy, the inspectors of election at any shareowner meeting will be independent parties unaffiliated with Honeywell.

I  REVOKING YOUR PROXY

Whether you vote or direct your vote by mail, telephone, mobile device, or via the Internet, if you are a shareowner of record or a participant in Honeywell stock funds within Honeywell savings plans, unless otherwise noted, you may later revoke your proxy by:

•	Sending a written statement to that effect to the Corporate Secretary of Honeywell;

•	Submitting a properly signed proxy with a later date;

•

Voting by telephone, mobile device or via the Internet at a later time (if initially able to vote in that manner) so long as such vote or voting direction is received by the applicable date and time set forth above for shareowners of record and participants in Honeywell savings plans; or

•	Voting at the Annual Meeting (except for shares held in the savings plans).

If you hold your shares through a bank, broker, trustee, or nominee and you have instructed the bank, broker, trustee, or nominee to vote your shares, you must follow the directions received from your bank, broker, trustee, or nominee to change those instructions.

I  QUORUM; VOTE REQUIRED; ABSTENTIONS AND BROKER NON-VOTES

The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of common stock entitled to vote at the meeting, either present in person or represented by proxy.

Regarding Proposal No. 1, Honeywell’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of directors.

The affirmative vote of a majority of shares present or represented and entitled to vote on each of Proposal Nos. 2 through 4 is required for approval of these proposals. Abstentions will be counted toward the tabulation of votes present or represented on these proposals and will have the same effect as votes against these proposals. Shares not represented in person or by proxy at the Annual Meeting and broker non-votes will have no effect on the vote outcome of these proposals. While the vote on Proposal No. 2 is advisory and not binding on the Board or the Company, the Board will take into consideration the outcome of the votes when making future decisions regarding executive compensation.

I  RESULTS OF THE VOTE

We will announce preliminary voting results at the Annual Meeting and publish them on our Investor Relations website at investor.honeywell.com. Voting results will also be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on the same website.

I  SHARES OUTSTANDING

At the close of business on March 26, 2021, there were 694,538,006 shares of common stock outstanding. Each share outstanding as of the March 26, 2021, record date is entitled to one vote at the Annual Meeting on each matter properly brought before the meeting.

I  ELIMINATING DUPLICATE MAILINGS

Beneficial owners of common stock who share a single address will receive only one copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, unless their broker, bank, trustee or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial shareowner(s) sharing a single address wish to discontinue householding and receive a separate copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, they may contact Broadridge, either by calling +1 (866) 540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

I  EXPENSES OF SOLICITATION

Honeywell pays the cost of preparing, assembling, and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited by Honeywell officers and employees by telephone or other means of communication. Honeywell pays all costs of solicitation, including certain expenses of brokers and nominees who mail Proxy Materials to their customers or principals.

| Notice and Proxy Statement | 2021	94

10 |	ADDITIONAL INFORMATION

I  ELECTRONIC ACCESS TO THE PROXY MATERIALS

You can elect to receive future Proxy Materials by email, which will save us the cost of producing and mailing documents to you. Shareowners may enroll to receive Proxy Materials electronically as follows:

Shareowners of Record. If you are a registered shareowner, you may request electronic delivery when submitting your vote for this meeting on the Internet at www.proxyvote.com.

Beneficial Holders. If your shares are not registered in your name, check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

PARTICIPATION IN THE ANNUAL MEETING

We will be hosting the Annual Meeting in a virtual-only format. Due to the public health impact of COVID-19, and to support the health and well-being of our shareowners, employees and communities, there will not be an in-person meeting. Any shareowner can instead listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/HON2021, and a transcript of the meeting will be posted after the meeting on our Investor Relations website at investor.honeywell.com. After the Annual Meeting, we will spend up to 30 minutes answering shareowner questions that comply with our Annual Meeting rules of conduct. The questions and responses will be included in the meeting transcript. Shareowners may submit questions before the meeting through www.proxyvote.com and during the meeting through the virtual Annual Meeting web portal. We will respond to appropriately submitted, but unanswered, questions in writing by posting the questions and answers on our Investor Relations website soon after the meeting.

The Annual Meeting webcast will begin promptly at 10:30a.m. EDT. We encourage you to access the Annual Meeting portal prior to the start time.

Materials Needed to Participate in Annual Meeting. You will need the 16-digit control number included on your Notice of Internet Availability, proxy card or voting instruction form (if you received a printed copy of the Proxy Materials) or included in the email to you (if you received your proxy materials by email) in order to access the meeting, vote your shares or submit questions. If you do not have your control number, you will not be able to attend, vote your shares, or submit questions before or during the Annual Meeting. Please contact Honeywell Investor Relations at investorrelations@honeywell.com for assistance if you are unable to locate your control number.

Technical Assistance. There will be technicians ready to assist you with any technical difficulties you may have when trying to access the meeting or submitting questions during the meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Annual Meeting log in page.

SHAREOWNER PROPOSALS AND BOARD NOMINEES

I  SHAREOWNER PROPOSALS FOR 2022 ANNUAL MEETING

In order for a shareowner proposal to be considered for inclusion in Honeywell’s Proxy Statement for the 2022 Annual Meeting of Shareowners pursuant to Rule 14a-8 of the SEC, the proposal must be received at the Company’s offices no later than the close of business on December 11, 2021. Proposals submitted thereafter will be opposed as not timely filed.

If a shareowner intends to present a proposal for consideration at the 2022 Annual Meeting of Shareowners pursuant to the procedures contemplated in Honeywell’s By-laws, outside the processes of SEC Rule 14a-8 or the proxy access provisions in Honeywell’s By-laws, Honeywell must receive notice of such proposal not earlier than January 21, 2022, and not later than February 20, 2022. Otherwise, the proposal will be considered untimely under Honeywell’s By-laws. The notice must contain a brief description of the proposal, the reasons for conducting such business, the name and address of the shareowner, the number of shares of Honeywell’s common stock the shareowner beneficially owns, and any material interest of the shareowner in such business, all as provided in Honeywell’s By-laws. If this information is not supplied as provided in Honeywell’s By-laws, the proposal will not be considered at the 2022 Annual Meeting of Shareowners. In addition, Honeywell’s proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its Proxy Materials.

Any shareowner wishing to submit a shareowner proposal should send notice to: Corporate Secretary, Honeywell, 300 S. Tryon Street, Suite 600, Charlotte, NC 28202.

95	| Notice and Proxy Statement | 2021

10 |	ADDITIONAL INFORMATION

I DIRECTOR NOMINATIONS FOR 2022 ANNUAL MEETING

Proxy Access Nominations.  Honeywell’s By-laws allow a single shareowner or a group of up to 20 shareowners who have held at least 3% of Honeywell stock for at least three years to submit director nominees (the greater of 20% of the Board or two directors) for inclusion in Honeywell’s Proxy Statement if the shareowner(s) and the nominee(s) satisfy the requirements specified in Honeywell’s By-laws. Notice must be received by the Corporate Secretary of Honeywell at 300 S. Tryon Street, Suite 600, Charlotte, NC 28202 not earlier than the 150th day and not later than the close of business on the 120th day prior to the first anniversary of the date the definitive Proxy Statement was first released to shareowners in connection with the preceding year’s Annual Meeting. Honeywell did not receive any such nominations for the 2021 Annual Meeting of Shareowners.

Non-Proxy Access Nominations.  Honeywell’s By-laws state that any shareowner of record entitled to vote at the Annual Meeting who intends to make a nomination for director must notify the Corporate Secretary in writing not more than 120 days and not less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. The notice must meet other requirements contained in the By-laws, a copy of which can be obtained from the Corporate Secretary. Honeywell did not receive any such nominations for the 2021 Annual Meeting of Shareowners.

Shareowner Recommendations.  Shareowners wishing to recommend a director candidate to the CGRC for its consideration should write to the CGRC, in care of Corporate Secretary, Honeywell, 300 S. Tryon Street, Suite 600, Charlotte, NC 28202. To receive meaningful consideration, a recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications in light of the criteria described in this Proxy Statement.

WHERE SHAREOWNERS CAN FIND MORE INFORMATION

I SEC FILINGS AND REPORTS

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports, are available free of charge on our website at investor.honeywell.com (see “SEC Filings”) immediately after they are publicly filed or furnished.

I CORPORATE GOVERNANCE DOCUMENTS

Please visit our website at honeywell.com (see “Investors/Corporate Governance”) to view our governance documents, including our Charter and By-laws, Corporate Governance Guidelines, Code of Business Conduct, and Board committee charters.

I COMMUNICATING WITH MANAGEMENT AND INVESTOR RELATIONS

Our Investor Relations department is the primary point of contact for shareowner interaction with Honeywell. Shareowners should write to or call: Vice President, Investor Relations, Honeywell, 300 S. Tryon Street, Suite 600, Charlotte, NC 28202 or +1 (704) 627-6200.

I COMMUNICATING WITH THE BOARD

Shareowners, as well as other interested parties, may communicate directly with our Lead Director for an upcoming meeting, the non-employee directors as a group, or individual directors by writing to: Corporate Secretary, Honeywell, 300 S. Tryon Street, Suite 600, Charlotte, NC 28202. Honeywell’s Corporate Secretary reviews and promptly forwards communications to the directors as appropriate. Communication involving substantive accounting or auditing matters are forwarded to the Audit Committee Chair. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product or service related inquires; junk mail or mass mailings; resumes or other job-related inquires; spam; and overly hostile, threatening, potentially illegal or similarly unsuitable communications.

I OUR WEBSITE

We encourage our shareowners to visit our website for more information about our financial, corporate governance, corporate responsibility and sustainability policies, practices, and performance.

Visit Our Website at investor.honeywell.com.

By Order of the Board of Directors,

Victor J. Miller

Vice President, Deputy General Counsel, Corporate Secretary, and Chief Compliance Officer

April 9, 2021

| Notice and Proxy Statement | 2021	96

A-1 |	APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

APPENDIX A: RECONCILIATION OF

NON-GAAP FINANCIAL MEASURES

(1) Reconciliation of Cash Provided by Operating Activities to Adjusted Free Cash Flow

($M)	2019	2020

Cash provided by operating activities	$6,897	$6,208
Expenditures for property, plant and equipment	(839)	(906)

Free cash flow	6,058	5,302
Separation cost payments	213	—

Adjusted free cash flow	$6,271	$5,302

We define free cash flow as cash provided by operating activities less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.

(2) Reconciliation of EPS to Adjusted EPS

	2017	2019	2020

Earnings per share of common stock—assuming dilution(1)	$2.00	$8.41	$6.72
Pension mark-to-market expense(2)	0.09	0.13	0.04
Separation costs(3)	0.02	—	—
Separation related tax adjustment(4)	—	—	(0.26)
Impacts from U.S. Tax Reform	5.04	(0.38)
Garrett related adjustment(5)	—	—	0.60

Adjusted earnings per share of common stock—assuming dilution	$7.15	$8.16	$7.10

(1)	Utilizes weighted average shares of 772.1 million, 730.3 million, 711.2 million in 2017, 2019, 2020.
(2)	Pension mark-to-market expense uses a blended tax rate of 23%, 24%, 25% in 2017, 2019, 2020.
(3)	Represents separation costs including net tax impacts of $14 million.
(4)	Represents a separation-related tax adjustment of $186 million ($186 million net of tax) resulting from the favorable resolution of a foreign tax matter related to the spin-off transactions.
(5)

Represents a $427 million adjustment net of tax due to the non-cash charges associated with the reduction in value of reimbursement receivables due from Garrett, net of proceeds from settlement of related hedging transactions.

A-1	| Notice and Proxy Statement | 2021

A-1 |	APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(3) Reconciliation of Segment Profit to Operating Income and Calculation of Segment Profit and Operating Income Margins

($M)	2017	2019	2020

Segment profit	$7,690	$7,739	$6,665
Stock compensation expense(1)	(176)	(153)	(168)
Repositioning, Other(2,3)	(962)	(598)	(641)
Pension and other postretirement service costs(4)	(249)	(137)	(160)

Operating income	$6,303	$6,851	$5,696

Segment profit	$7,690	$7,739	$6,665
÷ Sales	$40,534	$36,709	$32,637

Segment profit margin %	19.0%	21.1%	20.4%

Operating income	$6,303	$6,851	$5,696
÷ Sales	$40,534	$36,709	$32,637

Operating income margin %	15.6%	18.7%	17.5%

(1)	Amounts included in Selling, general and administrative expenses.
(2)	Includes repositioning, asbestos, environmental expenses and equity income adjustment.
(3)	Amounts included in Cost of products and services sold, Selling, general and administrative expenses, and Other income/expense.
(4)	Amounts included in Cost of products and services sold and Selling, general and administrative expenses.

We define segment profit as operating income, excluding stock compensation expense, pension and other postretirement service costs, and repositioning and other charges. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

(4) Reconciliation of Sales to Sales Excluding Spin-off Impact

($M)	2017

Sales	$40,534
Spin-off impact(1)	(7,630)

Sales excluding spin-off impact	$32,904

(1)	Amount computed as the portion of Aerospace and Honeywell Building Technologies sales in 2017 attributable to the Transportation Systems and Homes and Global Distribution spin-off businesses.

(5) Reconciliation of Adjusted Net Income

($M)	2018	2019	2020

Net income attributable to Honeywell	$6,765	$6,143	$4,779
Separation costs, includes net tax impacts	732	—	—
Separation related tax adjustment	—	—	(186)
Pension mark-to-market expense(1)	28	94	33
Impacts from U.S. Tax Reform	(1,494)	(281)	—
Garrett related adjustment(2)	—	—	427

Adjusted net income attributable to Honeywell	$6,031	$5,956	$5,053

(1)	Pension mark-to-market expense uses a blended tax rate of 24%, 24%, 25% in 2018, 2019, 2020.
(2)

Represents a $427 million adjustment net of tax due to the non-cash charges associated with the reduction in value of reimbursement receivables due from Garrett, net of proceeds from settlement of related hedging transactions.

| Notice and Proxy Statement | 2021	A-2

A-1 |	APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(6) Reconciliation of Segment Profit to Operating Income and Calculation of Decremental Margin

($M)	2Q19	3Q19	4Q19	2Q20	3Q20	4Q20

Sales	$9,243	$9,086	$9,496	$7,477	$7,797	$8,900
Segment profit	1,970	1,928	2,032	1,385	1,553	1,879
Stock compensation expense(1)	(34)	(37)	(41)	(34)	(40)	(50)
Repositioning, Other(2,3)	(137)	(109)	(259)	(295)	(161)	(111)
Pension and other postretirement service costs(4)	(37)	(30)	(37)	(38)	(41)	(42)
Operating income	$6,303	$6,851	$5,696	$6,303	$6,851	$5,696

Year-over-year change in Segment Profit				$(585)	$(375)	$(153)
÷ Year-over-year change in Sales				$(1,766)	$(1,289)	$(596)

Decremental Margin				33%	29%	26%

(1)	Amounts included in Selling, general and administrative expenses.
(2)	Includes repositioning, asbestos, environmental expenses and equity income adjustment.
(3)	Amounts included in Cost of products and services sold, Selling, general and administrative expenses, and Other income/expense.
(4)	Amounts included in Cost of products and services sold and Selling, general and administrative expenses.

We define segment profit as operating income, excluding stock compensation expense, pension and other postretirement service costs, and repositioning and other charges. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

(7) Reconciliation of Organic Sales % Change

	1Q20	2Q20	3Q20	4Q20

Reported sales % change	(5)%	(19)%	(14)%	(6)%
Less: Foreign currency translation	(1)%	(1)%	—%	1%
Less: Acquisitions, divestitures and other, net	—%	—%	—%	—%

Organic sales % change	(4)%	(18)%	(14)%	(7)%

We define organic sales percent change as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation, and acquisitions, net of divestitures. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

(8) Reconciliation of SPS Organic Sales % Change

2020

Reported sales % change	6%
Less: Foreign currency translation	—%
Less: Acquisitions, divestitures and other, net	—%

Organic sales % change	6%

We define organic sales percent change as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation, and acquisitions, net of divestitures. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A-3	| Notice and Proxy Statement | 2021

RECENT AWARDS

Corporate Reputation Awards

World’s Most Admired Companies

Fortune Magazine. 2006-2020

America’s Top 100 Most Reputable Companies

Forbes Magazine. 2018-2019

Most Honored Company

Institutional Investor. 2015-2020

Canada’s Best Employers

Forbes Magazine. 2018

Most Innovative In-House Legal Team

Financial Times. 2018

Innovation in Managing Complexity and Scale

Financial Times. 2018

Most Innovative Lawyers Award, Digital Transformation

Financial Times. 2020

Corporate Ethics

Golden Peacock Award. 2018

Top Military Friendly Employer

G.I. Jobs Magazine. 2013-2018

Best Corporations for Veterans Business Enterprises

National Veteran Owned Business Association. 2017

Top 25 Best Places to Work in Mexico

Glassdoor. 2020

Best Business Tools

Newsweek. 2019

Leadership Awards

Most Admired CEO Award, Darius Adamczyk

Charlotte Business Journal. 2020

100 People Transforming Business, Que Dallara

Business Insider, 2020

Best CEO, Darius Adamczyk

Institutional Investor. 2018-2019

Best CFO, Gregory P. Lewis

Institutional Investor. 2019

Global GC 20, Anne T. Madden

Financial Times. 2019

General Council Global 100 Influencer USA, Anne T. Madden

Chambers. 2019

Corporate Social Responsibility Award, Darius Adamczyk

Foreign Policy Association. 2018

Engineering Alumni Award, Darius Adamczyk

Michigan State University. 2018

Diversity Awards

Top 50 Employers List

Minority Engineer Magazine. 2019

Corporate Visionary Award

Latino Corporate Directors Association. 2018

Leadership in the Promotion of Diversity

NJ LEEP. 2018

Top 12 Employer

Women Engineer Magazine. 2018

Women Worth Watching

Diversity Journal. 2005, 2007, 2010-2019

Corporate Board Gender Diversity Award

Executive Women of New Jersey. 2014, 2015, 2017

Best for Vets: Employers

Military Times. 2017, 2019

Most Influential Black Corporate Directors, Robin L. Washington

Savoy Magazine. 2017

Technology Awards

World’s Most Innovative Companies

Fast Company. 2021

Top 100 Global Innovators

Clarivate Analytics. 2018

Global Customer Value Leadership Award

Frost and Sullivan. 2019

Financial Management Awards

Best Investor Relations Program

Institutional Investor. 2012-2015, 2017-2019

Best Investor Relations Professional

Institutional Investor. 2014, 2017-2019

Best Analyst Day/Investor Meetings

Institutional Investor. 2015-2019 / IR Magazine. 2018

Global Top 50 Gold

IR Magazine. 2015, 2017

Best IR in Sector

Institutional Investor. 2014, 2017, 2019

Overall Top Treasury Team

Treasury Today Magazine Adam Smith Awards. 2019

Best Fintech Solution

Treasury Today Magazine Adam Smith Awards. 2019

Corporate Responsibility Awards

World’s Most Ethical Companies

Ethisphere Institute. 2020-2021

Environmental Stewardship Innovator Award

Loyola University Chicago. 2021

Best ESG/SRI Metrics

Institutional Investor. 2018-2019

Top 2018 Corporate Social Responsibility Influence Leaders

Assent Compliance. 2018

Voluntary Protection Program

OSHA and Industrial Commission of Arizona. 2018

Best Safety Organization

Ministry of Labor Thailand. 2018

CSR China Education Award

Central Committee of the Communist Youth League of China. 2018

Invest in Education

Junior Achievement Romania. 2018—2019

Hope Award

National Center for Missing and Exploited Children. 2018

CSR Foundation of the Year Award – Honeywell India

India CSR Summit. 2019

PR Daily’s CSR Awards

‘Cause Advocacy Campaign’ for Safe Water Network. 2019

PR Daily’s CSR Awards Education or Scholarship Program’ for

Honeywell Educators at Space Academy. 2019

Stevie Health, Safety & Environment Program of the Year

Asia, Australia and New Zealand GOLD Award for Safe Water Network Initiative. 2019

Stevie “Corporate Social Responsibility Program of the Year”

Asia, Australia and New Zealand BRONZE Award for Connected Labs Initiative. 2019

North America SABRE Award “Chemicals & Industrial” Finalist

Safe Kids-Malaysia. 2019

| Notice and Proxy Statement | 2021

THE
FUTURE
IS
WHAT
WE
MAKE IT

For more information

www.honeywell.com

© 2021 Honeywell International Inc.
All rights reserved.

Honeywell

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 20, 2021. If you participate in the Honeywell 401(k) Plan or the Honeywell Puerto Rico Savings and Ownership Plan, you must vote these shares no later than 5:00 p.m. EDT on May 18, 2021. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/HON2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 20, 2021. If you participate in the Honeywell 401(k) Plan or the Honeywell Puerto Rico Savings and Ownership Plan, you must vote these shares no later than 5:00 p.m. EDT on May 18, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D28531-P47941-Z78821	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
HONEYWELL INTERNATIONAL INC.	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1.	Election of Directors:
The Board of Directors recommends a vote “FOR” Nominees (A) through (K).
			For	Against
	A. B. C. D. E. F. G. H. I. J. K.	Darius Adamczyk Duncan B. Angove William S. Ayer Kevin Burke D. Scott Davis Deborah Flint Judd Gregg Grace D. Lieblein Raymond T. Odierno George Paz Robin L. Washington	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

The Board of Directors recommends a vote “FOR” Proposals (2) and (3).
							For	Against	Abstain
					2.	Advisory Vote to Approve Executive Compensation.	☐	☐	☐
					3.	Approval of Independent Accountants.	☐	☐	☐
The Board of Directors recommends a vote “AGAINST” Proposals (4).
							For	Against	Abstain
					4.	Shareholder Right To Act By Written Consent.	☐	☐	☐

		Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding Availability of Proxy Materials: The 2021 Notice and Proxy Statement and 2020 Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — —

D28532-P47941-Z78821

PROXY

HONEYWELL

This Proxy is Solicited on Behalf of the Board of Directors of Honeywell International Inc.

Annual Meeting of Shareowners - May 21, 2021

The undersigned hereby appoints Darius Adamczyk, Anne T. Madden, and Victor J. Miller as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on May 21, 2021, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Darius Adamczyk, Duncan B. Angove, William S. Ayer, Kevin Burke, D. Scott Davis, Deborah Flint, Judd Gregg, Grace D. Lieblein, Raymond T. Odierno, George Paz, and Robin L. Washington.

IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSAL 4. PLEASE NOTE: PHONE AND INTERNET VOTING CUTOFF IS 11:59 PM EDT ON May 20, 2021.

This instruction and proxy card is also solicited by the Board of Directors of Honeywell International Inc. (the “Company”) for use at the Annual Meeting of Shareowners on May 21, 2021 by persons who participate in the Honeywell 401(k) Plan or the Honeywell Puerto Rico Savings and Ownership Plan. PHONE AND INTERNET VOTING CUTOFF FOR SAVINGS PLAN PARTICIPANTS IS 5:00 PM EDT ON May 18, 2021.

By signing this instruction and proxy card, or by voting by phone or Internet, the undersigned hereby directs The Northern Trust Company, as Trustee for the Honeywell 401(k) Plan, and Banco Popular, as Trustee for the Honeywell Puerto Rico Savings and Ownership Plan, to vote, as designated herein, all shares of common stock with respect to which the undersigned is entitled to direct the Trustee as to voting under the plan at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on May 21, 2021, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the Meeting and any and all adjournments thereof.

Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Darius Adamczyk, Duncan B. Angove, William S. Ayer, Kevin Burke, D. Scott Davis, Deborah Flint, Judd Gregg, Grace D. Lieblein, Raymond T. Odierno, George Paz, and Robin L. Washington.

IF PROPERLY SIGNED, DATED AND RETURNED, THE SHARES ATTRIBUTABLE TO THE ACCOUNT WILL BE VOTED BY THE TRUSTEE AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSAL 4. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO DIRECTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH DIRECTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLAN, UNLESS CONTRARY TO ERISA.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Please date and sign your Proxy on the reverse side and return it promptly.

FORM OF EMAIL MESSAGE REGARDING PROXY MATERIALS AND VOTING

Subject: Vote Your Shares Now: HONEYWELL INTERNATIONAL INC. Annual Meeting

2021 Annual Meeting May 21, 2021

Important proxy voting material is ready for your action.

This email represents the following share(s):

HONEYWELL INTL - COMMON	123,456,789,012.00000
HONEYWELL 401 (K) PLAN	123,456,789,012.00000
HONEYWELL 401 (K) PLAN (KC - UNION)	123,456,789,012.00000
HONEYWELL PR SAVINGS & OWNERSHIP PLAN	123,456,789,012.00000
HONEYWELL PUERTO RICO SAVINGS & OWNERSHIP PLAN	123,456,789,012.00000
HONEYWELL INTL - SHAREBUILDER	123,456,789,012.00000

Three Ways to Vote

Now via ProxyVote	Vote By May 20, 2021 11:59 P.M. ET

At the Virtual Meeting	For shares held in a Plan, vote by May 18, 2021 5:00 P.M. ET

By Phone 1.800.690.6903	Control Number: 0123456789012345

Important Materials Annual Report Proxy Statement

Attend the Virtual Meeting

For holders as of March 26, 2021